OFFERING CIRCULAR

     Offer to Exchange Common Stock and 11% Senior Secured Subordinated Notes due 2011 for All Outstanding Zero Coupon Convertible Senior
                     Subordinated Debentures due 2018
                                     of
                            SUNBEAM CORPORATION

    -------------------------------------------------------------------
      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
         ON AUGUST 7, 2000, UNLESS EXTENDED OR EARLIER TERMINATED.
    -------------------------------------------------------------------

      SUNBEAM CORPORATION, A DELAWARE CORPORATION ("SUNBEAM"), HEREBY OFFERS (THE "EXCHANGE OFFER"), UPON THE TERMS AND CONDITIONS SET FORTH IN THIS OFFERING CIRCULAR, AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL, TO EXCHANGE $173.00 PRINCIPAL AMOUNT AT MATURITY ($149.06 PRINCIPAL AMOUNT AT ISSUANCE) OF SUNBEAM'S 11% SENIOR SECURED SUBORDINATED NOTES DUE 2011 ("SECURED NOTES") AND 17 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF SUNBEAM ("SUNBEAM COMMON STOCK") FOR EACH $1,000 PRINCIPAL AMOUNT AT MATURITY OF SUNBEAM'S CURRENTLY OUTSTANDING ZERO COUPON CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2018 (CUSIP NOS. 867071 AD4; 867071 AA0 AND 867071 AB8) (THE "ZERO DEBENTURES"). AS OF THE DATE OF THIS OFFERING CIRCULAR, THE ACCRETED VALUE OF THE ZERO DEBENTURES WAS 41.71152% OF FACE VALUE. SUBJECT TO THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER, SUNBEAM WILL ISSUE SECURED NOTES AND SHARES OF SUNBEAM COMMON STOCK IN EXCHANGE FOR ALL ZERO DEBENTURES THAT ARE PROPERLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER. THE EXCHANGE OFFER IS NOT CONDITIONED UPON THE EXCHANGE OF A MINIMUM PRINCIPAL AMOUNT AT MATURITY OF ZERO DEBENTURES. FOR A MORE DETAILED DESCRIPTION OF THE SECURED NOTES AND SUNBEAM COMMON STOCK WE ARE PROPOSING TO ISSUE IN THE EXCHANGE OFFER, PLEASE SEE THE SECTIONS OF THIS OFFERING CIRCULAR CAPTIONED "DESCRIPTION OF SECURED NOTES" AND "DESCRIPTION OF CAPITAL STOCK." THE EXCHANGE OFFER IS OPEN TO ALL HOLDERS OF THE ZERO DEBENTURES AND IS SUBJECT TO CUSTOMARY CONDITIONS. SUBJECT TO APPLICABLE SECURITIES LAWS AND THE TERMS SET FORTH IN THIS OFFERING CIRCULAR, WE RESERVE THE RIGHT TO WAIVE ANY AND ALL CONDITIONS TO THE EXCHANGE OFFER, TO EXTEND THE EXCHANGE OFFER, TO TERMINATE THE EXCHANGE OFFER FOR ANY REASON OR NO REASON AND OTHERWISE TO AMEND THE EXCHANGE OFFER, IN ANY RESPECT.

                          -----------------------

                                 IMPORTANT

      Any Zero Debenture holder desiring to tender all or any portion of such holder's Zero Debentures should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such holder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to American Stock Transfer & Trust Company (the "Exchange Agent") and either deliver the certificates for such Zero Debentures along with the Letter of Transmittal to the Exchange Agent or tender such Zero Debentures pursuant to the procedures for book-entry transfer set forth in the section of this Offering Circular captioned "The Exchange Offer - Procedures for Tendering Zero Debentures" or (ii) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Any holder whose Zero Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Zero Debentures.

      ANY ZERO DEBENTURE HOLDER WHO DESIRES TO TENDER ZERO DEBENTURES BUT
(I) WHOSE CERTIFICATES EVIDENCING SUCH ZERO DEBENTURES ARE NOT IMMEDIATELY AVAILABLE, (II) CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS OFFERING CIRCULAR ON A TIMELY BASIS OR (III) CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER, MAY TENDER SUCH ZERO DEBENTURES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN THE SECTION OF THIS OFFERING CIRCULAR CAPTIONED "THE EXCHANGE OFFER - GUARANTEED DELIVERY PROCEDURES."

 --------------------------------------------------------------------------
  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
              THIS OFFERING CIRCULAR IS TRUTHFUL OR COMPLETE.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
 --------------------------------------------------------------------------

The Exchange Agent for the Exchange Offer is:         The Information Agent for the Exchange Offer is:

AMERICAN STOCK TRANSFER & TRUST COMPANY               MACKENZIE PARTNERS, INC.

                          -----------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF RISKS
        YOU SHOULD CONSIDER BEFORE TENDERING YOUR ZERO DEBENTURES.
                          -----------------------

            The date of this Offering Circular is July 11, 2000.



THE EXCHANGE OFFER IS BEING MADE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(A)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SIMILAR EXEMPTIONS FROM REGISTRATION PROVIDED BY CERTAIN STATE SECURITIES LAWS.

                          -----------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS OFFERING CIRCULAR, OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR (INCLUDING THE DOCUMENTS INCORPORATED HEREIN BY
REFERENCE). IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SUNBEAM.

                          -----------------------

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURED NOTES OR SHARES OF SUNBEAM COMMON STOCK TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                          -----------------------

THIS OFFERING CIRCULAR IS SUBMITTED ON A CONFIDENTIAL BASIS TO THE HOLDERS OF OUR OUTSTANDING ZERO DEBENTURES FOR INFORMATIONAL USE SOLELY IN CONNECTION WITH THEIR CONSIDERATION OF THE EXCHANGE OFFER DESCRIBED HEREIN. ITS USE FOR ANY OTHER PURPOSE IS NOT AUTHORIZED. IT MAY NOT BE COPIED OR REPRODUCED IN WHOLE OR IN PART NOR MAY IT BE DISTRIBUTED OR ANY OF ITS CONTENTS BE DISCLOSED TO ANYONE OTHER THAN THE PROSPECTIVE INVESTORS TO WHOM IT IS SUBMITTED.

                          -----------------------

THIS OFFERING CIRCULAR SUMMARIZES VARIOUS DOCUMENTS AND OTHER INFORMATION. THOSE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DOCUMENTS AND INFORMATION TO WHICH THEY RELATE. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF SUNBEAM AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR IS AS OF THE DATE HEREOF AND NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR THE OFFERING, SALE OR DELIVERY OF ANY SECURED NOTES OR SHARES OF SUNBEAM COMMON STOCK SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF. NO REPRESENTATION IS MADE TO ANY OFFEREE OR PURCHASER OF THE SECURED NOTES AND SUNBEAM COMMON STOCK REGARDING THE LEGALITY OF AN INVESTMENT IN THOSE SECURITIES BY THE OFFEREE OR PURCHASER UNDER ANY APPLICABLE LEGAL INVESTMENT OR SIMILAR LAWS OR REGULATIONS. THE CONTENTS OF THIS OFFERING CIRCULAR ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS OR TAX ADVICE WITH RESPECT TO AN INVESTMENT IN THE SECURED NOTES AND SUNBEAM COMMON STOCK.

                          -----------------------

ALL INQUIRIES RELATING TO THIS OFFERING CIRCULAR AND THE TRANSACTIONS CONTEMPLATED HEREBY SHOULD BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT FOR THE EXCHANGE OFFER, AT THE TELEPHONE NUMBER OR ONE OF THE ADDRESSES LISTED ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR. PROSPECTIVE INVESTORS MAY ALSO OBTAIN ADDITIONAL INFORMATION FROM SUNBEAM WHICH THEY MAY REASONABLY REQUIRE TO VERIFY THE INFORMATION CONTAINED HEREIN. QUESTIONS REGARDING THE PROCEDURES FOR TENDERING IN THE EXCHANGE OFFER AND REQUESTS FOR ASSISTANCE IN TENDERING YOUR ZERO DEBENTURES SHOULD BE DIRECTED TO THE EXCHANGE AGENT AT ONE OF THE TELEPHONE NUMBERS AND ADDRESSES LISTED ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR. REQUESTS FOR ADDITIONAL COPIES OF THIS OFFERING CIRCULAR, SUNBEAM'S FIRST QUARTER 2000 QUARTERLY REPORT ON FORM 10-Q, SUNBEAM'S 1999 ANNUAL REPORT ON FORM 10-K, SUNBEAM'S 2000 ANNUAL MEETING PROXY STATEMENT, OR THE ENCLOSED LETTERS OF TRANSMITTAL AND NOTICES OF GUARANTEED DELIVERY MAY BE DIRECTED TO EITHER THE EXCHANGE AGENT OR THE INFORMATION AGENT AT THE RESPECTIVE TELEPHONE NUMBERS AND ADDRESSES LISTED ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR.

                          -----------------------



                             TABLE OF CONTENTS
                                                                          PAGE

Summary Term Sheet...........................................................1
Summary Description of the Common Stock and Secured Notes...................10
Summary Historical and Pro Forma Financial Information......................14
Risk Factors................................................................19
Use of Proceeds.............................................................31
Capitalization..............................................................31
Ratio of Earnings to Fixed Charges..........................................33
The Exchange Offer..........................................................34
Certain United States Federal Income Tax Considerations.....................44
Unaudited Pro Forma Condensed Consolidated Financial Statements.............48
Selected Historical Financial Data..........................................57
Description of Secured Notes................................................59
Description of Other Indebtedness...........................................92
Description of Capital Stock................................................98
Incorporation of Documents by Reference.....................................99
Cautionary Statements......................................................100
Where You Can Find More Information........................................100



                             SUMMARY TERM SHEET

      Through this Offering Circular and the enclosed letter of transmittal, Sunbeam Corporation is offering to exchange Senior Secured Subordinated Notes due 2011, which we refer to in this Offering Circular as the secured notes, and shares of Sunbeam common stock for all of Sunbeam's outstanding Zero Coupon Convertible Senior Subordinated Debentures due 2018, which we refer to in this Offering Circular as the zero debentures. The following are some of the questions that you may have as a holder of the zero debentures and answers to those questions. The following summary highlights selected information from this Offering Circular and may not contain all the information that you will need to make a decision regarding whether or not to tender your zero debentures in the exchange offer and accept the secured notes and shares of our common stock that we propose to give you. This Offering Circular includes specific terms of the exchange offer, including a description of the secured notes and common stock we are proposing to give you, as well as information regarding our business and some financial data. We encourage you to read carefully this Offering Circular and the documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business included in the section of this Offering Circular captioned "Risk Factors" beginning on page 19.

WHO IS MAKING THE EXCHANGE OFFER?

      The exchange offer is being made by Sunbeam Corporation. Sunbeam is a leading manufacturer and marketer of consumer products sold under the Sunbeam(R), Oster(R), Coleman(R), First Alert(R), Mr. Coffee(R) and other brand names. Our primary business is the manufacture, marketing and distribution of durable household and outdoor consumer products through mass merchandisers, home centers and other channels in the United States and internationally. We also sell our products to commercial end users such as hotels and other institutions. Our products enjoy a long-standing reputation for quality, and a majority of our sales are from products which hold the number one or two market share in their respective product categories.

      Sunbeam's principal executive offices are located at 2381 Executive Center Drive, Boca Raton, Florida 33431. Our main phone number is (561) 912-4100. For further information concerning Sunbeam, please see the section of this Offering Circular captioned "Where You Can Find More Information."

WHAT CLASS OF SECURITIES IS SOUGHT IN THE EXCHANGE OFFER?

      We are offering to acquire all of our currently outstanding Zero Coupon Convertible Senior Subordinated Debentures due 2018 in exchange for newly issued Senior Secured Subordinated Notes due 2011 and shares of our common stock. As of the date of this Offering Circular, $2,014 million aggregate principal amount at maturity of zero debentures was outstanding. For more information regarding the terms of the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer."

WHAT SECURITIES ARE YOU OFFERING TO ISSUE IN EXCHANGE FOR MY ZERO DEBENTURES?

      We are offering to issue $173.00 principal amount at maturity of secured notes ($149.06 principal amount at issuance) and 17 shares of our common stock in exchange for each $1,000 principal amount at maturity of zero debentures that are properly tendered and not withdrawn in the exchange offer. If 100% of the outstanding zero debentures are exchanged in the exchange offer, Sunbeam will issue $348.4 million aggregate principal amount at maturity of secured notes ($300.2 million principal amount at issuance) and 34,238,000 shares of our common stock. The projected principal amount at maturity of the secured notes to be issued in the exchange offer reflects accretion of original issue discount in respect of 85% and 70% of the aggregate interest payable by Sunbeam under the secured notes during years one and two following issuance, respectively, and assumes no prior optional redemptions. On July 7, 2000, the closing price per share of our common stock on the New York Stock Exchange was $3.125.

      The secured notes will be partially cash pay until June 15, 2002, fully cash pay thereafter and mature on June 15, 2011. The secured notes will be senior in right of payment to all of our subordinated debt, including any zero debentures that remain outstanding after the exchange offer. For more information regarding the secured notes and common stock we propose to give you, please see the sections of this Offering Circular captioned "Description of Secured Notes" and "Description of Capital Stock."

      We will not issue fractional shares of Sunbeam common stock in the exchange offer. Instead, any fractional share to which you would otherwise be entitled will be rounded up or down to the nearest whole number of shares. We will not issue "fractional" secured notes in the exchange offer (secured notes will be issued in denominations of $1,000 principal amount at maturity and whole number multiples of $1,000 principal amount at maturity). Instead, any tendering holder of zero debentures who would otherwise be entitled to receive a fractional secured note will receive, at our election, cash (without interest) or shares of our common stock (rounded up or down to the nearest whole number of shares) having a value equal to the principal amount at issuance of the fractional secured note. In the event that we elect to issue shares of our common stock in satisfaction of fractional secured notes, the number of shares you receive will be based on the average closing price of our common stock for the ten trading days immediately preceding the date of issuance.

WHY IS SUNBEAM MAKING THE EXCHANGE OFFER?

      Our Board of Directors believes that two of the major problems we face are our large debt burden and the uncertainty surrounding our ability to satisfy our obligations under the zero debentures, including our obligation to redeem the zero debentures at your request in March 2003 for cash or, at our option, common stock. Given our current financial condition and the restrictions of our senior credit agreement, it is unlikely that we would be able to satisfy these obligations with cash. Redemption by issuing stock would, at today's stock price, result in massive dilution and uncertainty with respect to the control and governance of Sunbeam. For more information regarding the right of zero debenture holders to cause us to redeem their zero debentures, please see the section of this Offering Circular captioned "Description Other Indebtedness - Zero Debentures."

      Our Board also believes that these two major problems are depressing our stock price, which, in addition to other problems, is a disincentive to our management because a large amount of their compensation is in the form of equity. Our Board further believes that current management is doing an excellent job in turning around our businesses, and it is essential to the success of the turnaround to retain current management and reward them with equity upside for excellent performance.

      We are making the exchange offer in an effort to eliminate, or at least reduce, these problems. The exchange offer, if all zero debenture holders were to accept it, would reduce our debt by approximately $516 million, increase our shareholders' equity by approximately $521 million and eliminate the uncertainty about whether we will be able to meet our obligations under the zero debentures. Our Board believes that this should:

     o improve our stock price performance and thereby increase the effective returns on the package of securities provided to the zero debenture holders in the exchange offer,

     o    increase management's incentives,

     o enhance our ability to continue to obtain financing for working capital, new product development, capital expenditures and other needs,

     o    enhance our competitive position, and

     o improve our ability to adjust in a timely fashion to changing market conditions.

      We hope that zero debenture holders will find the exchange offer attractive. The zero debentures are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Although we understand that certain institutions and securities dealers provide quotations for and engage in transactions in the zero debentures, the market for the zero debentures does not seem to be very active or liquid. We believe that the secured notes and common stock we are offering for the zero debentures should be more actively traded, and therefore more liquid, than the zero debentures. We also believe that the package of secured notes and common stock being offered should have a market value higher than the prices at which the zero debentures have recently been quoted between certain institutions and securities dealers. Nevertheless, there can be no assurance that the secured notes or common stock will be actively traded and liquid or at what prices they may trade after the exchange offer.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE EXCHANGE OFFER?

      While our Board believes that the exchange offer is in Sunbeam's best interests, Sunbeam is not making any recommendation regarding whether you should tender your zero debentures in the exchange offer and, accordingly, you must make your own determination as to whether to tender your zero debentures for exchange and accept the secured notes and common stock we propose to give you. We urge you to read carefully this document and the other documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business set forth in the section of this Offering Circular captioned "Risk Factors," and make your own decision.

WHAT SIGNIFICANT DEVELOPMENTS SURROUNDED THE CHANGE IN SUNBEAM MANAGEMENT IN JUNE 1998?

      In June 1998, the Sunbeam Board changed Sunbeam's top management. Significant developments surrounding the management change included the following:

     o Acquisition of slightly less than 80% of The Coleman Company, Inc. in March 1998.

     o Acquisitions of Signature Brands USA Inc. and First Alert, Inc. in April 1998.

     o Substantial borrowing, including the issuance of the zero debentures, to finance those acquisitions and refinance debt, which produced a large debt burden and high leverage.

     o Worsening financial performance in 1998 following announcement of record high results for 1997 (initially reported 1997 results were reduced as a result of Sunbeam's subsequent restatement of its 1997 fiscal year financial statements).

     o Public questioning of the accuracy of Sunbeam's 1997 financial statements.

     o A substantial decrease in the market price of Sunbeam's common stock, which had reached a peak in March 1998.

     o The filing of major lawsuits against Sunbeam and its former management alleging violations of federal and state securities laws.

     o    Commencement of an SEC investigation of Sunbeam.

     o Initiation by the New York Stock Exchange of a review of Sunbeam's continued eligibility for listing.

WHAT SIGNIFICANT STEPS HAVE BEEN TAKEN BY SUNBEAM'S CURRENT MANAGEMENT?

      Current Sunbeam management has taken a number of significant steps to correct the problems of the past, including the following:

     o Restatement of Sunbeam's 1996, 1997 and first quarter 1998 financial statements.

     o A change in Sunbeam's auditors and continued progress in resolution of significant accounting issues.

     o    Continuing defense of the securities law claims against Sunbeam.

     o    Cooperation with the SEC in its investigation.

     o Continued listing of the Sunbeam common stock on the New York Stock Exchange.

     o Significant improvement in financial performance between the twelve-month period ended December 31, 1998 and the twelve-month period ended March 31, 2000, as reflected in the following statistics:

          o Revenues increased 31% from $1,836.9 million to $2,413.1 million;

          o Gross profit increased 1011% from $55.0 million to $611.5 million;

          o Adjusted earnings before income taxes, depreciation and amortization, which we refer to in this Offering Circular as Adjusted EBITDA, increased $341.5 million from $(189.2) million to $152.3 million (Adjusted EBITDA excludes significant and unusual items amounting to $368.7 million in the 1998 period and $112.4 million in the twelve months ended March 31, 2000, as described more fully in our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K); and

          o Working capital decreased by $146.4 million as a result of Sunbeam's cash management efforts, particularly related to accounts payable.

     o Acquisition of the remaining approximately 20% of Coleman not already owned by Sunbeam in January 2000.

     o The ongoing development through Sunbeam's Thalia subsidiary of Home Linking TechnologyTM, or HLTTM, which is designed to allow household products to communicate with each other.

     o The sale of Sunbeam's Eastpak business and the use of substantially all of the net cash proceeds from that sale to repay indebtedness under Sunbeam's senior credit agreement and pay related fees.

     o Successful negotiations of amendments to and waivers under Sunbeam's senior credit agreement, the latest of which expires April 10, 2001.

WHAT RISKS SHOULD I CONSIDER IN DECIDING WHETHER OR NOT TO TENDER MY ZERO DEBENTURES?

      In deciding whether to exchange your zero debentures for secured notes and shares of our common stock, you should consider carefully the discussion of risks and uncertainties affecting our business described in the section of this Offering Circular captioned "Risk Factors" and the section of our 1999 Annual Report on Form 10-K captioned "Significant 1998 Financial and Business Developments," which is incorporated herein by reference. A copy of our 1999 Annual Report on Form 10-K is enclosed with this Offering Circular.

WILL I GIVE UP ANY LEGAL RIGHTS BY TENDERING MY ZERO DEBENTURES?

      Yes. By tendering your zero debentures in the exchange offer, you will be deemed to have released and waived any and all claims you, your successors and your assigns have or may have had against

     o Sunbeam, its subsidiaries, its affiliates and its stockholders, and

     o the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of Sunbeam, its subsidiaries, its affiliates and its stockholders, arising from, related to, or in connection with, your acquisition or ownership of the zero debentures, whether those claims arise under federal or state securities laws or otherwise. For more information regarding the release of these legal claims, please see the section of this Offering Circular captioned "The Exchange Offer - Release of Legal Claims by Tendering Zero Debenture Holders."

IS SUNBEAM PRESENTLY ABLE TO ISSUE THE SECURED NOTES AND COMMON STOCK?

      Yes. The consideration we are proposing to give you in the exchange offer consists of newly issued secured notes and newly issued shares of our common stock. The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act and has not been registered with the SEC. As a result, we are not required to have an effective registration statement on file with the SEC to register the issuance of the secured notes and common stock in the exchange offer and, accordingly, the issuance of these securities need not be delayed pending SEC review of a registration statement filing. In addition, because the 34,238,000 common shares we propose to issue in the exchange offer represent the maximum number of shares that may be issued under the NYSE rules without stockholder approval, we are not required to obtain stockholder approval in order to complete the exchange offer. Although these shares represent in excess of 20% of our currently outstanding common stock (approximately 32%) and such an issuance would ordinarily require stockholder approval, the NYSE agreed with our position that the shares already listed for issuance upon conversion of the zero debentures should not be counted for purposes of the 20% test. Accordingly, provided that none of the events described in the section of this Offering Circular captioned "The Exchange Offer - Conditions to the Exchange Offer" has occurred, Sunbeam expects to be able to issue the exchange offer consideration immediately following the expiration of the exchange offer. For more information regarding the timing of the issuance of secured notes and common stock in the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer - Acceptance of Zero Debentures for Exchange; Delivery of Common Stock and Secured Notes."

WILL THE SECURED NOTES AND COMMON STOCK BE LISTED FOR TRADING?

      The secured notes are not listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association and we do not intend to apply for either listing or quotation. Our common stock is listed for trading on the New York Stock Exchange under the symbol "SOC." For more information regarding the trading markets for the secured notes and common stock we propose to give you, please see the sections of this Offering Circular captioned "Risk Factors - You may not be able to sell the secured notes when you want and, if you do, you may not be able to receive the price you want" and "- You may not be able to sell the common stock when you want and, if you do, you may not be able to receive the price you want" and the section of our 1999 Annual Report on Form 10-K captioned "Market for Registrant's Common Equity and Related Shareholder Matters."

WHAT WILL BE THE FEDERAL INCOME TAX CONSEQUENCES TO ME OF THE EXCHANGE OFFER?

      In general, if you exchange zero debentures for common stock and secured notes in the exchange offer, you will not recognize gain or loss for U.S. federal income tax purposes, subject to the discussion set forth in the section of this Offering Circular captioned "Certain United States Federal Income Tax Considerations." For more information regarding the tax consequences to you of the exchange offer, please see the section of this Offering Circular captioned "Certain United States Federal Income Tax Considerations."

      THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER WILL DEPEND ON YOUR INDIVIDUAL SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THESE TAX CONSEQUENCES.

IS SUNBEAM'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE EXCHANGE OFFER?

      The consideration we are offering to give you in the exchange offer consists of a mixture of secured notes and common stock. Although the secured notes will be senior to the zero debentures, they will be subordinated to all indebtedness under our senior credit agreement and any replacement credit agreements, and effectively subordinated to all liabilities of our subsidiaries, and these obligations are significant. In addition, the completion of the exchange offer will have an effect on our debt service obligations and other related commitments. As a result, detailed historical financial information concerning Sunbeam has been incorporated by reference in this Offering Circular. We have also provided unaudited pro forma condensed consolidated financial statements, which reflect the projected impact on Sunbeam's financial condition of the exchange offer and certain other transactions, and selected consolidated financial information concerning Sunbeam in the sections of this Offering Circular captioned "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Selected Historical Financial Data."

WILL SUNBEAM RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OFFER?

      No.  We will not receive any cash proceeds from the exchange offer.

WHAT ARE THE CONDITIONS TO THE EXCHANGE OFFER?

      THE EXCHANGE OFFER IS NOT CONDITIONED UPON THE EXCHANGE OF A MINIMUM PRINCIPAL AMOUNT AT MATURITY OF ZERO DEBENTURES. THE EXCHANGE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF CUSTOMARY CONDITIONS, WHICH WE MAY WAIVE. If any of these conditions are not satisfied, we will not be obligated to accept any properly tendered zero debentures for exchange. In addition, we may decide to terminate the exchange offer for any reason or no reason and not accept for exchange any tendered zero debentures. For more information regarding the conditions to the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer - Conditions to the Exchange Offer."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE EXCHANGE OFFER?

      You will have until 5:00 p.m., New York City time, on August 7, 2000 to decide whether to tender your zero debentures in the exchange offer. If you cannot deliver the zero debenture certificates and other documents required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offering Circular. For more information regarding the time period for tendering your zero debentures, please see the section of this Offering Circular captioned "The Exchange Offer - Terms of the Exchange Offer; Period for Tendering Zero Debentures."

CAN THE EXCHANGE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

      We can elect to extend the exchange offer in our sole discretion, and we expressly reserve the right to do so. During any extension of the exchange offer, all zero debentures previously tendered and not withdrawn will remain subject to the exchange offer and we may accept them for exchange. For more information regarding our right to extend the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer - Terms of the Exchange Offer; Period for Tendering Zero Debentures."

HOW WILL I BE NOTIFIED IF THE EXCHANGE OFFER IS EXTENDED?

      If we extend the exchange offer, we will issue a press release or another form of public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer. For more information regarding notification of exchange offer extensions, please see the section of this Offering Circular captioned "The Exchange Offer - Terms of the Exchange Offer; Period for Tendering Zero Debentures."

HOW DO I TENDER MY ZERO DEBENTURES?

      To tender your zero debentures, you must deliver the certificates representing your zero debentures, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, the exchange agent for the exchange offer, not later than the time the exchange offer expires. If your zero debentures are held in street name - that is, through a broker, dealer or other nominee - the zero debentures can be tendered by your nominee through The Depository Trust Company. If you cannot provide the exchange agent with all required documents prior to the expiration of the exchange offer, you may obtain additional time to do so by submitting a Notice of Guaranteed Delivery to the exchange agent, which must be certified by a broker, bank or other fiduciary that is a member of the Securities Transfer Agent Medallion Program or another eligible institution guarantee. You must also guarantee that these items will be received by the exchange agent within three New York Stock Exchange trading days. However, for your tender to be valid, the exchange agent must receive the missing items within that three trading-day period. For more information regarding the procedures for tendering your zero debentures, please see the section of this Offering Circular captioned "The Exchange Offer - Procedures for Tendering Zero Debentures."

UNTIL WHEN CAN I WITHDRAW PREVIOUSLY TENDERED ZERO DEBENTURES?

      You can withdraw previously tendered zero debentures at any time until the exchange offer has expired and, if we have not agreed to accept your zero debentures for exchange by September 5, 2000, you can withdraw them at any time after that date until we do accept your zero debentures for exchange. For more information regarding your right to withdraw tendered zero debentures, please see the section of this Offering Circular captioned "The Exchange Offer - Withdrawal of Tenders."

HOW DO I WITHDRAW PREVIOUSLY TENDERED ZERO DEBENTURES?

      To withdraw previously tendered zero debentures, you must deliver a written notice of withdrawal, or a facsimile of one, to the exchange agent, with all information required by the notice of withdrawal completed, while you still have the right to withdraw the zero debentures. For more information regarding the procedures for withdrawing tendered zero debentures, please see the section of this Offering Circular captioned "The Exchange Offer - Withdrawal of Tenders."

WHEN WILL I RECEIVE THE SECURED NOTES AND COMMON STOCK IN EXCHANGE FOR MY ZERO DEBENTURES?

      Subject to the satisfaction or waiver of all conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer for any reason or no reason, in our sole discretion, we will accept for exchange all zero debentures that are properly tendered and not withdrawn prior to the expiration of the exchange offer at 5:00 p.m., New York City time, on August 7, 2000. Promptly following this date, secured notes and shares of common stock will be delivered in exchange for all zero debentures that are properly tendered and not withdrawn. For more information regarding our obligation to issue the secured notes and common stock in exchange for tendered zero debentures, please see the section of this Offering Circular captioned "The Exchange Offer - Acceptance of Zero Debentures for Exchange; Delivery of Common Stock and Secured Notes."

WHAT HAPPENS IF MY ZERO DEBENTURES ARE NOT ACCEPTED FOR EXCHANGE?

      If we decide for any reason not to accept any zero debentures for exchange, we will return the zero debentures to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of zero debentures tendered by book-entry transfer into the exchange agent's account at DTC, as described above, DTC will credit any withdrawn or unaccepted zero debentures to the tendering holder's account at DTC. For more information regarding the withdrawal of tendered zero debentures, please see the sections of this Offering Circular captioned "The Exchange Offer - Terms of the Exchange Offer; Period for Tendering Zero Debentures" and "- Withdrawal of Tenders."

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE EXCHANGE OFFER?

      If you have questions regarding the information in this Offering Circular or the exchange offer generally, please contact MacKenzie Partners, Inc., the information agent for the exchange offer. If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your zero debentures, please contact American Stock Transfer & Trust Co., the exchange agent for the exchange offer. If you would like additional copies of this Offering Circular, our First Quarter 2000 Quarterly Report on Form 10-Q, our 1999 Annual Report on Form 10-K or our 2000 Annual Meeting Proxy Statement, copies of which are enclosed with this Offering Circular, please contact either MacKenzie Partners, Inc. or American Stock Transfer & Trust Co.

      You can call MacKenzie Partners, Inc. collect at (212) 929-5500 or toll-free at (800) 322-2885. You can call American Stock Transfer & Trust Co. at (718) 921-8200. You can also write to MacKenzie Partners, Inc. or American Stock Transfer & Trust Co. at one of the addresses listed on the back cover page of this Offering Circular.

      You can also contact Sunbeam by writing to us at the following address:

                            Sunbeam Corporation
                        2381 Executive Center Drive
                         Boca Raton, Florida 33431
                       Attention: Corporate Secretary
                        Phone number: (561) 912-4100

If you would like more general information about Sunbeam, please visit our website at http://www.sunbeam.com. For more information regarding Sunbeam, please see the section of this Offering Circular captioned "Where You Can Find More Information."


           SUMMARY DESCRIPTION OF THE COMMON STOCK AND SECURED NOTES

      The following summary highlights selected information about the terms of the common stock and secured notes we propose to give you. For a more detailed description of the secured notes and common stock, please refer to the sections of this Offering Circular captioned "Description of Secured Notes" and "Description of Capital Stock."

-------------------------------------------------------------------------------
COMMON STOCK
-------------------------------------------------------------------------------
ISSUER.......................Sunbeam Corporation

EQUITY SECURITIES OFFERED....Up to an aggregate of 34,238,000 newly issued, fully paid and nonassessable shares of common
                             stock, par value $.01 per share, of Sunbeam
                             Corporation.

LISTING......................We have applied for listing on the New York Stock
                             Exchange of the shares of Sunbeam common stock to
                             be issued in the exchange offer. It is a condition
                             to the completion of the exchange offer that
                             these shares be approved for listing, subject to
                             official notice of issuance.

DIVIDENDS....................We stopped paying dividends on our common stock after the first quarter of 1998 and we have no
                             present intention to pay any dividends for the
                             foreseeable future. In addition, our senior
                             credit agreement currently prohibits us from
                             paying cash dividends.

REGISTRATION.................The exchange offer is being extended to you in reliance on the exemption from registration
                             provided by Section 3(a)(9) of the Securities
                             Act and has not been registered with the SEC.
                             The common stock you receive in the exchange
                             offer should be freely tradeable, except by
                             persons who are considered affiliates of
                             Sunbeam, as that term is defined in the
                             Securities Act, or persons who hold zero
                             debentures that were previously held by an
                             affiliate of Sunbeam.

-------------------------------------------------------------------------------
SECURED NOTES
-------------------------------------------------------------------------------

ISSUER.......................Sunbeam Corporation

DEBT SECURITIES OFFERED......Up to $300,207,352 aggregate principal amount at issuance of 11% Senior Secured Subordinated Notes
                             due 2011.

PRINCIPAL AMOUNT AT
MATURITY.....................Up to $348,422,000 (reflects accretion of original issue discount in respect of 85% and 70% of the
                             aggregate interest payable by Sunbeam under the
                             secured notes during years one and two following
                             issuance, respectively, and assumes no prior
                             optional redemptions).

MATURITY DATE................June 15, 2011.

INTEREST.....................Interest on the secured notes will accrue at the rate of 11% per annum and will be payable
                             semiannually on June 15th and December 15th of
                             each year, commencing on December 15, 2000.

                             o     With respect to the first two interest
                                   payment dates, 15% of the interest payable on the secured notes will be paid in cash, to be distributed pro rata to the holders of the secured notes, with the remainder to be an accretion of original issue discount.

                             o     With respect to the third and fourth
                                   interest payment dates, 30% of the
                                   interest payable on the secured notes
                                   will be paid in cash, to be distributed
                                   pro rata to the holders of the secured
                                   notes, with the remainder to be an
                                   accretion of original issue discount.

                             o     Thereafter, all interest payable on the
                                   secured notes will be paid entirely in
                                   cash.

ORIGINAL ISSUE DISCOUNT......The secured notes will be issued with
                             "original issue discount" for United States
                             Federal income tax purposes. Consequently,
                             holders will be required to include amounts in
                             gross income for United States Federal income
                             tax purposes in advance of the receipt of cash
                             attributable to the secured notes. See
                             "Certain United States Federal Income Tax
                             Considerations."

SECURITY.....................Our obligations under the secured notes will be secured by a second-priority lien on the capital
                             stock of our two significant directly owned
                             subsidiaries, Laser Acquisition Corp. and Sunbeam
                             Americas Holdings, Ltd. This capital stock is,
                             however, subject to a first-priority lien in favor
                             of the lenders under our senior credit agreement.
                             This means that, in the event the first-priority lien
                             holders were to sell or foreclose on the collateral
                             securing their claims against Sunbeam, the holders of
                             the secured notes would be entitled to receive any
                             proceeds from the liquidation or sale of the collateral
                             in excess of the amounts owed by Sunbeam to the
                             first-priority lien holders. For more information
                             regarding the terms of the security for the secured
                             notes, see the section of this Offering Circular
                             captioned "Description of the Secured Notes -
                             Second-Priority Security Interest."

RANKING; SUBORDINATION.......The secured notes will be senior to the zero debentures and, to the extent of the value of the
                             collateral for the secured notes, senior to all of our
                             outstanding unsecured indebtedness, including trade
                             payables. The secured notes will be subordinated to all
                             indebtedness under our senior credit agreement and any
                             replacement credit facilities, and effectively
                             subordinated to all liabilities of our subsidiaries.

                             At March 31, 2000, we had approximately $1,621 million of indebtedness outstanding that ranked senior to the zero debentures and will rank senior to the secured notes, and our subsidiaries had approximately $828 million of liabilities, excluding intercompany liabilities, that effectively ranked senior to the zero debentures and will effectively rank senior to the secured notes. Furthermore, Sunbeam's material domestic subsidiaries have each guaranteed Sunbeam's obligations under the senior credit agreement and pledged their assets to secure those guarantees. Any zero debentures not tendered in the exchange offer will rank junior to the secured notes.

LISTING......................The secured notes are not listed for trading on any national securities exchange or
                             authorized to be quoted in any inter-dealer
                             quotation system of any national securities
                             association and we do not intend to apply for
                             either listing or quotation.

OPTIONAL REDEMPTION..........Prior to June 15, 2003, if permitted by our senior credit agreement, we may on one or more
                             occasions redeem up to 35% of the aggregate principal
                             amount of secured notes then outstanding at a
                             redemption price equal to 111% of the aggregate
                             accreted value of the secured notes redeemed, plus
                             accrued and unpaid interest. These redemptions can only
                             be financed with the proceeds of certain sales of our
                             capital stock.

                             Subsequent to June 15, 2005, if permitted by our senior credit agreement, we may redeem some or all of the secured notes at an initial redemption price equal to 105.5% of the aggregate accreted value of the secured notes redeemed, plus accrued and unpaid interest.
                             The redemption price will continue to decline as the maturity date of the secured notes approaches.

                             The terms of our senior credit agreement currently would not permit us to exercise these optional redemption rights.

                             For more details regarding optional redemption of the secured notes, see the section of this Offering Circular captioned "Description of
                             Secured Notes - Optional Redemption."

CHANGE OF CONTROL............In the event of a change of control of Sunbeam, we will be required to make an offer to purchase all
                             outstanding secured notes at a purchase price
                             equal to 101% of the aggregate accreted value
                             of all secured notes outstanding on the date
                             of purchase, plus accrued and unpaid interest.
                             We may not have sufficient funds available at
                             the time of any change of control to make any
                             required debt repayment - including
                             repurchases of the secured notes - and the
                             terms of our senior credit agreement would not
                             currently permit us to make these payments.
                             For additional information regarding what
                             events would constitute a change of control,
                             see the section of this Offering Circular
                             captioned "Description of Secured Notes -
                             Repurchase at the Option of Holders - Change
                             of Control."

COVENANTS....................In general, so long as a particular transaction is permitted under the terms of
                             our senior credit agreement, or any agreement
                             entered into in connection with a refinancing
                             of or amendment or waiver under our senior
                             credit agreement, and indebtedness remains
                             outstanding under our senior credit agreement,
                             including pursuant to any amendment or waiver
                             thereunder or any such refinancing agreement,
                             then the terms of the secured notes will also
                             permit the transaction. The terms of the
                             secured notes will, however, restrict our
                             ability, among other things, to:

                             o utilize the proceeds of certain sales of our assets; and

                             o engage in certain transactions resulting in a change of control of Sunbeam.

                             These limitations are subject to a number of important qualifications and exceptions. For further information regarding the restrictions imposed on us by the terms of the secured notes, see the sections of this Offering
                             Circular captioned "Description of Secured
                             Notes - Repurchase at the Option of Holders" and "- Merger and Consolidation."

REGISTRATION.................The exchange offer is being extended to you in reliance on the exemption from registration
                             provided by Section 3(a)(9) of the Securities
                             Act and has not been registered with the SEC.
                             The secured notes you receive in the exchange
                             offer should be freely tradeable, except by
                             persons who are considered affiliates of
                             Sunbeam, as that term is defined in the
                             Securities Act, or persons who hold zero
                             debentures that were previously held by an
                             affiliate of Sunbeam.


           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

      The following summary historical financial information is derived from our audited consolidated financial statements and unaudited condensed consolidated financial statements which are incorporated by reference in this Offering Circular. The following summary pro forma financial information is derived from our unaudited pro forma condensed consolidated financial statements included in the section of this Offering Circular captioned "Unaudited Pro Forma Condensed Consolidated Financial Statements."

      The following unaudited pro forma condensed consolidated financial information was prepared to give effect to the following "Pro Forma Transactions":

o the exchange of all of the outstanding zero debentures for $348.4 million principal amount at maturity of secured notes ($300.2 million principal amount at issuance) and 34.2 million shares of our common stock;

o the issuance to the lenders under our senior credit agreement of 4.5 million shares of our common stock as payment for their risk adjustment fee; and

o the January 6, 2000 completion of the Coleman merger and resulting acquisition of the Coleman common stock held by the former Coleman public stockholders for approximately $44 million in common stock, $14 million in warrants and $88 million in cash, including expenses.

      The unaudited pro forma condensed consolidated balance sheet data as of March 31, 2000 gives pro forma effect to the proposed exchange offer and the issuance of 4.5 million shares of our common stock to the lenders under our senior credit agreement as if they had occurred on March 31, 2000. The unaudited condensed consolidated statement of operations data for the year ended December 31, 1999 and the three months ended March 31, 2000 gives effect to the Pro Forma Transactions as if they had occurred on January 1, 1999, the beginning of Sunbeam's 1999 fiscal year. No pro forma adjustments are presented for the completion of the Coleman merger for the period as of and ended March 31, 2000 since the transaction occurred at the beginning of such period. Also, pro forma net losses are from continuing operations and do not include extraordinary items.

      The unaudited pro forma condensed consolidated financial information does not include pro forma adjustments relating to the sale of our Eastpak business because the effects of that transaction are not significant.

      The pro forma adjustments are based upon available information and certain assumptions that Sunbeam believes are reasonable under the circumstances.

      The summary unaudited pro forma financial information is not necessarily indicative of what our results would have been if the Pro Forma Transactions actually had occurred as of the dates indicated or of what our future operating results will be.

      This summary financial information should be read in conjunction with the unaudited condensed consolidated financial statements of Sunbeam set forth in our First Quarter 2000 Quarterly Report on Form 10-Q, the audited consolidated financial statements of Sunbeam set forth in our 1999 Annual Report on Form 10-K and the sections of our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K, in each case, captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is incorporated herein by reference, and the section of this Offering Circular captioned "Unaudited Pro Forma Condensed Consolidated Financial Statements." Copies of our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K are enclosed with this Offering Circular.

      While reviewing the historical and pro forma financial information, please note the following:

o For the fiscal year ended December 31, 1999 we incurred an asset impairment charge of $52.0 million, fixed asset and inventory charges of $15.0 million, and $27.3 million in charges related to Year 2000 and systems initiatives expenses. Results for the fiscal year also include $26.2 million of other significant and unusual charges.

o We accounted for the March 30, 1998 acquisition of a controlling interest in Coleman, the January 6, 2000 acquisition of the remaining interest in Coleman and the April 6, 1998 acquisitions of First Alert and Signature Brands under the purchase method of accounting. Accordingly, our consolidated financial statements include the financial position and results of operations of each of the acquired companies from the respective dates of acquisition.

o For the fiscal year ended December 31, 1998 we took an extraordinary charge of $122.4 million related to the early extinguishments of debt and took other charges of:

      o    $70.0 million related to issuance of the warrants;

      o    $62.5 million related to the write-off of goodwill;

      o    $39.4 million related to fixed asset impairments;

      o $34.4 million related to compensation expense for the employment agreements with our former Chairman and Chief Executive Officer and two other former senior officers of Sunbeam;

      o    $95.8 million related to the write-downs of inventory;

      o    $28.1 million related to purchase accounting adjustments;

      o    $20.4 million of restatement related expenses;

      o $10.0 million related to Year 2000 and systems initiatives expenses; and

      o    $8.1 million of other significant and unusual charges.

o For the fiscal year ended December 28, 1997, we reversed $28.0 million of pre-tax liabilities no longer required and $13.3 million of tax liabilities no longer required.

o For the fiscal year ended December 29, 1996, we took restructuring, asset impairment and other charges of $239.2 million before taxes.

o For the three months ended March 31, 1999, we took $8.1 million in charges related to Year 2000 and systems initiatives expenses.

In computing the ratio of earnings to fixed charges:

o earnings represent income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized); and

o fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense.

For the fiscal year ended December 29, 1996, December 31, 1998, December 31, 1999 and the three months ended March 31, 1999 and March 31, 2000, historical earnings were insufficient to cover fixed charges by $262.2 million, $797.1 million, $294.5 million, $57.9 million and $57.9 million, respectively. For the fiscal year ended December 31, 1999 and the three months ended March 31, 2000, on a pro forma basis, earnings were insufficient to cover fixed charges by $306.0 million and $57.5 million, respectively.

                                                                             FISCAL YEARS ENDED
                                                                                (IN THOUSANDS)
                                                            ---------------------------------------------------------------------
                                                            DECEMBER 31,  DECEMBER 29,  DECEMBER 28,   DECEMBER 31,   DECEMBER 31,
                                                                1995          1996         1997          1998           1999
                                                                ----          ----         ----          ----           ----
STATEMENT OF OPERATIONS DATA
      Net sales............................................. $1,016.9    $   984.2    $  1,073.1    $   1,836.9     $   2,398.0
      Cost of goods sold....................................    809.1        896.9         831.0        1,781.9         1,793.4
      Selling, general and administrative expense...........    137.5        221.7         152.6          725.0           701.2
      Restructuring, and asset impairment (benefit)                --        110.1        (14.6)             --              --
        charges.............................................
                                                            ---------    ---------    ----------    -----------     -----------
      Operating earnings (loss)............................. $   70.3    $ (244.5)    $    104.1    $   (670.0)     $    (96.6)
                                                            =========    =========    ==========    ===========     ===========
      Earnings (loss) from continuing operations before
          extraordinary charge.............................. $   37.6    $ (170.2)    $     52.3    $   (775.5)     $   (299.5)
      Earnings from discontinued operations,
          net of taxes .....................................     12.9          0.8            --             --              --
      Loss on sale of discontinued operations,
          net of taxes .....................................       --       (39.1)        (14.0)             --              --
      Extraordinary charge from early extinguishments of
          debt..............................................       --           --            --        (122.4)              --
                                                            ---------    ---------    ----------    -----------     -----------
      Net earnings (loss) .................................. $   50.5    $ (208.5)    $     38.3    $   (897.9)     $   (299.5)
                                                            =========    =========    ==========    ===========     ===========

PER SHARE DATA:
      Weighted average common shares outstanding:
            Basic...........................................     81.6         82.9          84.9           97.1           100.7
            Diluted.........................................     82.8         82.9          87.5           97.1           100.7
      Earnings (loss) per share from continuing
          operations before extraordinary charge:
            Basic........................................... $   0.46    $  (2.05)    $     0.62    $    (7.99)     $    (2.97)
            Diluted ........................................     0.45       (2.05)          0.60         (7.99)          (2.97)
      Net earnings (loss) per share:
            Basic...........................................     0.62       (2.51)          0.45         (9.25)          (2.97)
            Diluted.........................................     0.61       (2.51)          0.44         (9.25)          (2.97)
      Cash dividends declared per share.....................     0.04         0.04          0.04           0.01              --

OTHER DATA:
      Ratio of earnings to fixed charges....................     4.7x           --          7.2x             --              --
      EBITDA(1)............................................. $  114.2    $ (200.8)    $    143.8    $   (557.9)     $      39.0
      Adjusted EBITDA(2)....................................    114.2         38.4         171.8        (189.2)           151.7
      Depreciation and Amortization.........................     44.2         47.4          39.8          107.9           132.0
      Capital Expenditures..................................    140.1         75.3          60.5           53.7            90.2

BALANCE SHEET DATA (AT PERIOD END):
      Working capital....................................... $  411.7    $   359.9    $    369.1    $     488.5     $     311.7
      Total assets..........................................  1,158.7      1,059.4       1,058.9        3,405.5         3,132.3
      Long-term debt, less current portion..................    161.6        201.1         194.6        2,142.4         2,164.0
      Shareholders' equity (deficiency).....................    601.0        415.0         472.1          260.4          (59.3)



                                                                                                     THREE MONTHS ENDED
                                                                                                       (IN THOUSANDS)
                                                            ------------    ---------------------------------------------------
                                                            DECEMBER 31,                                              MARCH 31,
                                                               1999              MARCH 31,       MARCH 31,             2000
                                                            PRO FORMA             1999             2000              PRO FORMA
                                                            ---------             ----             ----              ---------
STATEMENT OF OPERATIONS DATA
      Net sales.............................................$   2,398.0       $   523.9     $        539.1        $    539.1
      Cost of goods sold....................................    1,794.9           397.5              405.8             405.8
      Selling, general and administrative expense...........      703.8           141.2              135.8             135.8
      Restructuring, and asset impairment (benefit)
        charges.............................................         --              --                 --                --
                                                            -----------       ---------     --------------        ----------
      Operating earnings (loss).............................$   (100.7)       $  (14.8)     $        (2.5)        $    (2.5)
                                                            ===========       =========     ==============        ==========
      Earnings (loss) from continuing operations before
          extraordinary charge..............................$   (296.6)       $  (60.7)     $       (59.4)        $   (59.0)
      Earnings from discontinued operations,
          net of taxes .....................................         --              --                 --                --
      Loss on sale of discontinued operations,
          net of taxes .....................................         --              --                 --                --
      Extraordinary charge from early extinguishments of
          debt..............................................         --              --                 --                --
                                                            -----------       ---------     --------------        ----------
      Net earnings (loss) ..................................$   (296.6)       $  (60.7)     $       (59.4)        $   (59.0)
                                                            ===========       =========     ==============        ==========

PER SHARE DATA:
      Weighted average common shares outstanding:
            Basic...........................................      146.2           100.7              107.1             145.8
            Diluted.........................................      146.2           100.7              107.1             145.8
      Earnings (loss) per share from continuing
          operations before extraordinary charge:
            Basic...........................................$    (2.03)       $  (0.60)     $       (0.55)        $   (0.40)
            Diluted ........................................     (2.03)          (0.60)             (0.55)            (0.40)
      Net earnings (loss) per share:
            Basic...........................................     (2.03)          (0.60)             (0.55)            (0.40)
            Diluted.........................................     (2.03)          (0.60)             (0.55)            (0.40)
      Cash dividends declared per share.....................         --              --                 --                --

OTHER DATA:
      Ratio of earnings to fixed charges....................         --              --                 --                --
      EBITDA(1).............................................$      39.0       $    17.7     $         27.3        $     27.3
      Adjusted EBITDA(2)....................................      151.7            25.8               27.3              27.3
      Depreciation and Amortization.........................      136.1            32.4               32.5              32.5
      Capital Expenditures..................................       90.2            17.1               16.1              16.1

BALANCE SHEET DATA (AT PERIOD END):
      Working capital.......................................$     322.8       $   504.0     $        342.1        $    342.1
      Total assets..........................................    3,218.4         3,399.1            3,239.9           3,238.7
      Long-term debt, less current portion..................    1,741.5         2,208.0            2,308.6           1,792.4
      Shareholders' equity (deficiency).....................      508.9           190.2             (68.1)             452.6


(1) EBITDA represents earnings from continuing operations before interest and financing charges, income taxes, depreciation and amortization and minority interest. We have included information concerning EBITDA (which is not a measure of financial performance under generally accepted accounting principles) because we believe that it is used by certain investors as one measure of financial performance. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. EBITDA as measured by us may not be comparable to similarly titled measures reported by other companies.

(2) Adjusted EBITDA represents EBITDA as adjusted for the impact of the following significant and unusual items for the period indicated:

        o Fiscal year ended December 29, 1996: Adjusted EBITDA excludes special charges of $239.2 million relating to restructuring, asset impairment and other charges.

        o Fiscal year ended December 28, 1997: Adjusted EBITDA excludes the reversal of $28.0 million of pre-tax liabilities no longer required.

        o Fiscal year ended December 31, 1998: Adjusted EBITDA excludes charges of $70.0 million related to the issuance of warrants, $62.5 million related to the write-off of goodwill, $39.4 million related to fixed asset impairments, $34.4 million of compensation expense and severance recorded in connection with employment agreements with Sunbeam's former Chairman and Chief Executive Officer and two other former senior officers, $95.8 million related to excess and obsolete inventory, $28.1 million related to purchase accounting adjustments, $20.4 million of restatement related expenses, $10.0 million related to Year 2000 and systems initiatives expenses and $8.1 million of other significant and unusual charges.

        o Fiscal year ended December 31, 1999: Adjusted EBITDA excludes an asset impairment charge of $52.0 million, fixed asset and inventory charges of $7.2 million, and $27.3 million in charges related to Year 2000 and systems initiatives expenses. Results for the year also include $26.2 million of other significant and unusual charges.

        o Three months ended March 31, 1999: Adjusted EBITDA excludes $8.1 million in charges related to Year 2000 and systems initiatives expenses.


                                RISK FACTORS

      You should consider carefully the risk factors set forth below, as well as the other information appearing in this Offering Circular and the documents to which we refer you, before deciding whether or not to exchange your zero debentures in the exchange offer for secured notes and shares of our common stock.

RISKS TO ZERO DEBENTURE HOLDERS WHO EXCHANGE THEIR ZERO DEBENTURES

o ALTHOUGH THE SECURED NOTES WILL BE SENIOR TO THE ZERO DEBENTURES, THE SECURED NOTES WILL BE SUBORDINATED TO ALL SENIOR DEBT OF SUNBEAM

      The secured notes will be senior to the zero debentures and, to the extent of the value of the collateral for the secured notes, senior to all of our outstanding unsecured indebtedness, including trade payables. However, the secured notes will be subordinated to all indebtedness under our senior credit agreement and any replacement credit agreements, and effectively subordinated to all liabilities of our subsidiaries. At March 31, 2000, we had approximately $1,621 million of indebtedness outstanding that ranked senior to the zero debentures and will rank senior to the secured notes, and our subsidiaries had approximately $828 million of liabilities, excluding intercompany liabilities, that effectively ranked senior to the zero debentures and will effectively rank senior to the secured notes.

o YOU MAY NOT BE ABLE TO SELL THE SECURED NOTES WHEN YOU WANT AND, IF YOU DO, YOU MAY NOT BE ABLE TO RECEIVE THE PRICE YOU WANT

      As the exchange offer will be the first issuance of the secured notes, there has previously been no trading market for the secured notes you will receive in the exchange offer. The secured notes are not listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association and we do not intend to apply for either listing or quotation. We do not know the extent to which investor interest will lead to the development of a trading market for the secured notes or how liquid any such market might be. Moreover, the liquidity of any market for the secured notes will also depend upon the number of holders of the secured notes, our financial performance, the market for similar securities and the interest of securities dealers in making a market in the secured notes. We cannot assure you that an active trading market for the secured notes will develop or, if it does, at what prices the secured notes may trade. Therefore, you may not be able to sell the secured notes when you want and, if you do, you may not be able to receive the price you want.

o IT IS UNLIKELY THAT YOU WOULD RECEIVE PAYMENT IN FULL BY FORECLOSING ON THE COLLATERAL IN THE EVENT OF A DEFAULT ON THE SECURED NOTES

      Our obligations under the secured notes will be secured by a second-priority lien on the capital stock of our two significant directly owned subsidiaries. We believe that the collateral for the secured notes is sufficient to ensure their seniority with respect to the zero debentures and will provide significant value to the holders of the secured notes. The capital stock pledged as collateral for the secured notes is, however, subject to a first-priority lien in favor of the lenders under our senior credit agreement. This means that, if the first-priority lien holders were to sell or foreclose on the collateral securing their claims against Sunbeam, the holders of the secured notes would only be entitled to receive proceeds from the liquidation or sale of the collateral in excess of the amounts owed by Sunbeam to the first-priority lien holders. Sunbeam's obligations to its first-priority lien holders are significant, however, and there may be no remaining proceeds available for payment to the holders of the secured notes once Sunbeam's obligations to its first-priority lien holders are discharged in full. Moreover, we have not obtained or performed a valuation of our two direct wholly owned subsidiaries or the capital stock pledged as security for the secured notes.

o YOU MAY NOT BE ABLE TO SELL THE COMMON STOCK WHEN YOU WANT AND, IF YOU DO, YOU MAY NOT BE ABLE TO RECEIVE THE PRICE YOU WANT

      Although our common stock has been actively traded on the New York Stock Exchange, we cannot assure you that an active trading market for the common stock will continue or, if it does, at what prices the common stock may trade. Although the exchange offer will reduce our debt and increase our equity, it will increase significantly the number of shares of our common stock outstanding, and could result in a decline in the market price of our common stock, particularly if you and other exchanging zero debenture holders seek to sell the common stock received in the exchange offer. Therefore, you may not be able to sell the common stock when you want and, if you do, you may not be able to receive the price you want. Under the terms of the exchange offer, we are proposing to issue up to an aggregate of 34,238,000 shares of our common stock to the holders of the zero debentures. In addition, in the future we may be obligated to issue to the lenders under our senior credit agreement up to 4.5 million shares of our common stock, subject to adjustment under some circumstances. At July 6, 2000, there were issued and outstanding 107,558,065 shares of Sunbeam common stock. Therefore, assuming 100% participation in the exchange offer and the issuance to Sunbeam's senior lenders of the maximum number of our common shares, the consummation of the exchange offer will result in the issuance of an additional 38,738,000 shares of Sunbeam common stock, or a 36% increase in the number of currently outstanding Sunbeam common shares. Sunbeam cannot predict the extent to which this dilution will negatively affect the trading price of the Sunbeam common stock or the liquidity of the market for Sunbeam common stock.

o HOLDERS OF OUR COMMON STOCK, INCLUDING HOLDERS WHO RECEIVE OUR COMMON STOCK IN THE EXCHANGE OFFER, MAY BE SUBJECT TO GREATER RISKS THAN THE RISKS TO WHICH HOLDERS OF THE ZERO DEBENTURES ARE SUBJECT

      Notwithstanding the fact that the zero debentures are convertible at the option of the holder into shares of our common stock, in the event that we were to seek bankruptcy protection in the future, it is likely that the holders of our outstanding debt securities, including the holders of zero debentures that were not previously converted into shares of our common stock, would be treated in a more favorable manner than the holders of our outstanding equity securities. Therefore, if a major restructuring of Sunbeam's debt and equity becomes necessary, the zero debenture holders could receive value greater than the value (if any) received by holders of our common stock. This result may be required by law because any claims of the zero debenture holders would be given priority over the claims of our equity holders. Moreover, it is possible that the claims of the zero debenture holders would be converted into the right to receive equity in Sunbeam, in which case, our existing stockholders, including any stockholders who receive our common stock in the exchange offer, could receive little or no value. Nevertheless, the secured notes we propose to give you in the exchange offer will rank senior to the zero debentures. As a result, in the event that we were to seek bankruptcy protection in the future, it is likely that the holders of the secured notes would be treated in a more favorable manner than the holders of the zero debentures.

o IF YOU HAVE CLAIMS AGAINST SUNBEAM RESULTING FROM YOUR ACQUISITION OR OWNERSHIP OF ZERO DEBENTURES, YOU WILL GIVE UP THOSE CLAIMS IF YOU EXCHANGE YOUR ZERO DEBENTURES

      By tendering your zero debentures in the exchange offer, you will be deemed to have released and waived any and all claims you, your successors and your assigns have or may have had against

     o Sunbeam, its subsidiaries, its affiliates and its stockholders, and

     o the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of Sunbeam, its subsidiaries, its affiliates and its stockholders, arising from, related to, or in connection with, your acquisition or ownership of the zero debentures, whether those claims arise under federal or state securities laws or otherwise. Since it is not possible to estimate the likelihood of your success in pursuing these legal claims or the magnitude of any recovery to which you ultimately might be entitled, it is possible that the consideration you receive in the exchange offer will have a value less than the value of the legal claims you are relinquishing. Moreover, holders who do not tender their zero debentures for exchange and former holders who have already sold their zero debentures will continue to have the right to prosecute their claims against Sunbeam. Sunbeam is vigorously defending the claims of certain debenture holders in pending litigation. Nevertheless, these claims, if successful, may result in one or more material judgments against Sunbeam, the payment of which could impair our ability to meet our obligations under the secured notes as well as our other debt obligations.

o OUR DEBT COVENANTS CURRENTLY DO NOT ALLOW US TO PAY CASH DIVIDENDS ON OUR COMMON STOCK

      Our senior credit agreement currently prohibits us from paying cash dividends on our common stock. Accordingly, we cannot assure you that we will be able to pay dividends on our common stock. In any event, currently we do not intend to pay dividends on our common stock. We discontinued paying dividends beginning in the second quarter of 1998. See the section of our 1999 Annual Report on Form 10-K captioned "Market for Registrant's Common Equity and Related Shareholder Matters," which is incorporated herein by reference, for information concerning the history of our dividend payments. A copy our 1999 Annual Report on Form 10-K is enclosed with this Offering Circular.

o THE SECURED NOTES DO NOT PROVIDE YOU WITH ANY PROTECTION IN THE EVENT OF HIGHLY LEVERAGED OR OTHER TRANSACTIONS THAT COULD ADVERSELY AFFECT
THE HOLDERS OF THE SECURED NOTES

      The holders of the secured notes will have the right to require us to redeem the secured notes in the event of a transaction which results in a change in control of Sunbeam, as that term is defined in the indenture for the secured notes. However, this does not cover many events that could adversely affect our financial condition or operating results. Neither this redemption requirement nor any other indenture provision will necessarily protect holders of the secured notes in the event of highly leveraged or other transactions that could adversely affect secured note holders. Nevertheless, if you elect not to tender your zero debentures in the exchange offer, you will continue to be subject to this risk as a holder of the zero debentures.

RISKS TO ZERO DEBENTURE HOLDERS WHO DO NOT EXCHANGE THEIR ZERO DEBENTURES

o BECAUSE THE SECURED NOTES WILL BE SENIOR TO THE ZERO DEBENTURES IN RIGHT OF PAYMENT, HOLDERS OF THE ZERO DEBENTURES WHO FAIL TO TENDER THEIR ZERO DEBENTURES IN THE EXCHANGE OFFER MAY BE SUBORDINATED TO A GREATER AMOUNT OF SENIOR INDEBTEDNESS, INCLUDING THE SECURED NOTES, THAN TODAY

      The zero debentures will continue to be subordinated to all of our senior indebtedness which, following the completion of the exchange offer, will include the full outstanding principal amount of the secured notes. At March 31, 2000, we had approximately $1,621 million of indebtedness outstanding that ranked senior to the zero debentures and will rank senior to the secured notes, and our subsidiaries had approximately $828 million of liabilities, excluding intercompany liabilities, that effectively ranked senior to the zero debentures and will effectively rank senior to the secured notes. We will issue up to $348.4 million aggregate principal amount at maturity of the secured notes in the exchange offer ($300.2 million principal amount at issuance), all of which will be senior in right of payment to the zero debentures. (The projected principal amount at maturity of the secured notes to be issued in the exchange offer reflects accretion of original issue discount in respect of 85% and 70% of the aggregate interest payable by Sunbeam under the secured notes during years one and two following issuance, respectively, and assumes no prior optional redemptions.) Therefore, by failing to tender your zero debentures in the exchange offer, you may be exposed to a greater risk of nonpayment because your claims will be subordinated to those of the holders of the secured notes.

o THE LIQUIDITY OF ANY TRADING MARKET THAT CURRENTLY EXISTS FOR THE ZERO DEBENTURES MAY BE ADVERSELY AFFECTED BY THE EXCHANGE OFFER AND HOLDERS
OF ZERO DEBENTURES WHO FAIL TO TENDER IN THE EXCHANGE OFFER MAY FIND
IT MORE DIFFICULT TO SELL THEIR ZERO DEBENTURES

      There is currently a limited trading market for the zero debentures. To the extent that zero debentures are tendered and accepted for exchange in the exchange offer, the trading market for the remaining zero debentures will be even more limited or may cease altogether. A debt security with a smaller outstanding aggregate principal amount or "float" may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged zero debentures may be adversely affected to the extent that the principal amount of zero debentures tendered in the exchange offer reduces the float. The reduced float may also tend to make the trading prices of the zero debentures more volatile.

o UNDER THE TERMS OF THE SECURED NOTES, SUNBEAM WILL BE REQUIRED TO MAKE SEMI-ANNUAL CASH INTEREST PAYMENTS, WHICH WILL PLACE A GREATER BURDEN
ON SUNBEAM'S CASH FLOWS AND LIQUIDITY AND MAY ADVERSELY AFFECT THE
ABILITY OF THE ZERO DEBENTURE HOLDERS TO RECEIVE PAYMENTS

      Unlike the zero debentures, the secured notes will entitle the holders thereof to receive semi-annual cash interest payments. Interest on the secured notes will accrue at the rate of 11% per annum and will be payable semiannually. On the first two interest payment dates following issuance, we will pay 15% of the interest payable on the secured notes in cash. On the third and fourth interest payment dates following issuance, we will pay 30% of the interest payable on the secured notes in cash. Thereafter, all interest payable on the secured notes will be paid entirely in cash. We have experienced significant liquidity problems since 1998 and the payment of cash interest will place an additional burden on our available cash flows. This additional burden on available cash flows may place us at a competitive disadvantage and may make it more difficult for us to respond to changing economic conditions, as well as making it more difficult to meet our eventual repurchase obligations under the zero debentures.

o IF ANY OF THE ZERO DEBENTURES REMAIN OUTSTANDING AFTER THE EXCHANGE OFFER, WE MAY NOT BE ABLE TO MEET OUR REPURCHASE/REDEMPTION
OBLIGATIONS UNDER THE ZERO DEBENTURES WHEN THEY ACCRUE, WHICH COULD TRIGGER DEFAULTS UNDER OUR SENIOR CREDIT AGREEMENT THAT WOULD LIKELY PREVENT US FROM MAKING PAYMENTS ON THE ZERO DEBENTURES

      On March 25, 2003, March 25, 2008, and March 25, 2013, the terms of the zero debentures require us to purchase any outstanding zero debentures at the option of the zero debenture holders. In addition, if a "Fundamental Change" occurs, as defined in the indenture under which the zero debentures were issued, you will have the right to require us to redeem your zero debentures for cash. We cannot assure you that we will have sufficient funds to redeem the zero debentures and the terms of our senior credit agreement currently prohibit us from repurchasing or redeeming zero debentures for cash.

      With respect to the repurchases at your option on March 25, 2003, March 25, 2008, and March 25, 2013, described above, we have the option of paying in shares of our common stock. However, depending on the number of shares we would have to issue, NYSE rules may require us to obtain stockholder approval to do so, and we cannot assure you that our stockholders would give the necessary approval.

      Our failure to repurchase or redeem the zero debentures when required to do so would result in our defaulting on the zero debentures and would likely constitute a default under our senior credit agreement. It may also constitute a default under our other indebtedness outstanding at the time. If defaults under our senior credit agreement and other senior indebtedness are triggered, the subordination provisions of the senior debt would likely prevent us from making payments to the holders of the zero debentures.

RISKS INHERENT IN OWNING SECURITIES OF SUNBEAM

o WE HAD SIGNIFICANT LOSSES AND OUR OPERATIONS CONSUMED SIGNIFICANT AMOUNTS OF CASH IN 1998, 1999 AND THE FIRST QUARTER OF 2000 AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO GENERATE PROFITS OR POSITIVE CASH FLOW FROM OPERATIONS IN THE FUTURE

      For the fiscal years ended December 31, 1998 and 1999 and the fiscal quarter ended March 31, 2000, we had consolidated net losses of approximately $897.9 million, $299.5 million and $59.4 million, respectively, and net cash used in operations of $190.4 million, $4.3 million and $58.6 million, respectively. We cannot assure you that we will be able to generate profits or positive cash flow from operations in the future. For further discussion, see the sections of our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K, in each case, captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is incorporated herein by reference. Copies of our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K are enclosed with this Offering Circular.

o WE ARE HIGHLY LEVERAGED WHICH IMPAIRS OUR ABILITY TO OBTAIN FINANCING AND LIMITS CASH FLOW AVAILABLE FOR OUR OPERATIONS AND MAY LIMIT OUR COMPETITIVENESS IN THE MARKET PLACE

      We are highly leveraged. Much of our indebtedness was incurred to finance three corporate acquisitions in 1998. At March 31, 2000, our consolidated indebtedness was approximately $2,450 million and our shareholders' deficiency was approximately $68 million, including approximately $1,795 million of goodwill and other intangible assets. If required, we may incur additional indebtedness under our senior credit agreement or, subject to restrictions in our senior credit agreement, through other borrowings. The indenture governing the zero debentures does not limit our ability to incur additional indebtedness. You should carefully read the unaudited condensed consolidated financial statements of Sunbeam set forth in our First Quarter 2000 Quarterly Report on Form 10-Q and the audited consolidated financial statements of Sunbeam set forth in our 1999 Annual Report on Form 10-K, which are incorporated herein by reference. Copies of our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K are enclosed with this Offering Circular.

     Our high leverage has important consequences.  For example:

     o we are more vulnerable to interest rate fluctuations because indebtedness under our senior credit agreement is, and our other debt may be, at variable interest rates;

     o our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes is and may continue to be impaired;

     o all or a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, and, as a result, cash available for our operations and other purposes will be limited;

     o we are substantially more leveraged than most of our competitors, which may place us at a competitive disadvantage;

     o we may be less able to adjust rapidly to changing market conditions; and

     o our results of operations could be adversely affected, particularly in the event of a downturn in general economic conditions or our business.

o OUR SENIOR CREDIT AGREEMENT CONTAINS COVENANTS WHICH WE MAY NOT BE ABLE TO SATISFY AND DEFAULT PROVISIONS WE MAY NOT BE ABLE TO AVOID,
AND IF WE CANNOT, THE LENDERS UNDER THAT AGREEMENT COULD DEMAND
IMMEDIATE REPAYMENT

      As of March 31, 2000, we had incurred about $1.572 billion in borrowings and had availability to borrow approximately an additional $48 million under our senior credit agreement. The remaining $80 million of the $1.7 billion senior credit agreement was committed for outstanding letters of credit. Our senior credit agreement contains covenants which require us to meet financial tests and ratios relating to our future performance which we may not be able to satisfy. If we cannot satisfy these tests and ratios we would be in default. An event of default would give the senior lenders the right to demand immediate repayment - a demand we might not be able to meet. Since all of our other outstanding indebtedness is, and when issued the secured notes will be, subordinated in right of payment to the indebtedness under our senior credit agreement, in the event we were not able to meet the senior lenders' demand for repayment, the senior lenders could prevent any payments on our other indebtedness from being made until after the indebtedness under our senior credit agreement is paid in full. After those payments are made, any remaining assets may not be sufficient to pay amounts due on any or all of our other debt then outstanding.

o INDEBTEDNESS UNDER OUR SENIOR CREDIT AGREEMENT COULD BECOME DUE ON APRIL 10, 2001 IF WE DO NOT SUCCESSFULLY OBTAIN A FURTHER WAIVER FROM THE SENIOR LENDERS, RENEGOTIATE THE TERMS OF THE SENIOR CREDIT AGREEMENT OR REFINANCE SUCH DEBT BY THEN AND THERE CAN BE NO ASSURANCE THAT WE WOULD BE ABLE TO REPAY THE SENIOR LENDERS ON THAT DATE; IF WE CANNOT MEET THE SENIOR LENDERS' DEMAND FOR REPAYMENT, THE SENIOR LENDERS COULD PREVENT ANY PAYMENTS ON OUR OTHER INDEBTEDNESS FROM
BEING MADE UNTIL THE DEBT UNDER OUR SENIOR CREDIT AGREEMENT IS REPAID
IN FULL

      In 1998, we were in violation of some of the covenants of our senior credit agreement, but the senior lenders waived these violations first until December 31, 1998, then until April 10, 1999, then until April 15, 1999, then until April 10, 2000 and now until April 10, 2001. However, if we do not get another waiver or refinance the debt under our senior credit agreement by April 10, 2001, the senior lenders would have the right to demand immediate repayment - a demand which we might not be able to meet. If we cannot meet the senior lenders' demand for immediate repayment, the senior lenders could prevent any payments on our other indebtedness, including the secured notes, from being made until the indebtedness under our senior credit agreement is repaid in full. Although any such nonpayment by Sunbeam would likely entitle the holders of the secured notes to declare an event of default under the secured notes, the remedies available to the secured note holders under these circumstances would probably be limited.

o WE MAY NOT BE ABLE TO SERVICE OUR LARGE DEBT BURDEN WHICH MAY FORCE US TO RESTRUCTURE OR REFINANCE OUR DEBT, INCLUDING THE ZERO DEBENTURES
AND, WHEN ISSUED, THE SECURED NOTES

      To meet our debt service requirements, we must be able to successfully implement our business strategy and integrate into our operations the three companies we acquired in 1998. In addition, our future financial and operating performance will affect our ability to repay or to refinance our indebtedness. Our future financial and operating performance is subject to prevailing economic and competitive conditions and to financial, business and other factors which may be beyond our control.

      We cannot assure you that our operating cash flow and capital resources will be sufficient to meet our debt service requirements. For the fiscal quarter ended March 31, 2000 and the fiscal year ended December 31, 1999, our earnings were insufficient to cover our fixed charges by approximately $57.9 million and $294.5 million, respectively. If we do not have enough cash flow and capital resources to meet our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional equity capital. We also might be forced to refinance or restructure our debt, including the zero debentures and, when issued, the secured notes.

o MAJOR LAWSUITS HAVE BEEN BROUGHT AGAINST US, INCLUDING NUMEROUS LAWSUITS UNDER FEDERAL AND STATE SECURITIES LAWS, AND THE SEC IS CONDUCTING A FORMAL INVESTIGATION OF US; WE CANNOT PREDICT THE OUTCOME OF THESE LAWSUITS OR THE SEC INVESTIGATION, BUT IF WE WERE TO LOSE THESE SECURITIES LAWSUITS, THE RESULTING JUDGMENTS WOULD LIKELY HAVE A MATERIAL ADVERSE EFFECT ON OUR COMPANY

      Litigation. Beginning in April 1998 many lawsuits alleging claims arising under Delaware law, Texas law and federal and state securities laws have been filed against us and some of our former directors and officers, some of our current directors and our former auditor in various federal and state courts. Many of these suits relate to our financial performance from the second quarter of 1997 through the second quarter of 1998. Many plaintiffs are claiming that our prior management misrepresented and omitted material information in our public filings and in their statements concerning our historical and expected future results of operations for the purpose of artificially inflating the market price of our common stock. Currently we cannot predict the outcome of these suits, evaluate the likelihood of our success in any particular case, or evaluate the range of potential loss. If we were to lose these suits, judgments would likely have a material adverse effect on our financial position, results of operations and cash flow.

      Some of our insurers are attempting to have the directors' and officers' liability policies we have with them voided or canceled or have advised us that they do not intend to provide coverage with respect to these lawsuits. Although we have reached a settlement with one of these insurers, failure by us to obtain insurance recoveries from our other liability insurers following an adverse judgment against us or any persons we are obligated to indemnify in any of the lawsuits discussed above could have a material adverse effect on our financial position, results of operations and cash flow.

      SEC Investigation. In July 1998, the SEC commenced a formal investigation of us after informing us in the previous month of an informal investigation. We have provided numerous documents to the SEC staff and continue to cooperate with the SEC staff. We have, however, declined to provide the SEC with material that we believe is subject to the attorney-client privilege and the work product immunity. We cannot predict how long this investigation will last or its outcome. In addition, we cannot at this time determine what actions, if any, the SEC might take against us or what effect any action might have on us.

      Product-Related Liabilities. As a consumer goods manufacturer and distributor, we face the constant risks of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on our financial position and results of operations. Some of the product lines we acquired in the 1998 acquisitions have increased our exposure to product liability and related claims.

      For more information about lawsuits we are involved in, the SEC investigation and other contingent liabilities, see the section of our 1999 Annual Report on Form 10-K captioned "Item 3. Legal Proceedings - Litigation" and the section of our First Quarter 2000 Quarterly Report on Form 10-Q captioned "Part II - Other Information - Item 1. Litigation," each of which is incorporated herein by reference. Copies of our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K are enclosed with this Offering Circular.

o OUR 1998 ACQUISITIONS HAVE INCREASED THE SIZE OF THE OPERATIONS WE HAVE TO MANAGE AND OUR FAILURE TO MANAGE OUR OPERATIONS EFFECTIVELY WOULD LIKELY CAUSE US TO HAVE POOR OPERATING RESULTS

      Our 1998 acquisitions of Coleman, First Alert and Signature Brands have resulted in a substantial increase in the size of our operations. As a result we must effectively use our employees and our management, operational, and financial resources to manage our expanded operations. A failure on our part to successfully integrate and effectively manage our expanded operations would likely cause us to have poor operating results. In addition, the acquisitions have increased our exposure to product liability claims due to the nature of some of the products produced by the acquired companies.

o OUR INTERNATIONAL OPERATIONS EXPOSE US TO UNCERTAINTIES AND RISKS FROM ABROAD WHICH COULD NEGATIVELY AFFECT OUR OPERATIONS AND SALES

     We currently have sales in countries where economic growth has slowed or where economies have been unstable or hyperinflationary in recent years. The economies of other foreign countries important to Sunbeam's operations could also suffer slower economic growth or instability in the future.

     The following are among the risks that could negatively affect our operations and sales in foreign markets:

     o    new restrictions on access to markets;

     o    currency devaluation;

     o    new tariffs;

     o    adverse changes in monetary and/or tax policies;

     o    inflation;

     o    governmental instability; and

     o    changes in foreign laws and regulations.

     Should any of these risks occur, it could impair our ability to export our products and result in a loss of sales and profits from our international operations.

o THE NATURE OF OUR BUSINESSES REQUIRES US TO SUCCESSFULLY DEVELOP NEW AND INNOVATIVE PRODUCTS ON A CONSISTENT BASIS IN ORDER TO REGAIN
PROFITABILITY AND INCREASE REVENUES AND WE MAY NOT BE ABLE TO DO SO

      We must develop new and innovative products to regain profitability and increase revenues. In the past we have experienced difficulties in developing and introducing quality new products on a timely basis. We may not be able to meet our schedules for future product development. Failure to develop and manufacture successful new products could have a material adverse effect on our future financial performance.

o OUR BUSINESSES ARE SENSITIVE TO THE STRENGTH OF THE U.S. RETAIL MARKET AND ANY WEAKNESS IN THIS MARKET COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

      The strength of the retail economy in the United States has a significant impact on our performance. Weakness in consumer confidence and poor financial performance by retail outlets, in particular the financial weakness or bankruptcy of mass merchants, may adversely impact our future financial results.

o WE OPERATE IN A HIGHLY COMPETITIVE MARKET AND OUR INABILITY TO COMPETE EFFECTIVELY COULD CAUSE US TO LOSE MARKET SHARE AND ADVERSELY AFFECT
OUR FINANCIAL RESULTS

      We operate in a highly competitive environment. We have numerous domestic and foreign competitors, and many of them are financially strong and capable of competing effectively with us. Competitors may take actions to match our new product introductions and other initiatives. Some competitors may be willing to reduce prices and accept lower profit margins to compete with us. As a result of this competition, we could lose market share and sales and suffer losses, which could have a material adverse effect on our future financial performance.

      Our future success will significantly depend upon our ability to remain competitive in the areas of price, quality, marketing, product development, manufacturing, distribution, order processing and customer service. We cannot assure you that we will be able to compete effectively in all these areas in the future.

o OUR SALES ARE HIGHLY DEPENDENT ON PURCHASES FROM SEVERAL LARGE RETAILERS AND ANY SIGNIFICANT DECLINE IN THESE PURCHASES OR PRESSURE FROM THESE RETAILERS TO REDUCE PRICES COULD HAVE A NEGATIVE EFFECT ON OUR FUTURE FINANCIAL PERFORMANCE; WE HAVE NO LONG-TERM SUPPLY
CONTRACTS WITH ANY OF OUR CUSTOMERS

     Due to the consolidation of the U.S. retail industry, our customer base has become relatively concentrated. Wal-Mart Stores, Inc., our largest single customer, accounted for 19% of our net sales in 1999, and our five largest customers combined accounted for 35% of our 1999 net sales.

      We have no long-term supply contracts with any of our customers. As a result, we must receive a continuous flow of new orders from our large, high-volume retailing customers. We have responded to the challenges of our markets by pursuing strategic relationships with large, high-volume merchandisers. However, we cannot assure you that we can continue to successfully meet the needs of our customers. In addition, failure to obtain anticipated orders or delays or cancellations of orders or significant pressure to reduce prices from key customers could have a material adverse effect on our future financial performance.

o RAW MATERIALS AND COMPONENTS ARE CRITICAL INPUTS FOR OUR PRODUCTS AND PRICE HIKES OR PROBLEMS WITH THEIR SUPPLY COULD ADVERSELY AFFECT US

      Raw materials and components constitute a significant portion of the cost of our goods. Factors which are largely beyond our control, such as movements in commodity prices for the specific materials we require, may affect the future cost of such raw materials and components. In addition, any inability of our suppliers to timely deliver raw materials and components or any unanticipated change in our suppliers could be disruptive and costly to us.

      A significant failure by us to contain raw material or component costs could have a material adverse effect on our future financial performance. In addition, delays or cancellations by suppliers could adversely affect results.

o OUR OPERATIONS ARE DEPENDENT UPON THIRD-PARTY SUPPLIERS AND SERVICE PROVIDERS WHOSE FAILURE TO PERFORM ADEQUATELY COULD DISRUPT OUR
BUSINESS OPERATIONS

      We currently manufacture many of our products, but we source many of our parts and products from third parties. Our ability to select reliable vendors who provide timely deliveries of quality parts and products will impact our success in meeting customer demand for timely delivery of quality products. Any inability of our suppliers to timely deliver quality parts and products or any unanticipated change in suppliers or pricing of products could be disruptive and costly to us.

      We have entered into various arrangements with third parties for the provision of back-office administrative services that we used to perform internally. We now outsource accounts payable, collection of accounts receivable, customer service and some necessary computer systems servicing, among other things. If any of these third-party service providers failed to perform adequately, our normal business operations could be disrupted. Among other things, this could hurt our sales, collections, customer service, cash flow and profitability.

o WE ARE SUBJECT TO SEVERAL PRODUCTION-RELATED RISKS WHICH COULD JEOPARDIZE OUR ABILITY TO REALIZE ANTICIPATED SALES AND PROFITS

      To realize sales and operating profits at anticipated levels we must manufacture, source and deliver in a timely manner products of high quality. Among others, the following factors can have a negative effect on our ability to do these things:

     o    labor difficulties;

     o    scheduling and transportation difficulties;

     o    management dislocation;

     o substandard product quality, which can result in higher warranty, product liability and product recall costs;

     o    delays in development of quality new products;

     o changes in laws and regulations (domestic and international), including changes in tax rates, accounting standards, environmental laws and occupational health and safety laws; and

     o    changes in the availability and cost of labor.

o THE EFFECTS OF OUR PRIOR MANAGEMENT'S OUTSOURCING OF CRITICAL OPERATING TASKS AND SALES POLICIES MAY CONTINUE TO CAUSE US
SUBSTANTIAL DIFFICULTY

      Our prior management substantially reduced the number of our employees and hired third parties to perform many critical operating tasks for us, including the handling of accounts payable, computer support, customer service and collection of accounts receivable. We are currently evaluating the effectiveness of outsourcing these activities and are hiring personnel to perform some of these tasks in-house once again. We may experience disruption in critical services and other difficulties while we implement necessary staff increases and changes in prior management's outsourcing policy.

      Prior management increased sales of products in some prior periods by providing retailers with substantial price discounts or attractive payment terms to induce them to purchase more products than they needed at the time. We believe this caused many of our customers to build up inventory in our products which reduced our sales and profitability through 1999.

o     WEATHER CONDITIONS CAN HURT SALES OF MANY OF OUR PRODUCTS

      Weather conditions may negatively impact sales of many of our products. For instance, we may not sell as many portable generators as anticipated if there are fewer natural disasters such as hurricanes and ice storms; mild winter weather may negatively impact sales of electric blankets, some health products and smoke detectors; and the late arrival of summer weather may negatively impact sales of outdoor camping equipment and grills.

o ALTHOUGH OUR OPERATIONS DID NOT EXPERIENCE ANY MATERIAL DISRUPTION AS A RESULT OF THE YEAR 2000 PROBLEM, WE REMAIN VULNERABLE TO AS YET
UNFORESEEN OR UNDETECTED YEAR 2000 PROBLEMS IN OUR SYSTEMS AND THOSE
OF OUR SUPPLIERS AND CUSTOMERS WHICH COULD POTENTIALLY DISRUPT OUR OPERATIONS AND MAY REQUIRE UNANTICIPATED REMEDIAL EXPENSES

      As yet unidentified Year 2000 problems could have a material adverse impact on us. In addition, the occurrence of as yet unidentified Year 2000 problems at our third-party suppliers and customers could have a material adverse impact on us. Year 2000 system failures could affect routine but critical operations such as:

     o      forecasting;

     o      purchasing;

     o      production;

     o      order processing;

     o      inventory control;

     o      shipping; and

     o      billing and collections.

In addition, system failures could affect our security, payroll operations and employee safety. Third parties who fail to adequately address their own Year 2000 issues could also expose us to potential risks.

      For more details regarding our efforts to address Year 2000 readiness and potential exposure, see the sections of our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K, in each case, captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Disclosure" and "- The Costs to Address Sunbeam's Year 2000 Issues," each of which is incorporated herein by reference. Copies of our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K are enclosed with this Offering Circular.

o WE RELY ON OUR KEY PERSONNEL AND THE LOSS OF ONE OR MORE OF THOSE PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS,
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Our operations and prospects depend in large part on the performance of our senior management team. There can be no assurance that we would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. For further information regarding our senior management team, see the section of our 2000 Annual Meeting Proxy Statement captioned "Management," which is incorporated herein by reference. A copy of our 2000 Annual Meeting Proxy Statement is enclosed with this Offering Circular.

o NEGATIVE DEVELOPMENTS SINCE MARCH 1998 HAVE CAUSED OUR COMMON STOCK PRICE TO DROP SIGNIFICANTLY, AND THE RISKS DESCRIBED IN THIS "RISK FACTORS" SECTION MAY CAUSE FURTHER DECLINES IN OUR STOCK PRICE

      The price of our common stock has dropped significantly since March 1998. We believe this was the result of many of the negative developments described in the section of our 1999 Annual Report on Form 10-K captioned "Significant 1998 Financial and Business Developments." On March 18, 1998, the last trading day prior to former management's announcement of lower than expected net sales for the first quarter of 1998, the last reported sale price of our common stock was $50.63 per share. On July 7, 2000, the last reported sale price of our common stock was $3.125 per share. We cannot assure you that the market price of our common stock will not experience further declines as a result of the risks and uncertainties described in this "Risk Factors" section or otherwise. See the section of our 1999
Annual Report on Form 10-K captioned "Market for Registrant's Common Equity and Related Shareholder Matters," which is incorporated herein by reference, for details of our common stock's recent trading prices. A copy of our 1999 Annual Report on Form 10-K is enclosed with this Offering Circular.



                              USE OF PROCEEDS

      We will not receive any cash proceeds from the exchange offer. All zero debentures that are properly tendered and not withdrawn in the exchange offer will be retired and cancelled. Accordingly, the issuance of secured notes and shares of our common stock in the exchange offer will not result in any cash proceeds to us.


                               CAPITALIZATION

      The following table sets forth the capitalization of Sunbeam as of March 31, 2000 on a historical and pro forma basis. This table should be read in conjunction with the unaudited condensed consolidated financial statements of Sunbeam set forth in our First Quarter 2000 Quarterly Report on Form 10-Q, the audited consolidated financial statements of Sunbeam set forth in our 1999 Annual Report on Form 10-K and the sections of our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K, in each case, captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is incorporated herein by reference, and the section of this Offering Circular captioned "Unaudited Pro Forma Condensed Consolidated Financial Statements." Copies of our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K are enclosed with this Offering Circular.

                                                                    AS OF MARCH 31, 2000
                                                                    --------------------

                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                         PRO FORMA
                                                                                         FOR THE
                                                              HISTORICAL              EXCHANGE OFFER (A)
                                                              ----------              --------------
Short-term debt and current portion of
long-term debt..................................              $    141.3                 $   141.3
                                                              ----------                 ----------

Long-term debt, net of current portion:
      Senior credit agreement:
            Revolving credit facility...........                   276.5                     288.7
            Tranche A term loan.................                   702.5                     702.5
            Tranche B term loan.................                   492.6                     492.6
      Secured notes.............................                     -                       300.2
      Zero debentures...........................                   828.6                         -
      Other.....................................                     8.4                       8.4
                                                              ----------              --------------
Total long-term debt............................                 2,308.6                   1,792.4
                                                              ==========              ==============

Shareholders' equity (deficiency):
      Preferred stock (2,000,000 shares
      authorized, none outstanding).............                     -                          -
      Common stock (107,422,500 and
      146,160,500 issued and outstanding,
      respectively).............................                     1.1                       1.5
      Additional paid-in capital ...............
                                                                 1,179.6                   1,303.2
      Accumulated deficit.......................                (1,168.9)                   (772.2)
      Accumulated other comprehensive loss......                   (79.9)                    (79.9)
                                                              ----------              --------------
         Total shareholders' (deficiency) equity...                (68.1)                    452.6
                                                              -----------             --------------
         Total capitalization......................            $ 2,381.8                 $ 2,386.3
                                                              ===========             ===============

-----------------

(a) Reflects the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.


                     RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth Sunbeam's ratio of earnings to fixed charges on a historical basis for each of the five fiscal years ended December 31, 1995 through December 31, 1999 and the fiscal quarter ended March 31, 2000.


                                                                                                                    THREE
                                                               FISCAL YEAR ENDED                                 MONTHS ENDED

                                 DECEMBER 31,    DECEMBER 29,   DECEMBER 28,   DECEMBER 31,    DECEMBER 31,  MARCH 31,  MARCH 31,
                                    1995            1996           1997            1998            1999        1999        2000
                                    ----            ----           ----            ----            ----        ----        ----
Ratio of earnings
          to fixed charges......    4.7x             --             7.2x            --              --          --          --

      For purposes of determining the ratio of earnings to fixed charges, earnings represent income or loss from continuing operations before income taxes and fixed charges, exclusive of interest capitalized, and fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense.

      For the year ended December 29, 1996, earnings were insufficient to cover fixed charges by $262.2 million. For the year ended December 31, 1998, earnings were insufficient to cover fixed charges by $797.1. For the year ended December 31, 1999, earnings were insufficient to cover fixed charges by $294.5 million or $306.0 million on a pro forma basis. For the fiscal quarters ended March 31, 1999 and 2000, earnings were insufficient to cover fixed charges by $57.9 million and $57.9 million, respectively. On a pro forma basis, earnings were insufficient to cover fixed charges by $57.5 million for the fiscal quarter ended March 31, 2000.

      The calculation of the pro forma ratio of earnings to fixed charges gives effect to: (1) our January 6, 2000 completion of the Coleman merger and resulting acquisition of the Coleman common stock held by the former Coleman public stockholders for cash, shares of our common stock and warrants; (2) the exchange of all of the outstanding zero debentures for secured notes and shares of our common stock in the exchange offer; and (3) the issuance to the lenders under our senior credit agreement of 4.5 million shares of our common stock, in each case, as if they had occurred at the beginning of the respective period presented.

      The foregoing information should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements found elsewhere in this Offering Circular.




                             THE EXCHANGE OFFER

GENERAL

      On March 25, 1998, we completed the original offering of $2,014 million aggregate principal amount at maturity of the zero debentures. The offering was made pursuant to Rule 144A under the Securities Act and was not registered under the Securities Act. The zero debentures were issued under an indenture, dated as of March 25, 1998, between Sunbeam and The Bank of New York, as trustee. We sold the zero debentures to Morgan Stanley & Co. Incorporated under a Purchase Agreement, dated March 25, 1998, between Morgan Stanley and Sunbeam. When we sold the zero debentures to Morgan Stanley, we also signed a Registration Rights Agreement in which we agreed to file with the SEC, at our own expense, a registration statement to cover resales of the zero debentures and the shares of common stock issuable upon conversion of the zero debentures. We did not file this registration statement until February 4, 1999, 225 days after the deadline contained in the Registration Rights Agreement. The registration statement was declared effective by the SEC on November 8, 1999.

      The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act and has not been registered with the SEC. The secured notes and common stock you receive in the exchange offer should be freely tradeable, except by persons who are considered affiliates of Sunbeam, as that term is defined in the Securities Act, or persons who hold zero debentures that were previously held by an affiliate of Sunbeam.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING ZERO DEBENTURES

      This Offering Circular and the enclosed letter of transmittal constitute an offer to exchange a combination of 17 shares of our common stock and $173.00 principal amount at maturity of secured notes ($149.06 principal amount at issuance) for each $1,000 principal amount at maturity of outstanding zero debentures, subject to the terms and conditions described in this Offering Circular. This exchange offer is being extended to all holders of the zero debentures. As of the date of this Offering Circular, $2,014 million aggregate principal amount at maturity of the zero debentures are outstanding. This Offering Circular and the enclosed letter of transmittal are first being sent on or about July 11, 2000, to all holders of zero debentures known to us. Subject to the conditions listed below, and assuming we have not previously elected to terminate the exchange offer for any reason or no reason, in our sole discretion, we will accept for exchange all zero debentures which are properly tendered on or prior to the expiration of the exchange offer and not withdrawn as permitted below. See "- Conditions to the Exchange Offer." The exchange offer will expire at 5:00 p.m., New York City time, on August 7, 2000. In our sole discretion, we may extend the period of time during which the exchange offer is open. Our obligation to accept zero debentures for exchange in the exchange offer is subject to the conditions listed below under the caption "- Conditions to the Exchange Offer." The form and terms of the secured notes are described in this Offering Circular in the section captioned "Description of Secured Notes."

      We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any zero debentures. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the exchange offer, all zero debentures previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any zero debentures not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any zero debentures not previously accepted for exchange if any of the events described below under the caption "- Conditions to the Exchange Offer" should occur or for any other reason within our sole and absolute discretion. We will give you oral or written notice of any amendment, termination or non-acceptance as promptly as practicable.

      Following completion of the exchange offer, we may, in our sole discretion, seek to acquire zero debentures not tendered in the exchange offer by means of open market purchases, privately negotiated acquisitions, redemptions or otherwise, or commence one or more additional exchange offers to those zero debenture holders who did not exchange their zero debentures for the combination of our common stock and secured notes.

RELEASE OF LEGAL CLAIMS BY TENDERING ZERO DEBENTURE HOLDERS

      By tendering your zero debentures in the exchange offer, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown, that, directly or indirectly, arise out of, are based upon or are in any manner connected with your or your successors' and assigns' ownership or acquisition of the zero debentures, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against (i) Sunbeam, its subsidiaries, its affiliates and its stockholders, and (ii) the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of Sunbeam, its subsidiaries, its affiliates and its stockholders, whether those claims arise under federal or state securities laws or otherwise.

CONDITIONS TO THE EXCHANGE OFFER

      THE EXCHANGE OFFER IS NOT CONDITIONED UPON THE EXCHANGE OF A MINIMUM PRINCIPAL AMOUNT AT MATURITY OF ZERO DEBENTURES.

      Notwithstanding any other provision of the exchange offer, we will not be required to accept any zero debentures for exchange or to issue any common stock or secured notes in exchange for zero debentures, and we may terminate or amend the exchange offer if, at any time before the acceptance of the zero debentures for exchange or the exchange of common stock and secured notes for zero debentures, any of the following events occurs:

     o the exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

     o the New York Stock Exchange has not approved for listing, subject to official notice of issuance, the shares of Sunbeam common stock to be issued in the exchange offer;

     o an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the exchange offer;

     o any material adverse development occurs in any existing legal action or proceeding involving Sunbeam;

     o we do not receive any governmental approval we deem necessary for the completion of the exchange offer; or

     o the indenture for the secured notes has not been qualified under the Trust Indenture Act of 1939.

      These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time. Moreover, we are free to terminate the exchange offer for any reason, in our sole and absolute discretion, and not accept any tendered zero debentures for exchange.

      In addition, we will not accept any zero debentures for exchange or issue any common stock or secured notes in exchange for zero debentures, if at the time a stop order is threatened or in effect which relates to the qualification of the indenture for the secured notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING ZERO DEBENTURES

      Zero debentures tendered in the exchange offer must be in denominations of $1,000 principal amount at maturity and whole-number multiples of $1,000.

      When you tender your zero debentures, and we accept the zero debentures for exchange, this will constitute a binding agreement between you and Sunbeam, subject to the terms and conditions set forth in this Offering Circular and the enclosed letter of transmittal. Unless you comply with the procedures described below under the caption "- Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

      o if you hold zero debentures in certificated form, tender your zero debentures by sending the certificates for your zero debentures, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, as exchange agent, at one of the addresses listed below under the caption "- Exchange Agent"; or

      o if you hold zero debentures in "street name," tender your zero debentures by using the book-entry procedures described below under the caption "- Book-Entry Transfer" and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent.

      In order for a book-entry transfer to constitute a valid tender of your zero debentures in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your zero debentures into its account at The Depository Trust Company prior to the expiration of the exchange offer. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you.

      THE METHOD OF DELIVERY OF CERTIFICATES FOR ZERO DEBENTURES, LETTERS OF TRANSMITTAL, AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION. IF YOU DELIVER YOUR ZERO DEBENTURES BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. PLEASE SEND ALL CERTIFICATES FOR ZERO DEBENTURES, LETTERS OF TRANSMITTAL AND AGENT'S MESSAGES TO AMERICAN STOCK TRANSFER & TRUST COMPANY, THE EXCHANGE AGENT FOR THE EXCHANGE OFFER, AT ONE OF THE ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR. PLEASE DO NOT SEND THESE MATERIALS TO US.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either:

     o a registered zero debenture holder and have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     o you are exchanging zero debentures for the account of an eligible guarantor institution.

An eligible guarantor institution means:

     o    Banks, as defined in Section 3(a) of the Federal Deposit
          Insurance Act;

     o Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers, as defined in the Securities Exchange Act of 1934, as amended;

     o    Credit unions, as defined in Section 19B(1)(A) of the Federal
          Reserve Act;

     o National securities exchanges, registered securities associations and clearing agencies, as these terms are defined in the Exchange Act; and

     o Savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of the zero debentures - which term, for this purpose, includes any participant in DTC's system whose name appears on a security position listing as the owner of the zero debentures - you must have the zero debentures signed by the registered holder of the zero debentures and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of zero debentures signs the letter of transmittal, certificates for the zero debentures must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for zero debentures.

      All questions as to the validity, form, eligibility - including time of receipt - and acceptance of zero debentures tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of zero debentures improperly tendered or to not accept any zero debentures, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any zero debentures either before or after the expiration of the exchange offer - including the right to waive the ineligibility of any holder who seeks to tender zero debentures in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular zero debentures either before or after the expiration of the exchange offer - including the terms and conditions of the letter of transmittal and the accompanying instructions - will be final and binding. Unless waived, any defects or irregularities in connection with tenders of zero debentures for exchange must be cured within a reasonable period of time, as determined by us. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of zero debentures for exchange, nor will we have any liability for failure to give this notification.

      If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for zero debentures or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

ACCEPTANCE OF ZERO DEBENTURES FOR EXCHANGE; DELIVERY OF COMMON STOCK AND SECURED NOTES

      Upon satisfaction or waiver of all of the conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer for any reason or no reason, in our sole discretion, we will accept, promptly after the expiration of the exchange offer, all zero debentures properly tendered and not withdrawn and will issue the shares of common stock and secured notes promptly after acceptance of the zero debentures. For purposes of the exchange offer, we will be deemed to have accepted properly tendered zero debentures for exchange when, as and if we have given oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

      For each $1,000 principal amount at maturity of zero debentures accepted for exchange in the exchange offer, the tendering holder will receive 17 shares of our common stock and $173.00 principal amount at maturity of secured notes ($149.06 principal amount at issuance).

      In all cases, the issuance of shares of our common stock and secured notes in exchange for zero debentures will be made only after the exchange agent timely receives either certificates for all physically tendered zero debentures, in proper form for transfer, or a book-entry confirmation of transfer of the zero debentures into the exchange agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal. If for any reason we do not accept any tendered zero debentures or if zero debentures are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged zero debentures without expense to the registered tendering holder. In the case of zero debentures tendered by book-entry transfer into the exchange agent's account at DTC by using the book-entry procedures described below, the unaccepted or non-exchanged zero debentures will be credited to an account maintained by the tendering holder with DTC. Any zero debentures to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the exchange offer.

      Sunbeam will not issue fractional shares of Sunbeam common stock in the exchange offer. Instead of receiving a fractional share of Sunbeam common stock, each zero debenture holder who would otherwise be entitled to a fractional share will receive a number of whole shares determined by rounding up or down to the nearest whole number. Similarly, secured notes to be issued in the exchange offer will be issued only in denominations of $1,000 principal amount at maturity and integral multiples thereof. Any tendering zero debenture holder who otherwise would be entitled to receive a secured note with a principal amount at maturity that is less than $1,000 or that is not an integral multiple of $1,000, will instead receive, at Sunbeam's election, cash (without interest) or shares of Sunbeam common stock (rounded up or down to the nearest whole number of shares), in each case, having a value equal to the principal amount at issuance of such "fractional" secured note. In the event that Sunbeam elects to issue shares of its common stock in satisfaction of fractional secured notes, the number of shares you receive will be based on the average closing price of our common stock, as reported on the NYSE Composite Transactions Tape, for the ten trading days immediately preceding the date of issuance.

BOOK-ENTRY TRANSFER

      Within two business days after the date of this Offering Circular, the exchange agent will establish an account at DTC for the zero debentures tendered in the exchange offer. Once established, any financial institution that is a participant in DTC's system may make book-entry delivery of zero debentures by causing DTC to transfer the zero debentures into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of the zero debentures may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile of the letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration of the exchange offer at one of the addresses listed below under the caption "- Exchange Agent." In addition, the exchange agent must receive book-entry confirmation of transfer of the zero debentures into the exchange agent's account of DTC prior to the expiration of the exchange offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

      If you are a registered holder of the zero debentures and wish to tender your zero debentures, but

     o the certificates for the zero debentures are not immediately available,

     o time will not permit your certificates for the zero debentures or other required documents to reach the exchange agent before the expiration of the exchange offer or

     o the procedure for book-entry transfer cannot be completed before the expiration of the exchange offer,

you may effect a tender of your zero debentures if:

     o    the tender is made through an eligible guarantor institution;

     o prior to the expiration of the exchange offer, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, setting forth your name and address, and the amount of zero debentures you are tendering and stating that the tender is being made by notice of guaranteed delivery; these documents may be sent by overnight courier, registered or certified mail or facsimile transmission;

     o you guarantee that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered zero debentures, in proper form for transfer, or a book-entry confirmation of transfer of the zero debentures into the exchange agent's account at DTC, including the agent's message that forms a part of the book-entry confirmation, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

     o the exchange agent receives the certificates for all physically tendered zero debentures, in proper form for transfer, or a book-entry confirmation of transfer of the zero debentures into the exchange agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, in each case, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL OF TENDERS

      YOU MAY WITHDRAW TENDERS OF ZERO DEBENTURES AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER AND, UNLESS YOUR TENDERED ZERO DEBENTURES HAVE PREVIOUSLY BEEN ACCEPTED FOR EXCHANGE AND YOU HAVE RECEIVED THE SECURED NOTES AND SHARES OF COMMON STOCK ISSUABLE IN EXCHANGE THEREFOR, YOU MAY ALSO WITHDRAW PREVIOUSLY TENDERED ZERO DEBENTURES AT ANY TIME AFTER SEPTEMBER 5, 2000.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to the expiration of the exchange offer at one of the addresses listed below under the caption "- Exchange Agent." Any notice of withdrawal must specify the name of the person who tendered the zero debentures to be withdrawn, identify the zero debentures to be withdrawn, including the principal amount of the zero debentures, and, where certificates for zero debentures have been transmitted, specify the name in which the zero debentures are registered, if different from that of the withdrawing holder. If certificates for zero debentures have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If zero debentures have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn zero debentures and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility - including time of receipt - of these notices will be determined by us. Our determination will be final and binding.

      Any zero debentures properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any zero debentures which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the exchange offer. In the case of zero debentures tendered by book-entry transfer into the exchange agent's account at DTC by using the book-entry transfer procedures described above, any withdrawn or unaccepted zero debentures will be credited to the tendering holder's account at DTC. Properly withdrawn zero debentures may be retendered at any time on or prior to the expiration of the exchange offer by following one of the procedures described above under "- Procedures for Tendering Zero Debentures."

EXCHANGE AGENT

      We have appointed American Stock Transfer & Trust Company as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your zero debentures should also be directed to the exchange agent at one of the following telephone numbers and addresses:

    Delivery To: American Stock Transfer & Trust Company, Exchange Agent

By Regular or Certified Mail:                        By Facsimile:                          By Overnight Courier or Hand:
                                        (Eligible Guarantor Institutions Only)
  American Stock Transfer                                                                      American Stock Transfer
      & Trust Company                              (718) 234-5001                                 & Trust Company
      40 Wall Street                                                                              40 Wall Street
        46th Floor                              To Confirm by Telephone                             46th Floor
    New York, NY  10005                         or for Information Call:                        New York, NY  10005
    Attention: Joe Wolf                                                                         Attention: Joe Wolf
                                                   (718) 921-8200

      DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

      Requests for additional copies of this Offering Circular, Sunbeam's First Quarter 2000 Quarterly Report on Form 10-Q, Sunbeam's 1999 Annual Report on Form 10-K, Sunbeam's 2000 Annual Meeting Proxy Statement, the enclosed Letter of Transmittal or the enclosed Notice of Guaranteed Delivery may be directed to either the Exchange Agent at one of the telephone numbers and addresses listed above or to the Information Agent at one of telephone numbers and addresses listed on the back cover page of this Offering Circular.

FINANCIAL ADVISOR

      Donaldson, Lufkin & Jenrette Securities Corporation is providing financial advisory services to Sunbeam in connection with the exchange offer. We will pay DLJ reasonable and customary compensation for their services as financial advisor. In addition, we will reimburse DLJ for reasonable out-of-pocket expenses incurred in connection with the exchange offer and will indemnify DLJ against liabilities and expenses in connection with the exchange offer, including liabilities under the United States federal securities laws.

EXPENSES

      We expect that we will have to pay about $6.5 million in expenses relating to the exchange offer. We expect to obtain the cash required to pay our expenses through cash flow from operations and/or borrowings under our senior credit agreement. We have made no decision with respect to the repayment or refinancing of indebtedness incurred or that may be incurred under the senior credit agreement and we may repay such indebtedness out of our internally generated funds or from proceeds of a subsequent financing. Any decisions with respect to such repayment or refinancing will be made based on a review from time to time of the advisability of particular transactions, as well as on prevailing interest rates and financial and economic conditions. There can be no assurance we will be able to make such payment.

RECOMMENDATION

      SUNBEAM IS NOT MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR ZERO DEBENTURES IN THE EXCHANGE OFFER AND, ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR ZERO DEBENTURES FOR EXCHANGE AND ACCEPT THE SECURED NOTES AND COMMON STOCK WE PROPOSE TO GIVE YOU.

SOLICITATION

      The principal solicitation is being made by mail by the exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, reimburse reasonable expenses incurred by brokers and dealers in forwarding this Offering Circular and the other exchange offer materials to the holders of the zero debentures.

      Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of Sunbeam and its affiliates and by persons so engaged by the exchange agent.

TRANSFER TAXES

      You will not be obligated to pay any transfer taxes in connection with the tender of zero debentures in the exchange offer unless you instruct us to register your shares of common stock or secured notes in the name of, or request that zero debentures not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

AGREEMENTS RELATING TO SUNBEAM SECURITIES

      SENIOR CREDIT AGREEMENT AMENDMENT. In consideration of their agreement to consent to the April 14, 2000 amendment to the senior credit agreement, and to grant a waiver allowing the incurrence of the indebtedness represented by the secured notes and permitting the grant of the second-priority lien on the collateral for the secured notes, Sunbeam has agreed to issue to the lenders under its senior credit agreement a risk adjustment fee of up to 4.5 million shares of Sunbeam common stock. The amount of the payment to Sunbeam's senior lenders will vary depending on the extent to which zero debenture holders participate in the exchange offer. The minimum fee payable to the senior lenders will be 2.5 million common shares. This minimum fee will be increased on a straight-line basis (to a maximum of 4.5 million common shares) for each $1,000 principal amount at issuance of secured notes issued in the exchange offer in excess of $162.5 million. In the event that Sunbeam cannot issue a sufficient number of common shares to satisfy the risk adjustment fee without first obtaining stockholder approval, Sunbeam will pay the remaining fee in shares of preferred stock. The preferred stock will be issued upon such terms and subject to such rights and preferences as to represent substantially the same economic interest in Sunbeam as the common shares that would have been issued, but for the stockholder approval requirement. Sunbeam has agreed to use its best efforts to obtain stockholder approval for the issuance of the common shares, if necessary, as soon as is reasonably practicable following the completion of the exchange offer, and to exchange any preferred stock issued to the senior lenders for common shares once stockholder approval for the issuance has been obtained. The common shares and preferred shares, if any, issuable to the senior lenders will be subject to customary registration rights.

      SENIOR CREDIT AGREEMENT. Pursuant to the terms of Sunbeam's senior credit agreement, as amended to date, Sunbeam is currently prohibited from paying cash dividends on its common stock as well as taking certain other actions relating to the Sunbeam common stock. For further information regarding the terms of Sunbeam's senior credit agreement, see the section of this Offering Circular captioned "Description of Other Indebtedness - Senior Credit Agreement."

      ZERO DEBENTURE INDENTURE. Pursuant to the indenture, dated as of March 25, 1998, between Sunbeam, as issuer, and The Bank of New York, as trustee, relating to the zero debentures, Sunbeam has granted to the holders of the zero debentures certain rights relating to the Sunbeam common stock. In particular, the zero debentures are convertible into shares of Sunbeam common stock at the conversion prices set forth in the indenture and, under certain circumstances, Sunbeam may be required to redeem the zero debentures for cash or shares of Sunbeam common stock. For further information regarding the terms of the zero debentures and the indenture pursuant to which the zero debentures were issued, see the section of this Offering Circular captioned "Description of Other Indebtedness - Zero Debentures."

      MACANDREWS & FORBES WARRANT. On August 24, 1998, Sunbeam issued to Coleman (Parent) Holdings Inc., the MacAndrews & Forbes subsidiary from which Sunbeam acquired a controlling interest in Coleman, a warrant which entitles the holder to purchase up to 23 million shares of Sunbeam common stock at an exercise price of $7 per share, subject to anti-dilution adjustments. This warrant was issued under the terms of a settlement agreement, dated August 12, 1998, by and between Sunbeam and Coleman (Parent) Holdings Inc. The warrant has a term of five years. The common shares issuable upon exercise of the warrant are subject to customary registration rights. For more information regarding this warrant and the terms of the settlement agreement pursuant to which it was issued, see the section of our 1999 Annual Report on Form 10-K captioned "Significant 1998 Financial and Business Developments - Settlement of Coleman-Related Claims."

      COLEMAN STOCKHOLDER WARRANTS. Pursuant to a Warrant Agreement, dated as of January 3, 2000, between Sunbeam, as issuer, and American Stock Transfer & Trust Company, as warrant agent, Sunbeam issued additional warrants to purchase up to 4.98 million shares of Sunbeam common stock at an exercise price of $7 per share, subject to anti-dilution adjustments. The warrants, which were issued pursuant to the terms of a settlement of litigation relating to the Coleman merger, were issued to the Coleman public stockholders and plaintiffs' counsel upon completion of the Coleman merger. For more information regarding these warrants and the terms of the settlement agreement pursuant to which they were issued, see the section of our 1999 Annual Report on Form 10-K captioned "Significant 1998 Financial and Business Developments - Settlement of Coleman-Related Claims."

      EMPLOYEE COMPENSATION ARRANGEMENTS. Sunbeam sponsors certain equity-based compensation plans, including stock option and restricted stock plans, and is party to employment agreements and stock option agreements with certain of its employees. These plans and agreements provide for the grant of options to purchase shares of Sunbeam common stock and the issuance of restricted shares of Sunbeam common stock, among other things. For further information regarding the terms of these plans and agreements, see the sections of Sunbeam's 2000 Annual Meeting Proxy Statement captioned "Executive Compensation," "Employment Contracts and Termination of Employment and Change in Control Arrangements," "Proposal 2
- Approval of Stock Option Grant to Jerry W. Levin," "Proposal 3 -
Approval of Stock Option Grant to Paul E. Shapiro," "Proposal 4 - Approval of Stock Option Grant to Bobby G. Jenkins," "Proposal 5 - Approval of the Amendment to the Sunbeam Corporation Management Incentive Plan," "Proposal 6 - Approval of the Sunbeam Corporation Key Executive Long Term Incentive Program," and "Proposal 7 - Approval of the Sunbeam Corporation 2000 Stock Option Plan," each of which is incorporated herein by reference. A copy of our 2000 Annual Meeting Proxy Statement is enclosed with this Offering Circular. All of the Proposals referenced above were approved by Sunbeam's stockholders at our June 27, 2000 Annual Meeting of Stockholders.

      Except as described in this Offering Circular, or in documents incorporated herein by reference, there are no contracts, arrangements, understandings or relationships in connection with the exchange offer between Sunbeam or any of its directors or executive officers and any person with respect to the zero debentures or the secured notes and shares of our common stock to be issued in the exchange offer.


          CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of certain anticipated U.S. Federal income tax consequences to holders whose zero debentures are tendered and accepted in the exchange offer. Because the law with respect to certain U.S. Federal income tax consequences of the exchange of zero debentures for New Securities (as defined below) is uncertain and no ruling has been or will be requested from the Internal Revenue Service (the "IRS") on any tax matter concerning the exchange of zero debentures for New Securities, no assurances can be given that the IRS or a court considering these issues would agree with the positions or conclusions discussed below.

      This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. Federal income taxation that may be relevant to a particular investor or to certain types of investors that may be subject to special tax rules (such as banks, tax-exempt entities, insurance companies, S Corporations, dealers in securities or currencies, certain traders in securities, persons that will hold New Securities as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction, and persons that have a "functional currency" other than the U.S. dollar). The discussion is limited to exchanging holders who are citizens or residents of the United States or are domestic corporations or that otherwise are subject to U.S. Federal income taxation on a net income basis with respect to the zero debentures, and who have held the zero debentures as "capital assets" within the meaning of section 1221 of the Internal Revenue Code (the "Code").

      HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE
CONSEQUENCES TO THEM OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS WHO EXCHANGE ZERO DEBENTURES FOR SECURED NOTES AND SUNBEAM COMMON STOCK

      GENERAL. The exchange of zero debentures for secured notes and Sunbeam common stock (collectively, the "New Securities") will qualify as a recapitalization under Section 368(a)(1)(E) of the Code with the result that, except as discussed below, (i) no gain or loss will be recognized by an exchanging holder, (ii) the New Securities will have an initial tax basis in the hands of the exchanging holder equal to the tax basis of the zero debentures exchanged therefor (allocated between the secured notes and the shares of Sunbeam common stock in accordance with their respective fair market values), and (iii) the New Securities will have a holding period that includes the period during which the exchanging holder held the zero debentures.

      ORIGINAL ISSUE DISCOUNT-SECURED NOTES. It is expected that the secured notes will be treated as issued with original issue discount within the meaning of the Code. For U.S. federal income tax purposes, the excess of the stated redemption price at maturity of the secured notes over their "issue price" constitute original issue discount. A holder (whether or not such holder is a cash or accrual basis taxpayer) will be required to include original issue discount in gross income as it accrues, in accordance with a constant yield to maturity method over the period the secured note is held (in addition to the inclusion of any qualified stated interest, as defined below). The stated redemption price at maturity of a secured note generally will equal the sum of the principal amount of such secured note and all payments required to be made thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments). Because Sunbeam will pay only 15% of the interest payable on the secured notes with respect to the first and second interest payment dates, only 15% of the stated interest will constitute "qualified stated interest."

      The "issue price" of a debt instrument and security issued together as a unit (an "investment unit") is first determined as if the investment unit itself was a debt instrument, and then such issue price is allocated between the debt instrument and the property rights (in this case, the secured note and the shares of Sunbeam common stock), based on their relative fair market values. Sunbeam will provide exchanging holders with its allocation of the issue price of the investment unit. Sunbeam's allocation is binding upon a holder unless such holder discloses on its tax return, for the year in which it acquired the unit, its determination of an allocation different from that of Sunbeam.

      If a substantial amount of the secured notes are traded on an "established market" within the meaning of the Treasury regulations at any time during the 60-day period ending 30 days after the issue date of the secured notes, then the issue price of the secured notes will equal the trading price of the secured notes on the issue date. If the secured notes are not treated as so traded and the zero debentures are traded on an "established market" within the meaning of the Treasury regulations at any time during the 60-day period ending 30 days after the issue date of the secured notes, then the issue price of the secured notes will equal the trading price of the zero debentures on the issue date. A material additional amount of original issue discount may be created with respect to the secured notes if the trading price of the zero debentures or the secured notes at the time of the exchange is materially less than the principal amount of the secured notes. If neither the zero debentures nor the secured notes are so traded, the issue price of the secured notes will be their principal amount. While certain of the zero debentures are, and certain of the secured notes may be, eligible for trading on the PORTAL system and bonds traded with sufficient volume and frequency on this system should be treated as traded on an "established market" for these purposes, it is not expected that either a substantial amount of the zero debentures or the secured notes will be traded during the relevant period. Nevertheless, no assurance can be given that zero debentures or secured notes will or will not be so traded within the relevant period. After the exchange is consummated, Sunbeam will determine whether or not the zero debentures or secured notes have been traded for these purposes and the amount, if any, of additional original issue discount created with respect to the secured notes and will inform the holders accordingly. Sunbeam will make the appropriate information return as required by the Treasury regulations.

      MARKET DISCOUNT. Market discount rules will apply to any secured notes or shares of Sunbeam common stock received by an exchanging holder who acquired its zero debentures subsequent to their original issuance at a price lower (by more than a de minimis amount) than the revised issue price of such zero debentures. Holders exchanging market discount zero debentures for secured notes and shares of Sunbeam common stock should consult their own tax advisors with respect to the allocation of market discount between the secured notes and the shares of Sunbeam common stock. A secured note that is exchanged for a zero debenture with market discount will continue to accrue market discount over its term.

      Holders exchanging market discount zero debentures pursuant to the exchange offer will not recognize any gain or loss upon the exchange with respect to accrued market discount. Any gain recognized by the holder on the disposition of New Securities received in exchange for a zero debenture having market discount will be treated as ordinary income to the extent of the market discount that accrued while held by such holder. A holder of a debt instrument acquired at market discount may elect to include market discount in gross income as such market discount accrues, either on a straight-line basis or a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Unless the holder elects to include market discount in income on a current basis, as described above, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry market discount zero debentures. President Clinton's budget proposal for fiscal year 2001 contains a provision that would require holders that use an accrual method of accounting to include market discount in income on a constant-yield basis as it accrues. Such a provision would be effective for debt instruments acquired on or after the date of enactment.

      ACQUISITION PREMIUM. If the tax basis of a holder in a secured note exceeds the issue price of such secured note but is not more than the principal amount of such secured note, the full daily portions of original issue discount will still be reported for each holder of such secured note for information reporting purposes, but the exchanging holder will reduce each daily portion of original issue discount includible in the holder's gross income by a constant fraction calculated so as to cause the full amount of such excess to be amortized over the life of such secured note.

      SALE OR EXCHANGE OF SECURED NOTES. In general, subject to the rules discussed above under "Market Discount," the sale, exchange or redemption of the secured notes will result in capital gain or loss equal to the difference between the amount realized and the exchanging holder's tax basis in the secured notes immediately before such sale, exchange or redemption (which will reflect any original issue discount and market discount previously included in income).

      SALE OR EXCHANGE OF THE SHARES OF SUNBEAM COMMON STOCK. In general, subject to the rules discussed above under "Market Discount," and except in certain circumstances in the case of a redemption where a holder's percentage stock interest is not meaningfully reduced, the sale, exchange or redemption of the shares of Sunbeam common stock will result in capital gain or loss equal to the difference between the amount realized and the exchanging holder's tax basis in the shares of Sunbeam common stock immediately before such sale, exchange or redemption.

TAX CONSEQUENCES TO SUNBEAM

      DISCHARGE OF INDEBTEDNESS INCOME. Sunbeam will realize income from discharge of indebtedness as a result of the exchange of the zero debentures for the New Securities. It is anticipated that Sunbeam's net operating losses will be sufficient to offset any discharge of indebtedness income. Nevertheless, Sunbeam will have U.S. Federal income tax liability and possibly state income tax liability to the extent of any alternative minimum tax, the amount of which will depend on Sunbeam's overall tax position for the tax year that includes the date of the exchange and the amount of zero debentures exchanged.

      INTEREST DEDUCTIONS. Interest payments and original issue discount with respect to the secured notes should generally be deductible by Sunbeam in arriving at income subject to tax.

      OWNERSHIP CHANGE. Based upon available records of stock ownership, Sunbeam believes that an "ownership change" for purposes of statutory provisions that would otherwise limit the use of net operating losses and net unrealized built-in losses has not occurred in the past and is not likely to occur as a result of the exchange. No assurance can be given that an ownership change that may limit the use of net operating loss carryovers and other tax attributes and net unrealized built-in losses will not occur in the future.


      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements were prepared to give effect to the following "Pro Forma Transactions":

o The exchange of all of the outstanding zero debentures for $348.4 million principal amount at maturity of secured notes ($300.2 million principal amount at issuance) and 34.2 million shares of our common stock;

o The issuance to the lenders under our senior credit agreement of 4.5 million shares of our common stock as payment for their risk adjustment fee; and

o The January 6, 2000 completion of the Coleman merger and resulting acquisition of the Coleman common stock held by the former Coleman public stockholders for approximately $44 million in common stock, $14 million in warrants, and $88 million in cash, including expenses.

      The unaudited pro forma condensed consolidated balance sheet as of March 31, 2000 gives pro forma effect to the proposed exchange offer and the issuance of 4.5 million shares of our common stock to the lenders under our senior credit agreement as if they had occurred on March 31, 2000. The unaudited condensed consolidated statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 give effect to the Pro Forma Transactions as if they had occurred on January 1, 1999, the beginning of Sunbeam's 1999 fiscal year. No pro forma adjustments are presented for the completion of the Coleman merger for the period as of and ended March 31, 2000 since the transaction occurred at the beginning of such period. Also, pro forma net losses are from continuing operations and do not include extraordinary items.

      The unaudited pro forma condensed consolidated financial statements do not include pro forma adjustments relating to the sale of Sunbeam's Eastpak business because the effects of that transaction are not significant.

      The pro forma adjustments are based upon available information and certain assumptions that Sunbeam believes are reasonable under the circumstances.

      The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what our results would have been if the Pro Forma Transactions actually had occurred as of the date indicated or of what our future operating results will be.

      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the unaudited condensed consolidated financial statements of Sunbeam set forth in our First Quarter 2000 Quarterly Report on Form 10-Q, the audited consolidated financial statements of Sunbeam set forth in our 1999 Annual Report on Form 10-K and the sections of our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K, in each case, captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is incorporated herein by reference. Copies of our First Quarter 2000 Report on Form 10-Q and 1999 Annual Report on Form 10-K are enclosed with this Offering Circular.


         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            As of March 31, 2000
                     (In thousands, except share data)


                                                Historical      Pro Forma
                                                 Sunbeam        Adjustments      Pro Forma
                                                 -------        -----------      ---------
ASSETS
Current assets
  Cash and cash equivalents                   $  23,098        $                $   23,098
  Receivables, net                              361,130                            361,130
  Inventories                                   539,544                            539,544
  Prepaid expenses, deferred income taxes
    and other current assets                     68,205                             68,205
                                             ----------       -----------       -----------

     Total current assets                       991,977                            991,977
Property, plant and equipment, net              452,603                            452,603
Trademarks, tradenames, goodwill and
  other, net                                  1,795,360           (20,422)(c)    1,794,113
                                                                    4,550 (b)
                                                                   14,625 (b)
                                             ----------       -----------       -----------
                                             $3,239,940       $    (1,247)      $3,238,693
                                             ==========       ===========       ===========

LIABILITIES AND SHAREHOLDERS' (DEFICIENCY) EQUITY

Current liabilities:
    Short-term debt and current portion
      of long-term debt                         141,325       $                 $  141,325
    Accounts payable                            217,940                            217,940
    Other current liabilities                   290,606                            290,606
                                             ----------       -----------       -----------
      Total current liabilities                 649,871                            649,871

Long-term debt, less current portion          2,308,592          (828,600)(c)    1,792,440
                                                                  300,207 (c)
                                                                    6,500 (b)
                                                                    5,741 (c)

Other long-term liabilities                    237,224                             237,224
Deferred income taxes                          111,235             (5,741)(c)      105,494
Minority interest                                1,105                               1,105

Shareholders' equity (deficiency):
    Common stock (107,422,500
     historical and 146,160,500
     pro forma, issued and
     outstanding)                                1,074                342 (c)        1,461
                                                                       45 (b)
    Additional paid-in capita1               1,179,630            110,932 (c)    1,303,192
                                                                   (1,950)(b)
                                                                   14,580 (b)
    Accumulated deficit                     (1,168,916)           396,697 (c)     (772,219)
    Accumulated other comprehensive loss       (79,875)                            (79,875)
                                             ----------       -----------       -----------

          Total shareholders'
           (deficiency) equity                 (68,087)           520,646          452,559
                                             ----------       -----------       -----------

                                             $3,239,940       $    (1,247)      $3,238,693
                                             ==========       ===========       ===========
     Book value per common share             $    (0.63)      $                 $     3.10
                                             ==========       ===========       ===========

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.



                       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                     For the Year Ended December 31, 1999
                                     (In thousands, except per share data)


                                                     Pro Forma         Pro Forma
                                                     Adjustments      Adjustments
                                    Historical         Coleman         Exchange
                                      Sunbeam          Merger            Offer          Pro Forma
                                    ----------       ------------     ------------      ---------

Net sales                          $  2,397,979     $                 $               $  2,397,979

Cost of goods sold                    1,793,360          1,460(e)                        1,794,820

Amortization of goodwill and
  identifiable intangibles               49,797          2,538(e)                           52,335

Selling, general and
  administrative expense                651,426             48(e)                          651,474
                                    -----------      ------------      -----------     ------------

Operating loss                          (96,604)        (4,046)                           (100,650)

Interest expense                        200,181          7,886(e)      (1,197)(a)          207,587
                                                                          717 (b)
Other expense, net                       (3,599)                                            (3,599)
                                    ------------     ------------       ----------      -----------

Loss from continuing
   operations before income
   taxes, minority interest
   and extraordinary charge            (293,186)       (11,932)           480             (304,638)

Income tax benefit                       (8,824)                           -                (8,824)

Minority interest                        15,157        (14,353)(e)         -                   804
                                    -----------      ---------          --------        ----------

(Loss) earnings from
   continuing operations
   before extraordinary gain        $  (299,519)    $    2,421         $   480          $(296,618)
                                    ===========     ==========         =========        ==========

Loss per share:
  Loss from continuing
  operations before
  extraordinary gain                $     (2.97)                                        $    (2.03)
                                    ============                                        ===========

Weighted average common
   shares outstanding                   100,744          6,676(e)      38,738(d)           146,158
                                    ============    ==========        =========         ===========

Ratio of earnings to
  fixed charges                             -  (f)                                             -   (f)
                                     =========                                          ===========


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.




                       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                                                        For the Three Months Ended March 31, 2000
                                                          (In thousands, except per share data)

                                                              Historical          Pro Forma
                                                               Sunbeam           Adjustments        Pro Forma

Net sales                                                     $  539,053         $                 $  539,053

Cost of goods sold                                               405,764                              405,764

Amortization of goodwill and identifiable intangibles             13,383                               13,383

Selling, general and administrative expense                      122,450                              122,450
                                                              ----------         -----------       -----------

Operating loss                                                    (2,544)                              (2,544)

Interest expense                                                  52,487             (555)(a)          52,102
                                                                                      170 (b)
Other expense, net                                                 2,611                                2,611
                                                               ---------          ---------         ---------

(Loss) earnings from continuing operations before
  income taxes, minority interest and extraordinary
  charge                                                         (57,642)             385             (57,257)

Income tax provision                                               1,667                                1,667

Minority interest                                                     91                                   91
                                                              ----------          ---------         ----------

(Loss) earnings from continuing operations
   before extraordinary charge                                $  (59,400)         $   385           $ (59,015)
                                                              ==========          =========         ===========

Loss per share:
  Loss from continuing operations before
  extraordinary charge                                        $    (0.55)                           $   (0.40)
                                                              ===========                           =========

   Weighted average common shares outstanding                    107,056           38,738(d)          145,794
                                                              ===========         ========          =========

Ratio of earnings to fixed charges                                  -   (f)                              -    (f)
                                                              ==========                            ==========


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.



                   NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED FINANCIAL STATEMENTS

          As of March 31, 2000 and for the Year Ended December 31,
               1999 and the Three Months ended March 31, 2000
        (In thousands, except percentages, share data and as noted)

(a) Represents the adjustment to interest expense associated with the borrowings to consummate the exchange offer, net of the reduction associated with satisfying the zero debentures. This adjustment to interest expense is derived as follows:


                                                  Year ended           Three months ended
                                              December 31, 1999          March 31, 2000
                                              -----------------          --------------
Interest expense for secured no
   (including amortization of original
   issue discount of $4.1 million and
   $1.0 million, respectively, and an
   11.0% interest rate)                            $  37,092                $  9,270

Interest expense related to revolver
   borrowings to fund transaction
   costs and Alternative Minimum
   Tax ("AMT") payments (1)                            1,096                     282

Less:  Historical interest expense
   related to the zero debentures                    (39,385)                (10,107)
                                                  -----------              ----------

Net adjustment to interest expense                $   (1,197)              $    (555)
                                                  ===========              ==========

      (1) This additional interest expense results from borrowings under Sunbeam's revolving credit facility to fund the transaction costs of $6.5 million and AMT tax payments of $5.741 million arising from the gain on the transaction. (See Note (d) below.) The incremental interest was calculated using the average interest rates for the periods, 8.95% for the year ended December 31, 1999 and 9.22% for the three months ended March 31, 2000. The effect on operations of a 1/8% variance in interest would be approximately $15 thousand for the year ended December 31, 1999 and $4 thousand for the three months ended March 31, 2000, respectively. (See Note (b) below.)

(b) Reflects incremental interest expense as a result of the amortization of transaction costs related to the exchange offer.

      Transaction costs resulting from the exchange offer are expected to result in additional borrowings under Sunbeam's revolving credit facility in the amount of $6.5 million and are summarized as follows:


                                         Balance Sheet Classification
                                ---------------------------------------------

                                                Additional        Deferred
                                  Total       Paid-in Capital  Financing Costs

                                ---------------------------------------------
Advisory fees                    $  5,000       $   1,500       $   3,500
Legal expenses                      1,000             300             700
Accounting fees and other             500             150             350
                                ---------------------------------------------
Total                            $  6,500       $   1,950       $   4,550
                                =============================================


The allocation of transaction costs between Additional Paid-in Capital and Deferred Financing Costs is based upon the estimated respective market values of the common stock and secured notes at the date of issuance.

The pro forma adjustment to interest expense relating to deferred financing costs is derived as follows:

                                                  Year ended                  Three months ended
                                               December 31, 1999                March 31, 2000
                                               -----------------                --------------
Amortization of deferred financing costs
associated with the secured notes
(straight-line amortization over the
11-year term of the secured notes)                 $    414                        $    103

Amortization of fee payable to senior lenders(1)      1,003                             251

Less:  Historical amortization of deferred
financing costs related to the zero debentures         (700)                           (184)
                                                 ---------------                --------------
Net adjustment to interest expense                  $   717                        $    170
                                                 ===============                ==============

      (1) In consideration of their agreement to consent to the April 14, 2000 amendment to Sunbeam's senior credit agreement, and to grant a waiver allowing the incurrence of the indebtedness represented by the secured notes and permitting the grant of the second-priority lien on the collateral for the secured notes, Sunbeam has agreed to issue to the lenders under its senior credit agreement a risk adjustment fee of up to 4.5 million shares of Sunbeam common stock. The amount of the payment to Sunbeam's senior lenders will vary depending on the extent to which zero debenture holders participate in the exchange offer. The minimum fee payable to the senior lenders will be 2.5 million common shares. This minimum fee will be increased on a straight-line basis (to a maximum of 4.5 million common shares) for each $1,000 principal amount at issuance of secured notes issued in the exchange offer in excess of $162.5 million. In the event that Sunbeam cannot issue a sufficient number of common shares to satisfy the risk adjustment fee without first obtaining stockholder approval, Sunbeam will pay the remaining fee in shares of preferred stock. The preferred stock will be issued upon such terms and subject to such rights and preferences as to represent substantially the same economic interest in Sunbeam as the common shares that would have been issued, but for the stockholder approval requirement. This fee is valued at $14.625 million ($45 thousand in common stock and $14,580 thousand allocated to additional paid-in capital) based upon the assumed value of the common stock at the date of issue of $3.25 per share, and will be amortized on a straight-line basis to interest expense over the remaining term of the senior credit agreement (approximately 6.5 years, through September 30, 2006).

(c) Reflects the new debt issued in connection with the exchange offer, removal of the carrying value of the zero debentures, including the remaining carrying value of the deferred financing costs associated with the zero debentures, allocation of the fair value of the 34.2 million shares of common stock issued to par value ($342 thousand) and additional paid-in capital ($110,932 thousand) and the resulting extraordinary gain which is reflected as an increase to equity as detailed below:

      Value of secured notes and common stock issued:


      Number of shares of common stock issued           34,238
      Estimated market price on date of offer     $       3.25
                                                  ------------

      Value of common stock                                          $  111,274

      Secured notes, principal at maturity        $    348,422
      Original issue discount                          (48,215)
                                                  -------------
      Value of secured notes                                            300,207
                                                                     ----------

           Total value of debt and equity
            issued:                                                     411,481

      Net book value of debt exchanged

      Book value of zero debentures
       at March 31, 2000                          $    828,600

      Less:  Unamortized deferred
       financing costs                                 (20,422)
                                                    ----------

      Net book value of zero debentures
       at March 31, 2000                                                808,178
                                                                     ----------

               Extraordinary gain                                    $  396,697
                                                                     ==========

      Fractional shares of Sunbeam common stock will not be issued in the exchange offer. Rather, any fractional share to which a holder of zero debentures would otherwise be entitled will be rounded up or down to the nearest whole number of shares. "Fractional" secured notes will not be issued in the exchange offer (secured notes will be issued in denominations of $1,000 principal amount at maturity and whole number multiples of $1,000 principal amount at maturity). Instead, any tendering holder of zero debentures who would otherwise be entitled to receive a fractional secured note will receive, at Sunbeam's election, cash (without interest) or shares of Sunbeam common stock (rounded up or down to the nearest whole number of shares) having a value equal to the principal amount at issuance of the fractional secured note. In the event that Sunbeam elects to issue shares of common stock in satisfaction of fractional secured notes, the number of shares a holder of zero debentures receives will be based on the average closing price of the Sunbeam common stock for the ten trading days immediately preceding the date of issuance.

      The exchange offer will create a current tax liability of $5.741 million for AMT. The effective AMT tax rate is approximately 2% as Sunbeam has AMT net operating loss carryovers that reduce the statutory rate of 20%. The payment of AMT taxes will result in additional borrowings under the senior credit agreement of approximately $5.741 million.

(d) Represents the increase in the weighted average shares of Sunbeam common stock outstanding relating to the approximately 34.2 million shares of Sunbeam common stock to be issued in connection with the exchange offer and the 4.5 million shares to be issued to the senior lenders as a fee for their consent and approval of certain amendments and waivers under the senior credit agreement.

(e) Represents the pro forma effects associated with completing the Coleman merger and acquiring the remaining Coleman shares outstanding. The Coleman merger was completed in January 2000. The total consideration was comprised of the following:


      Cash                                $   88,540
      Sunbeam common stock                    43,788
      Sunbeam warrants                        13,621
                                          ----------
                                          $  145,949
                                          ==========


      The portion of the consideration consisting of 6.676 million shares of Sunbeam common stock was valued at $6.75 per share, the closing price of Sunbeam's common stock on October 21, 1998, the date Sunbeam announced the terms of a memorandum of understanding to settle certain claims brought by Coleman stockholders challenging the Coleman merger. The warrants to purchase approximately 4.98 million shares of Sunbeam common stock at $7 per share are valued at $3.04 per share, the same value ascribed to the warrant issued to a subsidiary of MacAndrews & Forbes Holdings, Inc. in August 1998 based on a valuation performed by an independent consultant. The pro forma allocation of the consideration is based on independent appraisals prepared in connection with the Coleman acquisition. Allocation of the total consideration and its effect on the pro forma condensed consolidated financial statements are as follows:


                                                   Year Ended December 31, 1999
                                                      Pro Forma Effect on:
                                -------------------------------------------------------------------

                                                                     Amortization         Selling,
                                                                      of Goodwill         General
                                                         Cost of         and               and
                                                          Goods     Identifiables     Administrative
                                Life      Allocation      Sold       Intangibles          Expense
                                ----      ----------     -------    -------------     --------------

Inventories                       -       $   4,280
Property, plant and
  equipment                    7.9 years     11,587       $  1,460                     $ 48
Trademarks                      40 years     69,980                    $ 1,750
Assembled workforce              8 years      3,220                        403
Patents                          8 years      1,400                        175
Minority interest                -           65,825
Deferred income taxes            -          (18,823)
Postretirement
    benefit liability            -              100
Goodwill                        40 years      8,380                        210
                                          ---------------------------------------------------------
                                          $ 145,949       $  1,460     $ 2,538         $ 48
                                          =========================================================


      No pro forma adjustments are presented for the period ended March 31, 2000 since the transaction occurred at the beginning of the period.

      In deriving the above pro forma adjustments, Sunbeam assumed that the fair values used in connection with the acquisition of the initial 79% interest in Coleman were reasonable approximations of the appropriate fair values to be used in connection with the second half of this step acquisition. Accordingly, the purchase price amounts allocated above to inventories, property, plant and equipment, trademarks, assembled workforce and patents reflect 21% of the fair values used in the acquisition of the initial 79% interest of Coleman.

      The pro forma adjustment to deferred income taxes represents the recording in purchase accounting of the deferred income tax effects of the temporary differences which result from the allocation of $90.5 million of the consideration to tangible and identifiable intangible assets. The deferred income taxes have been established based on an estimated federal, state and foreign income tax rate of approximately 22%.

      The pro forma adjustments also reflect:

      * additional interest expense of $7.886 million for the year ended December 31, 1999 on the $88.5 million portion of the consideration which was funded from Sunbeam's term and revolving credit facilities at an average interest rate of 8.91% (the rate in effect at December 31, 1999). The effect on operations of a 1/8% variance in interest rates on these borrowings would be approximately $110 thousand per year.

      * the elimination of the minority interest in the loss on Coleman in the pro forma statement of operations of $14.353 million.

      * inclusion of the 6.676 million shares of Sunbeam common stock issued in connection with the Coleman merger in the weighted average common shares outstanding. The warrants that were issued in connection with the Coleman merger have not been included, as they would be anti-dilutive.

(f) In computing the ratio of earnings to fixed charges: (a) earnings represents income (loss) from continuing operations before income taxes and fixed charges, exclusive of capitalized interest; and (b) fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense. For the fiscal year ended December 31, 1999 and the three months ended March 31, 2000, historical earnings were insufficient to cover fixed charges by $294.5 million and $57.9 million, respectively. For the fiscal year ended December 31, 1999 and the three months ended March 31, 2000, on a pro forma basis, earnings were insufficient to cover fixed charges by $306.0 million and $57.5 million, respectively.



                      SELECTED HISTORICAL FINANCIAL DATA

      The following is a summary of certain financial information relating to Sunbeam. This summary should be read in conjunction with the unaudited condensed consolidated financial statements of Sunbeam and the related notes set forth in our First Quarter 2000 Quarterly Report on Form 10-Q and the audited consolidated financial statements of Sunbeam and the related notes set forth in our 1999 Annual Report on Form 10-K, each of which is incorporated herein by reference. Copies of our First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K are enclosed with this Offering Circular. All amounts in the table are expressed in millions, except per share data.




                                                                                         FISCAL YEARS ENDED
                                                              -------------------------------------------------------------------
                                                               DECEMBER 31,        DECEMBER 29,     DECEMBER 28,     DECEMBER 31,
                                                                   1995              1996 (1)         1997 (2)       1998 (3)(4)
                                                              --------------     ----------------   -------------  --------------

STATEMENT OF OPERATIONS DATA

   Net sales...............................................   $      1,016.9     $          984.2   $     1,073.1  $     1,836.9

   Cost of goods sold......................................            809.1                896.9           831.0        1,781.9

   Selling, general and administrative expense.............            137.5                221.7           152.6          725.0

   Restructuring, and asset impairment (benefit) charges...               --                110.1          (14.6)             --
                                                              --------------     ----------------   -------------  -------------
   Operating earnings (loss)...............................   $         70.3     $        (244.5)   $       104.1  $     (670.0)
                                                              ==============     ================   =============  =============
   Earnings (loss) from continuing operations before

       extraordinary charge................................   $         37.6     $        (170.2)   $        52.3  $     (775.5)

   Earnings from discontinued operations,

       net of taxes (7)....................................             12.9                  0.8              --             --

   Loss on sale of discontinued operations,

       net of taxes (7)....................................               --               (39.1)          (14.0)             --

   Extraordinary charge from early extinguishments of

       debt................................................               --                   --              --        (122.4)
                                                              --------------     ----------------   -------------  -------------
   Net earnings (loss) ....................................   $         50.5     $        (208.5)   $        38.3  $     (897.9)
                                                              ==============     ================   =============  =============
   Ratio of earnings to fixed charges (8)..................             4.7x                   --           7.2 x             --

PER SHARE DATA:

   Weighted average common shares outstanding:
         Basic.............................................             81.6                 82.9            84.9           97.1

         Diluted...........................................             82.8                 82.9            87.5           97.1

   Earnings (loss) per share from continuing operations

       before extraordinary charge:

         Basic.............................................   $         0.46     $         (2.05)   $        0.62  $      (7.99)

         Diluted ..........................................             0.45               (2.05)            0.60         (7.99)

   Net earnings (loss) per share:

         Basic.............................................             0.62               (2.51)            0.45         (9.25)

         Diluted...........................................             0.61               (2.51)            0.44         (9.25)

   Cash dividends declared per share.......................             0.04                 0.04            0.04           0.01

BALANCE SHEET DATA (AT PERIOD END):

   Working capital.........................................   $        411.7     $          359.9   $       369.1  $       488.5

   Total assets............................................          1,158.7              1,059.4         1,058.9        3,405.5

   Long-term debt, less current portion....................            161.6                201.1           194.6        2,142.4

   Shareholders' equity (deficiency).......................            601.0                415.0           472.1          260.4




[TABLE CONTINUED]

                                                                                            THREE MONTHS ENDED
                                                              ----------------     --------------------------------
                                                                  DECEMBER 31,         MARCH 31,      MARCH 31,
                                                                    1999 (5)             1999 (6)        2000
                                                                --------------     ----------------   -------------

STATEMENT OF OPERATIONS DATA

   Net sales...............................................     $      2,398.0       $        523.9   $     539.1

   Cost of goods sold......................................            1,793.4                397.5         405.8

   Selling, general and administrative expense.............              701.2                141.2         135.8

   Restructuring, and asset impairment (benefit) charges...                 --                   --            --
                                                                --------------     ----------------   -----------
   Operating earnings (loss)...............................     $       (96.6)       $       (14.8)   $     (2.5)
                                                                ==============     --==============   ===========
   Earnings (loss) from continuing operations before

       extraordinary charge................................     $      (299.5)       $       (60.7)   $    (59.4)

   Earnings from discontinued operations,

       net of taxes (7)....................................                 --                   --            --

   Loss on sale of discontinued operations,

       net of taxes (7)....................................                 --                   --            --

   Extraordinary charge from early extinguishments of

       debt................................................                 --                   --            --
                                                                --------------     ----------------   -----------
   Net earnings (loss) ....................................     $      (299.5)       $       (60.7)   $    (59.4)
                                                                ==============     --==============   ===========
   Ratio of earnings to fixed charges (8)..................                 --                   --            --

PER SHARE DATA:

   Weighted average common shares outstanding:
         Basic.............................................              100.7                100.7         107.1

         Diluted...........................................              100.7                100.7         107.1

   Earnings (loss) per share from continuing operations

       before extraordinary charge:

         Basic.............................................     $       (2.97)       $       (0.60)   $    (0.55)

         Diluted ..........................................             (2.97)               (0.60)        (0.55)

   Net earnings (loss) per share:

         Basic.............................................             (2.97)               (0.60)        (0.55)

         Diluted...........................................             (2.97)               (0.60)        (0.55)

   Cash dividends declared per share.......................                 --                   --            --

BALANCE SHEET DATA (AT PERIOD END):

   Working capital.........................................     $        311.7       $        504.0   $     342.1

   Total assets............................................            3,132.3              3,399.1       3,239.9

   Long-term debt, less current portion....................            2,164.0              2,208.0       2,308.6

   Shareholders' equity (deficiency).......................             (59.3)                190.2        (68.1)



-------------------------

(1) Includes special charges of $239.2 million before taxes. See Notes 12 and 13 of the Notes to Sunbeam's Consolidated Financial Statements set forth in Sunbeam's 1999 Annual Report on Form 10-K, which is incorporated herein by reference.

(2) Includes the reversal of $28.0 million pre-tax liabilities no longer required and of $13.3 million tax liabilities no longer required.

(3) On March 30, 1998, Sunbeam acquired approximately 81% of the then outstanding shares of common stock of Coleman. On April 6, 1998, Sunbeam completed the cash acquisitions of First Alert and Signature Brands. The acquisitions were accounted for under the purchase method of accounting and, accordingly, the financial position and results of operations of each acquired entity is included from the applicable date of acquisition in the Consolidated Financial Statements of Sunbeam set forth in Sunbeam's 1999 Annual Report on Form 10-K, which is incorporated herein by reference.

(4) Includes charges of $70.0 million related to the issuance of warrants, $62.5 million related to the write-off of goodwill, $122.4 million related to the early extinguishments of debt, $39.4 million related to fixed asset impairments, $34.4 million of compensation expense and severance recorded in connection with employment agreements with Sunbeam's former Chairman and Chief Executive Officer and two other former senior officers, $95.8 million related to excess and obsolete inventory reserves, $28.1 million related to purchase accounting adjustments, $20.4 million of restatement related expenses, $10.0 million related to Year 2000 and systems initiatives expenses and $8.1 million of other significent and unusual charges. See Notes 2, 3, 8, 11 and 17 of Notes to Sunbeam's Consolidated Financial Statements set forth in Sunbeam's 1999 Annual Report on Form 10-K, which is incorporated herein by reference.

(5) Includes an asset impairment charge of $52.0 million, fixed asset and inventory charges of $15.0 million, and $27.3 million in charges related to Year 2000 and systems initiatives expenses. Results for the year also include $26.2 million of other significant and unusual charges. See the section of Sunbeam's 1999 Annual Report on Form 10-K captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations - Significant and Unusual Charges," which is incorporated herein by reference.

(6) Includes $8.1 million in charges related to Year 2000 and systems initiatives expenses.

(7) Represents earnings from Sunbeam's furniture business, net of taxes, and the estimated loss on disposal.

(8) In computing the ratio of earnings to fixed charges: (a) earnings represent income (loss) from continuing operations before income taxes and fixed charges, exclusive of capitalized interest; and (b) fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense. For the fiscal years ended December 29, 1996, December 31, 1998 and December 31, 1999 and the three months ended March 31, 1999 and March 31, 2000, historical earnings were insufficient to cover fixed charges by $262.2 million, $797.1 million, $294.5 million, $57.9 million and $57.9 million, respectively. For the fiscal year ended December 31, 1999 and the three months ended March 31, 2000, on a pro forma basis, earnings were insufficient to cover fixed charges by $306.0 million and $57.5 million, respectively.


                        DESCRIPTION OF SECURED NOTES

GENERAL

      The following summary describes the material terms applicable to the 11% Senior Secured Subordinated Notes due 2011 (the "Secured Notes") that Sunbeam proposes to give you in the exchange offer, including the material provisions of the indenture under which the Secured Notes will be issued and the security documents governing the second-priority security interest in the Collateral for the Secured Notes. The following summary does not restate the indenture and the Second Lien security documents in their entirety. Accordingly, we urge you to read the indenture and the Second Lien security documents carefully in their entirety because they, and not this summary, define your rights as a Holder of the Secured Notes. Copies of the indenture and the Second Lien security documents are available on request from Sunbeam. You can find the definitions of certain terms used in this summary in the section of this Offering Circular captioned "- Certain Definitions." In this summary, the term "Sunbeam" refers only to Sunbeam Corporation and not to any of its Subsidiaries. Certain defined terms used in this summary but not defined below under the caption "- Certain Definitions" have the meanings assigned to them in the indenture.

      Sunbeam will issue the Secured Notes under an indenture between itself and The Bank of New York, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the Secured Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

      The registered Holder of a Secured Note will be treated as the owner of the Secured Note for all purposes. Only registered Holders have rights under the indenture.

      For a comparison of the terms applicable to the Secured Notes and the Zero Debentures, please see the section of this Offering Circular captioned "- Comparison of Zero Debentures and Secured Notes."

BRIEF DESCRIPTION OF THE SECURED NOTES

      The Secured Notes are general obligations of Sunbeam, secured by a second-priority Lien that is junior and subordinated to the First Lien and also subject to other Permitted Liens on the Collateral consisting of the Pledged Subsidiary Stock, as described in the section of this Offering Circular captioned "- Second-Priority Security Interest." The Secured Notes are:

     o junior in right of payment to all existing and future Senior Debt of Sunbeam, including Sunbeam's Obligations under the Senior Credit Agreement;

     o senior in right of payment to any subordinated Debt of Sunbeam, including the Zero Debentures, and, to the extent of the value of the Collateral, senior to any outstanding unsecured Debt of Sunbeam, including trade payables; and

     o effectively subordinated in right of payment to all existing and future Debt of the Subsidiaries.

      Although we are currently subject to a number of restrictive covenants under our Senior Credit Agreement, the Secured Notes do not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities of Sunbeam. Except as described in the sections of this Offering Circular captioned "- Repurchase at the Option of Holders - Change of Control" and
"- Asset Sales" and "- Merger and Consolidation," the indenture contains no covenants or other provisions to protect Holders of the Secured Notes in the event of a highly leveraged transaction, a Change of Control of Sunbeam or any other transaction that may adversely affect Secured Note Holders.

PRINCIPAL, MATURITY AND INTEREST

      The indenture provides for the issuance by Sunbeam of Secured Notes with an unlimited maximum aggregate principal amount at maturity. Sunbeam will initially issue Secured Notes in denominations of $1,000 and integral multiples of $1,000. The Secured Notes will mature on June 15, 2011.

      Interest on the Secured Notes will accrue at the rate of 11% per annum and will be payable semi-annually in arrears on June 15th and December 15th of each year (each, an "Interest Payment Date"), as follows:

      o On December 15, 2000 and June 15, 2001, 15% of the aggregate interest payable on the Secured Notes will be paid in cash, to be distributed pro rata to the Holders, with the remaining interest to be an accretion of original issue discount;

      o On December 15, 2001 and June 15, 2002, 30% of the aggregate interest payable on the Secured Notes will be paid in cash, to be distributed pro rata to the Holders, with the remaining interest to be an accretion of original issue discount; and

      o After June 15, 2002, 100% of the aggregate interest payable on the Secured Notes will be paid in cash.

Sunbeam will make each interest payment to the Holders of record on the immediately preceding June 1st and December 1st.

      Interest on the Secured Notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

PAYING AGENT AND REGISTRAR FOR THE SECURED NOTES

      The Trustee will initially act as paying agent and registrar for the Secured Notes. Sunbeam may change the paying agent or registrar without prior notice to the Holders, and Sunbeam or any of its Subsidiaries may act as paying agent or registrar. Sunbeam will pay principal (and premium, if any) and interest on the Secured Notes at the office of the paying agent, initially the Trustee, in the Borough of Manhattan in the City of New York, State of New York. In addition, in the event the Secured Notes do not remain in book-entry form, interest may be paid, at Sunbeam's option, by wire transfer or check mailed to the registered addresses of the Holders as shown on the note register. The Secured Notes will be treated as a single class of securities under the indenture.

TRANSFER AND EXCHANGE

      A Holder may transfer or exchange Secured Notes in accordance with the indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Secured Notes. Holders will be required to pay all taxes due on transfer. Sunbeam is not required to transfer or exchange any Secured Note selected for redemption. Also, Sunbeam is not required to transfer or exchange any Secured Note for a period of 15 days before a selection of Secured Notes to be redeemed.

OPTIONAL REDEMPTION

      At any time prior to June 15, 2003, Sunbeam may on any one or more occasions redeem up to 35% of the aggregate principal amount of Secured Notes issued under the indenture at a redemption price of 111% of the aggregate accreted value of the Secured Notes redeemed, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that:

      (1) at least 65% of the aggregate principal amount of the Secured Notes originally issued under the indenture remain outstanding immediately after the occurrence of such redemption (excluding Secured Notes held by Sunbeam and its Subsidiaries); and

      (2) the redemption occurs within 90 days of the date of the closing of the Equity Offering.

      Except pursuant to the preceding paragraph, the Secured Notes will not be redeemable at Sunbeam's option prior to June 15, 2003.

      After June 15, 2005, Sunbeam may redeem all or a part of the Secured Notes upon not less than 45 nor more than 60 days' notice, at the redemption prices (expressed as percentages of accreted value) set forth below plus accrued and unpaid interest on the Secured Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:


YEAR                                                             PERCENTAGE
2005.........................................................     105.500%
2006.........................................................     103.667%
2007.........................................................     101.833%
2008 and thereafter..........................................     100.000%

      The terms of the Senior Credit Agreement would not currently permit Sunbeam to exercise its optional redemption rights with respect to the Secured Notes.

MANDATORY REDEMPTION

      Sunbeam is not required to make mandatory redemption or sinking fund payments with respect to the Secured Notes.

SECOND-PRIORITY SECURITY INTEREST

      All of the Obligations of Sunbeam under the Secured Notes and the related indenture will be secured by a second-priority Lien that is junior and subordinated to the First Lien and also subject to other Permitted Liens on the Collateral consisting of the Pledged Subsidiary Stock.

      Following such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, upon the occurrence of an Event of Default and the acceleration of Sunbeam's obligation to repay the principal of, and accrued but unpaid interest on, the Secured Notes, the Trustee for the Secured Notes may take all actions it deems necessary or appropriate, including, but not limited to, foreclosing upon the Collateral in accordance with the Second Lien security documents and applicable law. Until such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, however, the right of the Trustee and/or the Holders of the Secured Notes to foreclose on, or otherwise exercise any rights and remedies in respect of, the Collateral is subject to the complete standstill in favor of the Senior Lenders described below. Subject to any applicable limitations contained in the Senior Credit Agreement, the proceeds received from the sale of any Collateral that is the subject of a foreclosure or collection suit will be applied first to pay the expenses of such foreclosure or collection suit and amounts then payable to the Trustee and thereafter to pay the principal of and interest on the Secured Notes. Subject to the standstill in favor of the Senior Lenders, the Trustee has the power to institute and maintain such suits and proceedings as it may deem expedient to prevent impairment of, or to preserve or protect its and the Holders' interest in, the Collateral.

      Unless otherwise agreed by any refinancing lender, the junior lien position of the Secured Notes and above-described standstill would remain unchanged with regard to any refinancing of the Senior Credit Agreement and the First Lien security documents. The Trustee and/or the Holders of the Secured Notes may nevertheless assert any rights they may have to any excess proceeds arising from any foreclosure or other such realization on the Collateral by the First Lien Representative, by any Senior Lender or by any Representative of the First Lien Representative or any Senior Lender.

      There can be no assurance that the Trustee will be able to sell the Collateral without substantial delays or compromises even after the standstill has lapsed or that the proceeds obtained from any such sale will be sufficient to pay all amounts owing to Holders of the Secured Notes. See "Risk Factors - It is unlikely that you would receive payment in full by foreclosing on the collateral in the event of a default on the secured notes." Third parties that have Permitted Liens (including, without limitation, the Senior Lenders) may have rights and remedies with respect to the property subject to such Liens that, if exercised, could reduce the amount of Pledged Subsidiary Stock constituting the Collateral. In addition, the ability of the Holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "- Certain Bankruptcy Limitations."

      The Collateral release provisions of the indenture will require the release of Collateral from the Second Lien, under circumstances where the First Lien has been released, as permitted under the Senior Credit Agreement or by the First Lien Representative, and under certain other circumstances, without requiring substitution of collateral of equal value. See "- Possession, Use and Release of Collateral." As described under the summary of the covenant "Repurchase at the Option of Holders - Asset Sales," the Net Available Cash (if any) associated with certain Asset Dispositions may, under specified circumstances and subject to any applicable limitations contained in the Senior Credit Agreement, be required to be utilized to make an offer to purchase Secured Notes.

POSSESSION AND USE OF COLLATERAL

      Until such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, the First Lien Representative shall, subject to the terms and conditions of the First Lien security documents, remain in possession and retain exclusive control of the Collateral securing the Secured Notes, including the Net Available Cash resulting from any sale, transfer or other disposition (a "Transfer") of all or a portion of the Collateral or the proceeds of any foreclosure action against the Collateral. Following such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, the Trustee shall, subject to the terms and conditions of the Second Lien security documents, take possession and control of the Collateral.

      Notwithstanding the foregoing, except as otherwise provided under the Senior Credit Agreement (until such time as all Obligations thereunder have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated) or unless Sunbeam's obligation to pay the principal of, and accrued but unpaid interest on, the Secured Notes shall have been accelerated, as provided below under "- Defaults," Sunbeam shall be entitled to:

      (1) receive and use all cash distributions in respect of the Collateral consisting of the Pledged Subsidiary Stock for general corporate purposes, including any cash distributions in respect of any Equity Interest received in connection with any Transfer of Pledged Subsidiary Stock;

      (2) receive and use for general corporate purposes any cash interest payments on any deferred payment of principal under any promissory note, installment receivable or other arrangement received in connection with any Transfer of Pledged Subsidiary Stock;

      (3) vote the Pledged Subsidiary Stock, including any Equity Interest received in connection with any Transfer of Pledged Subsidiary Stock; and

      (4) give consents, approvals, waivers and ratifications in respect of any Pledged Subsidiary Stock, including any Equity Interest received in connection with any Transfer of Pledged Subsidiary Stock.

TRANSFER OF COLLATERAL; RELEASE OF SECOND LIEN

      Until such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, Sunbeam shall be entitled to Transfer all or a portion of the Collateral consisting of the Pledged Subsidiary Stock to the extent that any such Transfer is permitted under the Senior Credit Agreement or approved by the requisite percentage of Senior Lenders and provided the First Lien is to be released as to the Collateral so Transferred. Notwithstanding the foregoing, in the event that Sunbeam Transfers all or a portion of the Collateral as provided above and receives in exchange therefor cash and/or Equity Interests that are to become subject to the First Lien, then such cash and/or Equity Interests shall also become subject to the Second Lien in the same manner and to the same extent as the Pledged Subsidiary Stock.
Upon any Transfer of any of the Collateral as provided above (other than any Transfer of the Collateral pursuant to a deferral, increase, renewal, extension, replacement or refunding of, or amendment, modification or supplement to, the Senior Credit Agreement), including the release of the First Lien in connection therewith, any security interest in such Collateral securing the repayment of the Secured Notes or securing the performance of Sunbeam under the indenture shall automatically cease and terminate, subject only to the provisions of the Senior Credit Agreement and the indenture governing the use of proceeds (if any) received in connection with any such Transfer. See "- Deposit; Use and Release of Trust Moneys" and "- Repurchase at the Option of Holders - Asset Sales." Upon the receipt of written notice from Sunbeam or the First Lien Representative of a Transfer of any of the Collateral or a proposed Transfer of any of the Collateral, which notice shall state that the Collateral subject to such Transfer has been or will be released from the First Lien, the Trustee shall be authorized and directed to execute and deliver to Sunbeam, concurrently with the closing in the case of a proposed Transfer of such Collateral, at Sunbeam's expense, such documents as Sunbeam or the First
Lien Representative shall reasonably request (which documents shall be prepared by the Company or the First Lien Representative) to evidence such release of the Second Lien with respect to the Collateral subject to such Transfer. In the event that the First Lien is released as to a particular item or items of Collateral in contemplation of a proposed Transfer thereof and, whether as a result of Sunbeam's failure to Transfer such item or items of Collateral or for any other reason, the First Lien is subsequently reinstated as to such Collateral, then the Second Lien shall also be reinstated in the same manner and to the same extent applicable prior to such release. A release of Collateral in accordance with the procedures described immediately above will not be deemed to impair the security under the indenture in contravention of the provisions thereof, as contemplated by Section 314(d) of the Trust Indenture Act.

      Following such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, Sunbeam shall be entitled to Transfer all or a portion of the Collateral consisting of the Pledged Subsidiary Stock upon compliance with the condition that Sunbeam deliver to the Trustee a notice from Sunbeam requesting the release of the Released Interests (as defined below), which notice shall:

     (1) describe the proposed items of Collateral to be released (the "Released Interests"),

     (2) state that the consideration to be received is at least equal to the fair market value of the Released Interests,

     (3) state that the Net Available Cash (if any) received from the Transfer of such Released Interests shall be applied in accordance with sections of the indenture described under "- Repurchase at the Option of Holders - Asset Sales" and "- Deposit; Use and Release of Trust Moneys," and

     (4) confirm that the sale or exchange of, or an agreement to sell or exchange, such Released Interests, as the case may be, is a bona fide sale or exchange.

Upon any Transfer of Collateral in compliance with the provisions described above, the Trustee will release the Released Interests from the Second Lien and the Second Lien security documents and reconvey the Released Interests to Sunbeam or the purchaser, subject only to the provisions of the indenture governing the use of proceeds (if any) received in connection with any such Transfer. See "- Deposit; Use and Release of Trust Moneys" and "- Repurchase at the Option of Holders - Asset Sales." A release of Collateral in accordance with the procedures described immediately above will not be deemed to impair the security under the indenture in contravention of the provisions thereof, as contemplated by Section 314(d) of the Trust Indenture Act.

DEPOSIT; USE AND RELEASE OF TRUST MONEYS

      Until such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, the Net Available Cash (if any) associated with any Transfer of Collateral shall be used to prepay, repay or repurchase Senior Debt in accordance with the Senior Credit Agreement or as otherwise permitted by the requisite percentage of Senior Lenders; provided, however, that to the extent that all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, such Net Available Cash (if any) shall be deposited into a securities account maintained by the Trustee at its corporate trust offices or at any securities intermediary selected by Sunbeam having a combined capital and surplus of at least $250 million and having a long-term debt rating of at least "A3" by Moody's Investors Service, Inc. and at least "A--" by Standard & Poor's Rating Group styled the "Sunbeam Collateral Account" (such account being the "Collateral Account") which shall be under the exclusive dominion and control of the Trustee. All amounts on deposit in the Collateral Account shall be treated as financial assets and cash funds on deposit in the Collateral Account may be invested by the Trustee, at the direction of Sunbeam, in Temporary Cash Investments. Sunbeam will not have the right to withdraw funds or assets from the Collateral Account except in compliance with the terms of the indenture and all assets credited to the Collateral Account shall be subject to a Lien in favor of the Trustee and the Holders. Notwithstanding the foregoing, at the direction of Sunbeam, as set forth in a notice to the Trustee, the Trustee shall release any Net Available Cash on deposit in the Collateral Account in order that Sunbeam may apply such Net Available Cash in accordance with the provisions of the covenant described below under "- Repurchase at the Option of Holders - Asset Sales." A release of Net Available Cash from the Collateral Account in accordance with the procedures described immediately above will not be deemed to impair the security under the indenture in contravention of the provisions thereof, as contemplated by Section 314(d) of the Trust Indenture Act.

CERTAIN BANKRUPTCY LIMITATIONS

      Even after such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders, all lending commitments thereunder have been terminated and the complete standstill in favor of the Senior Lenders with respect to the Collateral has lapsed, in the event that Sunbeam's obligation to pay the principal of, and accrued but unpaid interest on, the Secured Notes shall have been accelerated, as provided below under "-Defaults," the right of the Trustee to repossess and dispose of the Collateral would likely be significantly impaired under applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Sunbeam or any Subsidiary prior to the Trustee having repossessed and disposed of the Collateral. Under applicable bankruptcy law, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, applicable bankruptcy law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to the circumstances, but it is intended generally to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Secured Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the Secured Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

SUBORDINATION OF SECURED NOTES

      The Debt evidenced by the Secured Notes is subordinated to the extent provided in the indenture to the prior payment in full in cash or other payment satisfactory to the holders of Senior Debt of all existing and future Senior Debt. This subordination will not prevent the occurrence of any Event of Default under the indenture.

      Upon any distribution of assets of Sunbeam upon any dissolution, winding up, voluntary or involuntary bankruptcy, insolvency, liquidation, reorganization, receivership or similar proceeding relating to Sunbeam or its property, an assignment for the benefit of creditors or any marshaling of Sunbeam's assets or liabilities, the holders of Senior Debt will be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Debt, of all Obligations relating to the Senior Debt. The above payment must be made in full before the Holders of Secured Notes will be entitled to receive any payment of the principal amount at maturity, issue price, accrued original issue discount, redemption price, change of control payment, interest, if any, or any other payment in respect of the Secured Notes. In addition, until all Obligations with respect to Senior Debt are paid in full in cash or other payment satisfactory to the holders of Senior Debt, any payment on the Secured Notes to which the Holders of Secured Notes would otherwise be entitled will be made to the holders of Senior Debt.

      By reason of this subordination, in the event of Sunbeam's dissolution, winding up, bankruptcy, insolvency, liquidation, reorganization, receivership or any similar proceeding relating to Sunbeam or its property, an assignment for the benefit of creditors or any marshaling of Sunbeam's assets or liabilities, holders of Senior Debt and other non-subordinated creditors of Sunbeam may receive more, ratably, than the Holders of the Secured Notes.

      In the event that the Secured Notes are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default, then Sunbeam is obligated to notify promptly holders of Senior Debt of the acceleration. Sunbeam may not pay monies owed on the Secured Notes until 120 days have passed after the acceleration occurs and may thereafter pay the Secured Notes only if the terms of the indenture otherwise permit payment at that time.

      Sunbeam also will not make any payment on the Secured Notes if:

      (1) a default in any payment obligations on Senior Debt (a "Senior Debt Payment Default") occurs and is continuing, without regard to any applicable period of grace, whether at maturity or at a date fixed for payment or by declaration or otherwise; or

      (2) any other default occurs and is continuing on Designated Senior Debt (a "Designated Senior Debt Default") that permits holders of the Designated Senior Debt as to which the default relates to accelerate its maturity and the Trustee receives a notice of the Designated Senior Debt Default (a "Payment Blockage Notice") from Sunbeam or from a Representative for any issue of Designated Senior Debt.

      If the Trustee receives a Payment Blockage Notice pursuant to clause
(2) above, no new period of payment blockage may be commenced unless and until 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice. No Designated Senior Debt Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or will be made, the basis for a subsequent Payment Blockage Notice unless the Designated Senior Debt Default specified in such prior Payment Blockage Notice shall have been cured or waived for a period of not less than 90 days. However, for purposes of determining whether a new period of payment blockage can be commenced, each of the following will constitute a new event of default under the Senior Debt giving rise to a new period of payment blockage:

      (1) any action of Sunbeam or any of its Subsidiaries occurring subsequent to delivery of the Payment Blockage Notice with respect to such Designated Senior Debt Default that would give rise to any event of default under any provision of Senior Debt under which an event of default existed or was continuing at the time of delivery of the Payment Blockage Notice with respect to such Designated Senior Debt Default; and

      (2) any breach of a financial covenant giving rise to a Senior Debt Payment Default for a period ending subsequent to the date of delivery of the Payment Blockage Notice with respect to such Designated Senior Debt Default.

      Notwithstanding that any period of payment blockage has expired or been terminated, until such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, the right of the Trustee and/or the Holders of the Secured Notes to foreclose on, or otherwise exercise any rights or remedies in respect of, the Collateral will continue to be subject to a complete standstill in favor of the Senior Lenders. See "- Second-Priority Security Interest."

      Unless the indenture otherwise prohibits the payment or distribution at the time of such payment or distribution, payments on the Secured Notes may and will be resumed:

      (1) in case of a Senior Debt Payment Default, the earlier of the date on which the Senior Debt Payment Default is cured or waived in accordance with the terms of the governing instrument or ceases to exist; and

      (2) in case of any Designated Senior Debt Default, the earlier of the date on which such default is cured or waived in accordance with the terms of the governing instrument or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee if the maturity of such Designated Senior Debt has not been accelerated.

      Notwithstanding the foregoing, until such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, the right of the Trustee and/or the Holders of the Secured Notes to foreclose on, or otherwise exercise any rights or remedies with respect to, the Collateral is subject to a complete standstill in favor of the Senior Lenders. See "- Second-Priority Security Interest."

      The Secured Notes are obligations exclusively of Sunbeam. Since the operations of Sunbeam are conducted through its Subsidiaries, Sunbeam's cash flow and the consequent ability to service debt, including the Secured Notes, are dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, Sunbeam. The Subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amount on the Secured Notes or to make any funds available for payments on the Secured Notes, whether by dividends, loans or other payments. In addition, the payment of dividends and making of loans and advances to Sunbeam by its Subsidiaries are subject to statutory and contractual restrictions, including those under Sunbeam's Senior Credit Agreement, are contingent upon the earnings of those Subsidiaries and are subject to various business considerations. Borrowings under the Senior Credit Agreement are secured by a pledge of the Capital Stock of Sunbeam's material Subsidiaries and by a security interest in substantially all of the assets of Sunbeam and its material domestic Subsidiaries. In addition, borrowings under the Senior Credit Agreement are guaranteed by a number of Sunbeam's wholly owned material domestic Subsidiaries and these Subsidiary Guarantees are secured by a security interest in substantially all of the assets of such Subsidiaries.

      Any right of Sunbeam to receive assets of any of its Subsidiaries upon their liquidation or reorganization and the consequent right of the Holders of the Secured Notes to participate in those assets will be effectively subordinated to the claims of that Subsidiary's creditors, including trade creditors, except to the extent that Sunbeam is itself recognized as a creditor of such Subsidiary, in which case the claims of Sunbeam would still be subordinate to any security interests in the assets of that Subsidiary and any indebtedness of that Subsidiary senior to that held by Sunbeam.

      At March 31, 2000, Sunbeam had approximately $1.621 billion of Senior Debt outstanding and Sunbeam's Subsidiaries had approximately $828 million of indebtedness and other liabilities outstanding, excluding intercompany liabilities, to which the Secured Notes would have been effectively subordinated. The Secured Notes rank senior to the Zero Debentures and, to the extent of the value of the collateral, senior to all outstanding unsecured indebtedness and liabilities of Sunbeam, including trade payables. Except for trade payables and the Zero Debentures, Sunbeam currently does not have any outstanding indebtedness or liabilities that would be junior to the Secured Notes.

      In the event that the Trustee or any Holder of the Secured Notes receives any payment or distribution of assets of Sunbeam of any kind in contravention of any of the subordination provisions of the indenture, whether in cash, property or securities, including by way of set-off or otherwise, before all Senior Debt is paid in full in cash or other payment satisfactory to the holders of Senior Debt, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt or their Representatives to the extent necessary to make payment in full in cash or other payment satisfactory to the holders of Senior Debt of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

      Sunbeam is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against losses, liabilities or expenses incurred by it in connection with its duties relating to the Secured Notes. The Trustee's claims for these payments will generally be senior to those of Holders of the Secured Notes relating to all funds collected or held by the Trustee.

REPURCHASE AT THE OPTION OF HOLDERS

      CHANGE OF CONTROL. Upon the occurrence of a Change of Control, and subject to any applicable limitations contained in the Senior Credit Agreement, each Holder will have the right to require Sunbeam to repurchase the Holder's Secured Notes at a purchase price in cash equal to 101% of the aggregate accreted value of the Secured Notes repurchased plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

      The occurrence of any of the following events will constitute a "Change of Control" under the indenture:

      (1) Any "Person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Sunbeam (other than the occurrence of a transaction or event referred to in clause (3) of this definition).

      (2) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Sunbeam (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Sunbeam was approved by a majority of the directors of Sunbeam then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of Sunbeam then in office.

      (3) The occurrence of any transaction or event in connection with which all or substantially all of the Capital Stock of Sunbeam shall be exchanged for, converted into, acquired for or constitute solely the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock of a company listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation in the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

      Within 30 days following any Change of Control, Sunbeam will mail a notice to each Holder with a copy to the Trustee stating, among other things:

      (1) that a Change of Control has occurred and that such Holder has the right to require Sunbeam to purchase such Holder's Secured Notes at a purchase price in cash equal to 101% of the accreted value of the Secured Notes repurchased plus accrued and unpaid interest (if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date);

      (2) the material circumstances and facts regarding such Change of Control (including, without limitation, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

      (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

      (4) the instructions, determined by Sunbeam consistent with the indenture, that a Holder must follow in order to have its Secured Notes repurchased.

      Sunbeam will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Secured Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Sunbeam will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such conflict and compliance. Neither the Board of Directors nor the Trustee may waive compliance by Sunbeam with its obligation to repurchase Secured Notes upon a Change of Control.

      Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Sunbeam would decide to do so in the future. The provisions of the indenture relating to a Change of Control may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction (including, in certain circumstances, a transaction involving Sunbeam's management or its Affiliates) that may adversely affect Holders, if such transaction does not constitute a Change of Control, as defined above. Any such transaction will result in a Change of Control only if it is the type of transaction specified by such definition.

      The Senior Credit Agreement places restrictions on Sunbeam's ability to purchase Secured Notes, and also provides that the occurrence of certain change of control events with respect to Sunbeam constitutes a default under the Senior Credit Agreement. In the event a Change of Control occurs at a time when Sunbeam is prohibited from purchasing any Secured Notes, Sunbeam could seek the consent of its lenders to the purchase of Secured Notes or could attempt to refinance the borrowings that contain such prohibition. If Sunbeam does not obtain such a consent or repay such borrowings, Sunbeam will remain prohibited from purchasing any Secured Notes. In such case, Sunbeam's failure to purchase tendered Secured Notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Senior Credit Agreement.

      The indenture relating to the Zero Debentures contains change of control provisions similar to those contained in the indenture for the Secured Notes. Future indebtedness of Sunbeam may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their rights to require Sunbeam to repurchase the Secured Notes could cause a default under such indebtedness, even if the Change of Control itself would not be a default under such indebtedness, due to the financial effect of such repurchase on Sunbeam. Finally, Sunbeam's ability to pay cash to the Holders of Secured Notes following the occurrence of a Change of Control may be limited by Sunbeam's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

      The Change of Control purchase feature of the Secured Notes may in certain circumstances make more difficult or discourage a takeover of Sunbeam and, thus, removal of incumbent management.

      ASSET SALES. Until such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated,, Sunbeam and/or any Restricted Subsidiary may make Asset Dispositions as and to the extent permitted under the Senior Credit Agreement or with the consent of the requisite percentage of Senior Lenders and the Net Available Cash from any such Asset Disposition shall be utilized (including the retention of any such proceeds by Sunbeam for working capital or other purposes) in accordance with the Senior Credit Agreement or as otherwise permitted, from time to time, by the requisite percentage of Senior Lenders. Following such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, Sunbeam will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

      (1) Sunbeam or the Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all noncash consideration), of the shares and assets subject to such Asset Disposition and at least 75% of the consideration therefor received by Sunbeam or such Restricted Subsidiary is in the form of cash or cash equivalents; and

      (2) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Sunbeam (or such Restricted Subsidiary, as the case may be):

            (a) first, to the extent Sunbeam elects (or is required by the terms of any Senior Debt), to prepay, repay or purchase such Senior Debt or Senior Debt (other than any Redeemable Stock) of a Wholly Owned Subsidiary (in each case, other than Debt owed to Sunbeam or an Affiliate of Sunbeam) within 180 days from the later of the date of such Asset Disposition or the receipt of such Net
      Available Cash;

            (b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), at Sunbeam's election, to the investment by Sunbeam, any Subsidiary or the Restricted Subsidiary making such Asset Disposition in assets to replace the assets that were the subject of such Asset Disposition or an asset that (as determined by the Board of Directors) will be used in the business of Sunbeam, any Subsidiary or the Restricted Subsidiary making such Asset Disposition or in businesses reasonably related thereto, in each case, within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash;

            (c) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (a) and (b), to make an offer to purchase Secured Notes (and any Senior Debt of Sunbeam designated by Sunbeam) pursuant to and subject to the conditions contained in the indenture; and

            (d) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (a), (b) and (c), to the prepayment, repayment or purchase of Debt (other than any Redeemable Stock) of Sunbeam or Debt of any Restricted Subsidiary (in either case, other than Debt owed to Sunbeam or an Affiliate of Sunbeam), in each case, within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause
      (c) above is consummated;

      provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (a), (c) or (d) above, Sunbeam shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this paragraph, Sunbeam and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $20 million. Pending application of Net Available Cash pursuant to this paragraph, such Net Available Cash shall be invested in Temporary Cash Investments or used to reduce the amount of Debt outstanding under any revolving credit facility to which Sunbeam may then be a party. Notwithstanding the foregoing, any Net Available Cash associated with the Transfer of Collateral shall be held in the Collateral Account, as provided above under "- Deposit; Use and Release of Trust Moneys," until applied by Sunbeam in accordance with the provisions described above.

      For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

      (x) the express assumption of Debt of Sunbeam or any Restricted Subsidiary and the release of Sunbeam or such Restricted Subsidiary from all liability on such Debt in connection with such Asset Disposition; and

      (y) securities received by Sunbeam or any Restricted Subsidiary from the transferee that are converted by Sunbeam or such Restricted Subsidiary into cash within 90 days of the receipt of such securities.

The 75% limitation referred to in clause (1) of the preceding paragraph shall not apply to any Asset Disposition in which the cash portion of the consideration received therefor, determined in accordance with the previous sentence, is equal to or greater than what the after-tax cash proceeds would have been had such Asset Disposition complied with such 75% limitation.

      In the event of an Asset Disposition that requires the purchase of the Secured Notes (and other Senior Debt) pursuant to clause (2)(c) above, Sunbeam will be required to purchase Secured Notes tendered pursuant to an offer by Sunbeam for the Secured Notes (and other Senior Debt) at a purchase price of 100% of their accreted value (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Debt, such price, if any, as may be provided for by the terms of such Senior Debt) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of Secured Notes (and any other Senior Debt) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, Sunbeam will be required to apply the remaining Net Available Cash in accordance with clause (2)(d) above. Sunbeam shall not be required to make such an offer to purchase Secured Notes (and other Senior Debt) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

      To the extent that any or all of the Net Available Cash of any Foreign Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Available Cash so affected shall not be required to be applied at the time provided above, but may be retained by the applicable Restricted Subsidiary (and invested in accordance with the last sentence of the first paragraph of this covenant) so long, but only so long, as the applicable local law will not permit repatriation to the United States. Sunbeam will agree to cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation. Once such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, such repatriation shall be immediately effected and such repatriated Net Available Cash will be applied in the manner described in this covenant.

      Sunbeam shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Secured Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Sunbeam shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue of such conflict and compliance.

MERGER AND CONSOLIDATION

      Until such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, unless permitted by the terms of the Senior Credit Agreement or approved by the requisite percentage of Senior Lenders, Sunbeam will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person. Following such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, Sunbeam will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all of its assets to, any Person, unless:

      (1) the Person (if other than Sunbeam) formed by such consolidation or into which Sunbeam is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of Sunbeam substantially as an entirety shall be a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee in form satisfactory to the Trustee, the due and punctual payment of the principal amount, issue price, accrued original issue discount, redemption price, change of control payment or interest, if any, on the Secured Notes, according to their tenor, and the due and punctual performance of all of the covenants and obligations of Sunbeam under the Secured Notes and the indenture;

      (2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

      (3) Sunbeam shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been satisfied.

      The successor Person formed by such consolidation or into which Sunbeam is merged or the successor Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, Sunbeam under the indenture with the same effect as if such successor had been named as Sunbeam therein; and thereafter, except in the case of a lease, Sunbeam shall be discharged from all obligations and covenants under the indenture and the Secured Notes.

DEFAULTS

      An "Event of Default" is defined in the indenture as:

      (1) a default in any payment of interest on any Secured Note when the same becomes due and payable, and such default continues for a period of 30 days;

      (2) a default in the payment of the principal of any Secured Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration, upon required repurchase or otherwise;

      (3) the failure by Sunbeam to comply with its obligations under "- Merger and Consolidation;"

      (4) the failure by Sunbeam to comply for 30 days after the notice specified below with any of its obligations in the covenants described above under "Repurchase at the Option of Holders - Change of Control" and "- Asset Sales" (in each case, other than a failure to purchase Secured Notes);

      (5) the failure by Sunbeam to comply with any of its agreements in the Secured Notes or the indenture (other than those referred to in (1), (2), (3) or (4) above) and such failure continues for 60 days after the notice specified below;

      (6) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by Sunbeam or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Sunbeam or any of its Restricted Subsidiaries) whether such Debt or Guarantee now exists, or is created after the date of the indenture, which default:

            (a) is caused by failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default ("Payment Default"); or

            (b) results in the acceleration of such Debt prior to its Stated Maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more;

      (7) any final non-appealable judgment or decree not covered by insurance, or as to which the insurance carrier has denied responsibility for the payment of money, in each case, in excess of $50 million is rendered against Sunbeam or any Significant Subsidiary and is not discharged and there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed; or

      (8) certain events of bankruptcy or insolvency of Sunbeam or any Significant Subsidiary.

      A Default under clause (4) or (5) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Secured Notes notify Sunbeam of the Default and Sunbeam does not cure such Default within the time specified after receipt of such notice.

      If an Event of Default (other than certain events of bankruptcy, insolvency or reorganization of Sunbeam) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Secured Notes may declare the principal of and accrued but unpaid interest on all the Secured Notes to be due and payable. Upon such a declaration, subject to the subordination provisions described in the section of this Offering Circular captioned "- Subordination," such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Sunbeam or any Significant Subsidiary occurs and is continuing, the principal of and interest on all the Secured Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Secured Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Secured Notes may rescind any such acceleration with respect to the Secured Notes and its consequences.

      Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders of the Secured Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Secured Note may pursue any remedy with respect to the indenture or the Secured Notes unless:

      (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;


      (2) Holders of at least 25% in principal amount of the outstanding Secured Notes have requested the Trustee to pursue the remedy;

      (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

      (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

      (5) the Holders of a majority in principal amount of the outstanding Secured Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Secured Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the Trustee.

      The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days (or such shorter period as may be required by applicable law) after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Secured Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the Holders of the Secured Notes. In addition, Sunbeam is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Sunbeam also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Sunbeam is taking or proposes to take in respect thereof.

      Notwithstanding the foregoing, until such time as all Obligations under the Senior Credit Agreement have been paid in full in cash or other payment satisfactory to the Senior Lenders and all lending commitments thereunder have been terminated, the right of the Trustee and/or the Holders of the Secured Notes to foreclose on, or otherwise exercise any rights or remedies with respect to, the Collateral is subject to a complete standstill in favor of the Senior Lenders. See "- Second-Priority Security Interest."

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture, the Secured Notes and the Second Lien security documents may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Secured Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Secured Notes then outstanding. However, without the consent of each Holder of an outstanding Secured Note, no amendment may, among other things:

     (1) reduce the principal amount of Secured Notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the rate of or extend the time for payment of interest, including default interest, on any Secured Note or make any change to the manner or rate of accrual of original issue discount or extend the time for payment of original issue discount on any Secured Note;

     (3) reduce the principal of or extend the Stated Maturity of any Secured Note;

     (4) reduce the premium payable upon the redemption of any Secured Note or change the time at which any Secured Note may or shall be redeemed or otherwise alter or waive any of the provisions of the indenture relating to redemption of the Secured Notes, subject to certain exceptions;

     (5) make any Secured Note payable in money other than that stated in the Secured Note;

     (6) impair the right of any Holder of the Secured Notes to receive payment of principal of and interest on such Holder's Secured Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Secured Notes;

     (7) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Secured Notes (except a rescission of acceleration of the Secured Notes by the Holders of at least a majority in aggregate principal amount at maturity of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

     (8) make any change in the subordination provisions of the indenture that adversely affects the rights of any Holder in any material respect;

     (9) make any change in the amendment provisions which requires each Holder's consent or in the waiver provisions; or

     (10) deprive any of the Holders of the benefit of the Second Lien created by the Second Lien security documents except in accordance with the terms of the Second Lien security documents.

     Without the consent of any Holder of the Secured Notes, Sunbeam and the Trustee (or any Representative of the Holders under the Second Lien security documents) may amend or supplement the indenture, the Secured Notes (including any notation or endorsement thereon) or the Second Lien security documents to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated Secured Notes in addition to or in place of certificated Secured Notes (provided that the uncertificated Secured Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Secured Notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption by a successor corporation of the obligations of Sunbeam under the indenture, to add Guarantees with respect to the Secured Notes, to add to the covenants of Sunbeam and its Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon Sunbeam, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act.

     No amendment to the indenture may make any change that adversely affects the rights under the subordination provisions of the indenture of any holder of Senior Debt then outstanding unless the requisite holders of such Senior Debt consent to the terms of such change pursuant to the terms of such Senior Debt.

     The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, Sunbeam is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     Sunbeam at any time may terminate all its obligations under the Secured Notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and the obligation to register the transfer or exchange of the Secured Notes, to replace mutilated, destroyed, lost or stolen Secured Notes and to maintain a registrar and paying agent in respect of the Secured Notes. Sunbeam at any time may terminate its obligations under certain covenants contained in the indenture, including those described under "- Repurchase at the Option of Holders - Change of Control" and "- Asset Sales" above, the operation of the cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "- Defaults" above and the limitations contained in clause (3) of the first paragraph under "- Merger and Consolidation" above ("covenant defeasance").

     Sunbeam may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Sunbeam exercises its legal defeasance option, payment of the Secured Notes may not be accelerated because of an Event of Default with respect thereto. If Sunbeam exercises its covenant defeasance option, payment of the Secured Notes may not be accelerated because of an Event of Default specified in clauses (3) through (8) under "- Defaults" above.

     In order to exercise either defeasance option, Sunbeam must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Secured Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an Opinion of Counsel to the effect that Holders of the Secured Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law).

     The terms of the Senior Credit Agreement would not currently permit Sunbeam to exercise either of its defeasance options.

COMMISSION REPORTS

     As long as Sunbeam is required by applicable law to comply with the reporting requirements of Section 13 or 15(d) of the Exchange Act, in respect of any security issued by the Company, Sunbeam will, as long as it is permitted to do so by the Commission, file with the Commission, furnish to the Trustee and make available to the Holders such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act, including, without limitation, Forms 8-K, l0-Q and 10-K, such information, documents and other reports to be so provided within 15 days after the filing of such information, documents or other reports with the Commission.

CERTAIN DEFINITIONS

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Sunbeam or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction, for gross proceeds in excess of $1 million, other than:

     (1) the disposition of property or assets (other than (a) shares of Capital Stock of a Restricted Subsidiary and (b) assets which do not constitute all or substantially all of the assets of any division or line of business of Sunbeam or any Restricted Subsidiary) at fair market value in the ordinary course of business;

     (2) the disposition of all or substantially all of the assets of Sunbeam permitted by the covenant described under "- Merger and Consolidation;"

     (3) the disposition of assets in exchange for other assets that will replace the assets being relinquished by Sunbeam or any Subsidiary in the exchange or assets that will be used in the business of Sunbeam or any Subsidiary or in businesses reasonably related thereto;

     (4) the disposition of assets by Sunbeam to a Restricted Subsidiary or by a Restricted Subsidiary to Sunbeam or another Restricted Subsidiary;

     (5) the disposition of cash, cash equivalents and other cash management investments;

     (6) the disposition of inventory or obsolete, unused or unnecessary equipment, in each case, in the ordinary course of business;

     (7) the disposition of accounts receivable by Sunbeam or any of its Subsidiaries pursuant to the Existing Receivables Program, the New Receivables Program or pursuant to any other transaction permitted by the terms of the Senior Credit Agreement; and

     (8) the disposition of assets of Sunbeam or any Subsidiary or Capital Stock of any Subsidiary pursuant to or in connection with a foreclosure action with respect to the collateral subject to the First Lien or the Collateral subject to the Second Lien.

     "Board of Directors" means the Board of Directors of Sunbeam or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options or participations (or other equivalents thereof) in such Person (however designated), including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral" means, collectively, the Pledged Subsidiary Stock and the proceeds thereof that are from time to time subject to, or purported to be subject to, the Second Lien.

     "Collateral Account" has the meaning given to it in the section described herein under the heading "Deposit; Use and Release of Trust Moneys."

     "Commission" means the United States Securities and Exchange
Commission.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement (limited in amount to underlying exposure, and not for speculative purposes) entered into by Sunbeam or any Restricted Subsidiary that is designed to protect Sunbeam or a Restricted Subsidiary against fluctuations in the price of commodities used by Sunbeam or a Restricted Subsidiary as raw materials in the ordinary course of business.

     "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement (limited in amount to underlying exposure, and not for speculative purposes) to which such Person is a party or a beneficiary.

     "Debt" of any Person means, without duplication:

     (1) the principal of and premium (if any) in respect of

            (a) indebtedness of such Person for money borrowed, and

            (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable,

     (2) all Capital Lease Obligations of such Person,

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

     (4) all obligations of such Person, contingent or otherwise, for the reimbursement of any obligor on any letter of credit, letter of guarantee or banker's acceptance (other than obligations with respect to Letters of Credit securing obligations (other than obligations described in clauses
(1) through (3) above) entered into in the ordinary course of business of such Person to the extent such Letters of Credit are not drawn upon),

     (5) all Redeemable Stock of such Person and, with respect to any Subsidiary of such Person, all Preferred Stock other than pay-in-kind dividends in the form of Preferred Stock (the amount of Debt represented thereby shall equal the greater of its liquidation preference and the redemption, repayment or other repurchase obligations with respect thereto, not excluding any accrued dividends),

     (6) all Hedging Obligations of such Person,

     (7) all obligations of the type referred to in clauses (1) through (4) of other Persons and all dividends of other Persons the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee, and

     (8) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     For the avoidance of doubt, it is expressly understood that the sale, transfer or other disposition of accounts receivable shall be treated, for all purposes under the indenture governing the Secured Notes, as an Asset Disposition.

     "Default" means any event which is, or after notice or the passage of time or both would be, an Event of Default.

     "Designated Senior Debt" means:

     (1) Senior Debt incurred under the Senior Credit Agreement; or

     (2) any other particular Senior Debt in which the instrument creating or evidencing the same or the assumption or guarantee of Senior Debt or related agreements or documents to which Sunbeam is a party expressly provides that the Senior Debt shall be "Designated Senior Debt" for purposes of the indenture; however, the instrument, agreement or other document may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt.

     "Equity Interests" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Equity Offering" means a sale by Sunbeam of shares of its Capital Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Capital Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Receivables Program" means the accounts receivable sales program established pursuant to (i) the Receivables Sale and Contribution Agreement, dated as of December 4, 1997, between Sunbeam Products, Inc. and Sunbeam Asset Diversification, Inc., (ii) the Receivables Purchase and Servicing Agreement, dated as of December 4, 1997 (as amended, supplemented or otherwise modified in accordance with the terms of the Senior Credit Agreement), by and among Llama Retail Funding, L.P., Capital USA, L.L.C., Sunbeam Asset Diversification, Inc. and Sunbeam Products, Inc. and (iii) any receivables sale agreement executed and delivered after the date hereof in accordance with the terms of the Senior Credit Agreement.

     "First Lien" means, collectively, the Lien granted by Sunbeam in favor of the Senior Lenders with respect to the Collateral, together with the related documents (including, without limitation, any guarantee agreements and security documents), in each case, as such Senior Credit Agreement and documents have been or may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Obligations under such agreements.

     "First Lien Representative" means the administrative agent under the Senior Credit Agreement or any other Person designated to the Trustee as such by the Senior Lenders.

     "Foreign Asset Sale" means an Asset Disposition in respect of Capital Stock or assets of a Foreign Subsidiary or a Restricted Subsidiary of the type described in Section 936 of the Code to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction outside the United States.

     "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated under the Laws of a jurisdiction outside the United States.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth:

     (1) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

     (2) in statements and pronouncements of the Financial Accounting Standards Board,

     (3) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, and

     (4) in the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in Staff Accounting Bulletins and similar written statements from the accounting staff of the Commission.

     "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) any Debt or other obligation of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

     (2) entered into for purposes of assuring in any other manner the obligee of any Debt or other obligation of any other Person of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business or guarantees of obligations of a Subsidiary in the ordinary course of business if such obligations do not constitute Debt of such Subsidiary. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement (limited in amount to underlying exposure, and not for speculative purposes).

     "Holder" means the Person in whose name a Secured Note is registered on the registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Debt.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement (limited in amount to underlying exposure, and not for speculative purposes) designed to protect Sunbeam or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" means, with respect to any Person, any loan or advance to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, or any other credit extension to (including by way of Guarantee of any Debt of), any other Person.

     "Issue Date" means the date on which the Secured Notes are originally issued.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York, in the city of the offices of the Trustee specified in the indenture or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including, to the extent permitted, any cash payments received by way of deferred payment of principal pursuant to a promissory note or installment receivable or any Return of Capital or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets that are the subject of such Asset Disposition or received in any other noncash form), in each case, net of:

     (1) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such transaction,

     (2) all payments made on any Debt which is secured by any assets subject to such transaction, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such transaction, or by applicable law be repaid out of the proceeds from such transaction,

     (3) all distributions and other payments required to be made to any minority interest holders in Subsidiaries or joint ventures as a result of such transaction,

     (4) the deduction of appropriate amounts provided by the sellers as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such transaction and retained by Sunbeam or any Restricted Subsidiary after such transaction, and

     (5) all proceeds from such Asset Disposition which are placed in an escrow or trust account to secure the obligations of the Payee in connection therewith, unless and until such proceeds are released from such trust or escrow account and received by Sunbeam or one of its Subsidiaries.

     "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock of the Company, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultants' and other fees, and other costs and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Receivables Program" means the accounts receivable sales program established pursuant to (i) the Receivables Purchase Agreement, dated as of April 28, 2000 (as amended, supplemented or otherwise modified in accordance with the terms of the Senior Credit Agreement), by and among Redwood Receivables Corporation, General Electric Capital Corporation, Coleman Funding Corporation, Coleman, Coleman Powermate, Inc. and Sunbeam and any other documents (including, without limitation, any intercreditor agreement) executed in connection therewith or pursuant thereto and (ii) any other accounts receivable sales agreements executed and delivered in accordance with the terms of the Senior Credit Agreement.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt, including, with respect to Debt outstanding under the Senior Credit Agreement only, all interest accruing subsequent to, or which would accrue but for, the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding.

     "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

     "Officers' Certificate" means a certificate signed on behalf of Sunbeam by two Officers of Sunbeam, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of Sunbeam, and that otherwise meets the requirements of the indenture.

     "Opinion of Counsel" means an opinion from legal counsel, who may be an employee of or counsel to Sunbeam, any Subsidiary of Sunbeam or the Trustee, that otherwise meets the requirements of the indenture.

     "Permitted Liens" means:

     (1) Liens permitted under the Senior Credit Agreement or consented to by the requisite percentage of Senior Lenders;

     (2) Liens existing on the Issue Date or those that secure the Secured Notes, Senior Debt or other obligations that are permitted to be Incurred under the Senior Credit Agreement or the indenture;

     (3) Liens for taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith by appropriate action or proceedings and with respect to which adequate reserves in conformity with GAAP are being maintained;

     (4) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, workmen, crews, maritime liens and other Liens imposed by law created in the ordinary course of business for amounts that are not past due or that are being contested in good faith by appropriate action or proceedings and with respect to which adequate reserves in accordance with GAAP are being maintained;

     (5) Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, old age or other similar obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

     (6) irregularities in title, boundaries, or other survey defects, easements, rights-of-way, restrictions, servitudes, permits, reservations, exceptions, zoning regulations, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of Sunbeam or any Subsidiary for streets, roads, bridges, pipes, pipe lines, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, water rights, rights of others with respect to navigable waters, sewage and drainage rights and other similar charges or encumbrances existing as of the Issue Date (or granted by Sunbeam or any Subsidiary in the ordinary course of business) that do not, in the aggregate, materially impair the value of the property of Sunbeam or any Subsidiary and the occupation, use and enjoyment by Sunbeam or any of its Subsidiaries of any of their respective properties in the normal course of business;

     (7) Liens securing Debt neither created, assumed nor guaranteed by Sunbeam or any Subsidiary upon lands over which easements or similar rights are acquired by Sunbeam or any Subsidiary in the ordinary course of business of Sunbeam or any Subsidiary;

     (8) terminable or short-term leases or permits for occupancy, which leases or permits expressly grant to Sunbeam or any Subsidiary the right to terminate them at any time on not more than six months' notice and which occupancy does not interfere with the operation of the business of Sunbeam or any Subsidiary;

     (9) any Lien or privilege arising by operation of law and vested in any lessor, licensor or permittor on personal property located on premises leased by Sunbeam or any Subsidiary, for rent to become due or for other obligations or acts to be performed, the payment of which rent or the performance of which other obligations or acts is required under leases, subleases, licenses or permits;

     (10) Liens or privileges of any employee of Sunbeam or any Subsidiary for salary or wages earned but not yet payable;

     (11) any obligations or duties affecting any of the property of Sunbeam or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit that do not materially impair the use of such property for the purposes for which it is held;

     (12) Liens upon property or assets other than as described in clause
(13) immediately below acquired by Sunbeam after the Issue Date provided that such Liens do not extend to any property or assets other than the property or assets so acquired;

     (13) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary and do not extend to any assets other than those of the Person that becomes a Subsidiary;

     (14) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default;

     (15) Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

     (16) Liens securing Debt incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person used in the business of Sunbeam, to the extent such Debt is otherwise permitted by the indenture;

     (17) easements, rights-of-way, restrictions and other similar charges or encumbrances granted to others, in each case, not interfering with the ordinary conduct of the business of Sunbeam or any of its Subsidiaries;

     (18) Liens incurred in connection with any transaction related to, or consummated in connection with, the Existing Receivables Program or the New Receivables Program or any other transaction permitted by the terms of the Senior Credit Agreement pursuant to which Sunbeam or any Subsidiary sells, conveys or otherwise transfers, or grants a security interest in, any accounts receivable, instruments, chattel paper, general intangibles or similar assets of Sunbeam or any of its Subsidiaries, and any assets relating thereto, including, without limitation, all collateral securing any of the foregoing, all contracts, contract rights and all Guarantees or other obligations in respect of any of the foregoing, proceeds of any of the foregoing and any other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions of such type; and

     (19) extensions, renewals, modifications or replacements of any Lien referred to in the preceding clauses of this definition, provided that such Lien is otherwise permitted by the terms hereof and, with respect to Liens securing Debt, no extension or renewal Lien shall (a) secure more than the amount of the Debt or other obligations secured by the Lien being so extended or renewed, other than as permitted by clause (12) above, or (b) extend to any property or assets not subject to the Lien being so extended or renewed, other than as permitted by clause (12) above.

Notwithstanding anything to the contrary contained in this definition of "Permitted Liens," any Lien which is deemed to be a Permitted Lien pursuant to clause (1) or clause (2) above shall be, and shall continue to be, a Permitted Lien for all purposes under the indenture, notwithstanding that
(i) such Lien would not be deemed to be a Permitted Lien under one or more other clauses of this definition and (ii) subsequent to the creation of such Lien, all Obligations under the Senior Credit Agreement are discharged or otherwise satisfied in full and all lending commitments thereunder are terminated.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Pledged Subsidiary Stock" means the Capital Stock of both of Sunbeam's direct Wholly Owned Subsidiaries, Laser Acquisition Corp. and Sunbeam Americas Holdings, Ltd.

     "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the Stated Maturity of the Secured Notes or is redeemable at the option of the holder thereof without regard to the occurrence of any contingency at any time on or prior to the Stated Maturity of the Secured Notes.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Debt of Sunbeam.

     "Restricted Subsidiary" means any Subsidiary of Sunbeam that is not an Unrestricted Subsidiary.

     "Return of Capital" means, with respect to any Equity Interest, any sums paid on or in respect of such Equity Interest (i) as a return, in whole or in part, of the capital of the issuer of such Equity Interest,
(ii) in redemption of, or in exchange for, such Equity Interest or (iii) in connection with a partial or total liquidation or dissolution of the issuer of such Equity Interest.

     "Second Lien" means the second-priority Lien granted by Sunbeam in favor of the Trustee, for the benefit of the Holders of the Secured Notes, pursuant to the Junior Pledge and Security Agreement to be entered into by and between Sunbeam and the Trustee, as the same may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Credit Agreement" means that certain Senior Credit Agreement, dated as of March 30, 1998, among Sunbeam, the Subsidiary Borrower referred to therein, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Syndication Agent, Bank of America, N.A., as Documentation Agent, and First Union National Bank, as Administrative Agent, as amended from time to time in whole or in part (including any deferral, increase, renewal, extension, replacement, refinancing or refunding of, or amendment, modification or supplement thereto, and whether or not with the original Administrative Agent and Senior Lenders or another administrative agent or other lenders and whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture).

     "Senior Debt" means:

     (1) all Debt of Sunbeam or any Restricted Subsidiary outstanding under the Senior Credit Agreement;

     (2) any other Debt of Sunbeam or any Restricted Subsidiary permitted to be Incurred under the terms of the indenture, unless the instrument under which such Debt is Incurred expressly provides that it is subordinated in right of payment to the Secured Notes; and

     (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including, to the extent provided in the instrument governing such Debt, all interest accruing subsequent to, or which would accrue but for, the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding).

Notwithstanding the foregoing, Senior Debt will not include:

     (1) any liability for federal, state, local or other taxes owed or owing by Sunbeam;

     (2) any Debt of Sunbeam to any of its Restricted Subsidiaries or other Affiliates;

     (3) any trade payables; or

     (4) the portion of any Debt that is Incurred in violation of the indenture.

     "Senior Lenders" means the lenders who are parties from time to time to the Senior Credit Agreement.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of Sunbeam as defined in Rule 1-02 of Regulation S-X, promulgated by the Commission.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security or Debt is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

     (1) Sunbeam,

     (2) Sunbeam and one or more Subsidiaries, or

     (3) one or more Subsidiaries.

     "Temporary Cash Investments" means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

     (2) investments in time deposit accounts, banker's acceptances, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

     (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition thereof, issued by a corporation (other than an Affiliate of Sunbeam) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-l" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Rating Group,

     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Rating Group or "A" by Moody's Investors Service, Inc.,

     (6) participations (for a tenor of not more than 90 days) in loans to Persons having short-term credit ratings of at least "A-1" and "P-1" by Standard & Poor's Rating Group and Moody's Investors Service, Inc., respectively,

     (7) with respect to any Foreign Subsidiary organized in Canada, commercial paper of Canadian companies rated R-l High or the equivalent thereof by Dominion Bond Rating Services with maturities of less than one year, and

     (8) with respect to Foreign Subsidiaries not organized in Canada, government obligations of another country whose debt securities are rated by Standard & Poor's Rating Group and/or Moody's Investors Service, Inc. "A-1" or "P-1", or the equivalent thereof (if a short-term debt rating is provided by either), or at least "AA" or "AA2", or the equivalent thereof (if a long-term unsecured debt rating is provided by either), in each case, with maturities of less than 12 months.

     "Trustee" means The Bank of New York, the trustee under the indenture for the Secured Notes and any successor thereto.

     "Unrestricted Subsidiary" means:

     (1) any Subsidiary of Sunbeam that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below, and

     (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary of Sunbeam (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as neither such Subsidiary nor any of its Subsidiaries owns any Capital Stock or Debt of, or holds any Lien on any property of, Sunbeam or any other Subsidiary of Sunbeam that is not an Unrestricted Subsidiary and provided that:

     (1) no Subsidiary of Sunbeam that is a Restricted Subsidiary on the Issue Date (other than a Restricted Subsidiary with total assets of $1,000 or less on the Issue Date) may be designated an Unrestricted Subsidiary, and

     (2) no Subsidiary holding, directly or indirectly, any assets (other than assets totaling $1,000 or less which constituted the only assets of a Restricted Subsidiary on the Issue Date) held by Sunbeam or a Restricted Subsidiary on the Issue Date may be designated an Unrestricted Subsidiary.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, no Default shall have occurred and be continuing.

     Any such designation by the Board of Directors shall be made by Sunbeam to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and entitled generally (and not just upon the happening of an event or events) to vote in the election of directors.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Sunbeam and/or another Wholly Owned Subsidiary; provided, however, that a Foreign Subsidiary shall be a Wholly Owned Subsidiary if more than 90% of the Capital Stock and Voting Stock thereof is owned by Sunbeam and/or another Wholly Owned Subsidiary.

     "Zero Debentures" means $2,014 million in aggregate principal amount at maturity of Sunbeam's Zero Coupon Convertible Subordinated Debentures due 2018.

COMPARISON OF ZERO DEBENTURES AND SECURED NOTES

     Set forth below is a comparison of the terms of the Zero Debentures and the Secured Notes that assumes completion of the exchange offer on August 11, 2000.


                                       THE ZERO DEBENTURES             THE SECURED NOTES
                                      -----------------------         ------------------------
ISSUE..........................      Convertible Senior         Senior Secured Subordinated Notes
                                     Subordinated Debentures

ISSUER.........................      Sunbeam Corporation        Sunbeam Corporation

SECURITY.......................      Unsecured                  Secured by a second-priority
                                                                lien on the capital stock of
                                                                Sunbeam's two significant
                                                                directly owned subsidiaries.

ISSUE DATE......................     March 25, 1998             August 11, 2000

CONVERSION......................     Convertible until          Not convertible
                                     maturity at a rate
                                     of 6.575 shares of
                                     common stock per
                                     $1,000 principal
                                     amount at maturity,
                                     subject to adjustment.

PRINCIPAL AMOUNT AT MATURITY....     $2,014,000,000             $348,422,000

ORIGINAL ISSUE PRICE............     37.24%                     86.16%

ACCRETED VALUE (8/11/00) .......     $843,534,294               $300,207,352

COUPON..........................     Zero %                     11%

MATURITY........................     March 25, 2018             June 15, 2011

CASH INTEREST PAYMENTS..........     None                       Interest Payments Year 1: 15% of
                                                                aggregate interest payable on the Secured
                                                                Notes will be paid in cash, pro rata,
                                                                with remainder to be an accretion of
                                                                original issue discount;

                                                                Interest Payments Year 2: 30% of
                                                                aggregate interest payable on the Secured
                                                                Notes will be paid in cash, pro rata,
                                                                with remainder to be an accretion of
                                                                original issue discount;

                                                                Thereafter: All interest payable on the
                                                                Secured Notes will be paid entirely in
                                                                cash.

RANKING; SUBORDINATION..........     The Zero Debentures        The Secured Notes will rank senior to the
                                     rank pari passu with       Zero Debentures and, to the extent of the
                                     all of Sunbeam's           value of the Collateral, to all of
                                     outstanding trade          Sunbeam's outstanding unsecured Debt,
                                     payables and junior to     including trade payables. The Secured
                                     all of Sunbeam's Senior    Notes will be subordinated to all of
                                     Debt. The Zero             Sunbeam's existing and future Senior
                                     Debentures are             Debt. The Secured Notes will be
                                     unsecured and are          effectively subordinated to all Debt and
                                     subordinated to all of     other liabilities of Sunbeam's
                                     Sunbeam's existing and     Subsidiaries.
                                     future Senior Debt and
                                     will be, when issued,
                                     subordinated to the
                                     Secured Notes. The Zero
                                     Debentures are
                                     effectively
                                     subordinated to all
                                     Debt and other
                                     liabilities of
                                     Sunbeam's Subsidiaries.

OPTIONAL REDEMPTION.............     Redeemable                 Redeemable

REPURCHASE AT OPTION OF HOLDER..     Holders can cause          Holders can cause Sunbeam to repurchase
                                     Sunbeam to repurchase      the Secured Notes at 101% of par
                                     the Zero Debentures at     following a "Change of Control" of
                                     par (subject to certain    Sunbeam (as defined in the indenture for
                                     adjustments) following     the Secured Notes).
                                     a "Fundamental Change"
                                     affecting Sunbeam (as
                                     defined in the
                                     indenture for the Zero
                                     Debentures).

COVENANTS.......................     Restrictions on            Restrictions on Sunbeam's ability to
                                     Sunbeam's ability to       utilize the proceeds of certain asset
                                     engage in certain          dispositions and engage in certain
                                     mergers, consolidations    transactions resulting in a Change of
                                     and asset dispositions.    Control of Sunbeam.



                     DESCRIPTION OF OTHER INDEBTEDNESS

      The following statements are brief summaries of provisions of Sunbeam's outstanding indebtedness. The summaries are qualified in their entirety by reference to the full text of the agreements governing such indebtedness.

SENIOR CREDIT AGREEMENT

      Concurrent with the 1998 acquisitions of Coleman, First Alert and Signature Brands, Sunbeam replaced its $250 million syndicated unsecured five-year revolving credit facility with the senior credit agreement. The senior credit agreement provided for aggregate borrowings of up to $1,700 million and in addition to other customary covenants, required Sunbeam to maintain specified consolidated leverage, interest coverage and fixed charge coverage ratios as of the end of each fiscal quarter occurring after March 31, 1998 and on or prior to the latest stated maturity date for any of the borrowings under the senior credit agreement.

     As a result of, among other things, its operating losses incurred during the first half of 1998, Sunbeam did not achieve the specified financial ratios for June 30, 1998 and it appeared unlikely that Sunbeam would achieve the specified financial ratios for September 30, 1998. Consequently, Sunbeam and its senior lenders entered into an agreement dated as of June 30, 1998 that waived through December 31, 1998 all defaults arising from the failure of Sunbeam to satisfy the specified financial ratios for June 30, 1998 and September 30, 1998. Pursuant to an agreement with Sunbeam dated as of October 19, 1998, Sunbeam's senior lenders extended all of the waivers under the June 30, 1998 agreement through April 10, 1999 and also waived through such date all defaults arising from any failure by Sunbeam to satisfy the specified financial ratios for December 31, 1998. In April 1999, such waivers were extended through April 10, 2000 and on April 10, 2000 such waivers were extended through April 14, 2000. On April 14, 2000, Sunbeam and its senior lenders entered into an amendment to the senior credit agreement that, among other things, waived until April 10, 2001 all defaults arising from any failure by Sunbeam to satisfy certain financial ratios for any fiscal quarter end occurring through March 31, 2001. As part of the April 14, 2000 amendment, Sunbeam agreed to a minimum cumulative earnings before interest, taxes, depreciation and amortization ("EBITDA") covenant that is based on consolidated EBITDA and is tested at the end of each month occurring on or prior to March 31, 2001. The minimum cumulative EBITDA is initially $35.8 million for the period from January 1, 2000 through April 30, 2000 and generally increases on a monthly basis until it reaches $213.6 million for the period from January 1, 2000 through March 31, 2001. The following description of the senior credit agreement reflects the significant terms of the senior credit agreement as amended to date.

     The senior credit agreement provides for aggregate borrowings of up to $1.7 billion pursuant to:

     o a revolving credit facility in an aggregate principal amount of up to $400.0 million maturing March 30, 2005 ($52.5 million of which was used to complete the Coleman merger which occurred on January 6, 2000);

     o up to $800.0 million in term loans maturing on March 30, 2005 (of which $35.0 million was used to complete the Coleman merger which occurred on January 6, 2000 and of which $76.2 million has been repaid); and

     o a $500.0 million term loan maturing September 30, 2006 (of which $7.9 million has been repaid).

     As of March 31, 2000, of the $1.7 billion, $1.572 billion was outstanding and approximately $48 million was available for borrowing. The remaining $80 million of the $1.7 billion senior credit agreement was committed for outstanding letters of credit.

     Pursuant to the senior credit agreement, interest accrues, at Sunbeam's option:

     o      at the London Interbank Offered Rate ("LIBOR"); or

     o at the base rate of the administrative agent which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%;

in each case plus an interest margin which was 3.00% for LIBOR borrowings and 1.75% for base rate borrowings at March 31, 2000. The applicable interest margins are subject to further downward adjustment upon the reduction of the aggregate borrowings under the senior credit agreement. Borrowings under the senior credit agreement are secured by a pledge of the stock of Sunbeam's material subsidiaries and by a security interest in substantially all of the assets of Sunbeam and its material domestic subsidiaries. In addition, borrowings under the senior credit agreement are guaranteed by a number of Sunbeam's wholly-owned material domestic subsidiaries and these subsidiary guarantees are secured by substantially all of the material domestic subsidiaries' assets. To the extent extensions of credit are made to any subsidiaries of Sunbeam, the obligations of such subsidiaries are guaranteed by Sunbeam.

     Under terms of the April 14, 2000 amendment to the senior credit agreement, Sunbeam was obligated to pay the bank lenders an amendment fee for the April 14, 2000 amendment of 0.50% of the commitments under the senior credit agreement as of April 14, 2000, totaling $8.5 million. This fee was paid in May 2000. On November 30, 2000, Sunbeam also must pay an amendment fee previously agreed to for the April 15, 1999 amendment equal to 0.50% of the commitments under the senior credit agreement as of April 15, 1999, totaling $8.5 million. An additional amendment fee relating to the April 15, 1999 amendment, equal to $8.5 million, will be payable to the senior lenders if the aggregate loan and commitment exposure under the senior credit agreement is equal to or more than $1.2 billion on November 30, 2000, with such fee being payable on June 30, 2001. The $17 million amendment fee associated with the April 15, 1999 amendment is being amortized to interest expense using the straight-line method over the one-year term of the amendment. The $8.5 million amendment fee associated with the April 14, 2000 amendment will be amortized to interest expense using the straight-line method over the one-year term of that amendment.

     In addition to the above described ratios and tests, the senior credit agreement contains covenants customary for credit facilities of a similar nature, including limitations on the ability of Sunbeam and its subsidiaries, including Coleman, to, among other things:

     o      declare dividends or repurchase stock;

     o prepay, redeem or repurchase debt, incur liens and engage in sale-leaseback transactions;

     o      make loans and investments;

     o      incur additional debt;

     o amend or otherwise alter material agreements or enter into restrictive agreements;

     o      make capital expenditures;

     o      fail to maintain its trade receivable securitization programs;

     o      engage in mergers, acquisitions and asset sales;

     o      engage in certain transactions with affiliates;

     o      settle certain litigation;

     o      alter its cash management system; and

     o      alter the businesses they conduct.

The senior credit agreement provides for events of default customary for transactions of this type, including nonpayment, misrepresentation, breach of covenant, cross-defaults, bankruptcy, material adverse change arising from compliance with ERISA, material adverse judgments, entering into guarantees and change of ownership and control. Furthermore, the senior credit agreement requires Sunbeam to prepay loans under the senior credit agreement on December 31, 2000 to the extent that the cash on hand in Sunbeam's concentration accounts plus the aggregate amount of unused revolving loan commitments on that date exceed $185.0 million.

     Unless waived by the bank lenders, the failure of Sunbeam to satisfy any of the financial ratios and tests contained in the senior credit agreement or the occurrence of any other event of default under the senior credit agreement would entitle the senior lenders to (a) receive a 2.00% increase in the interest rate applicable to outstanding loans and increase the trade letter of credit fees to 1.00% and (b) declare the outstanding borrowings under the senior credit agreement immediately due and payable and exercise all or any of their other rights and remedies. Any such acceleration or other exercise of rights and remedies would likely have a material adverse effect on Sunbeam.

     Pursuant to the April 14, 2000 amendment, the term loan payments originally scheduled for September 30, 1999 and March 31, 2000, in the amount of $69.3 million on each date, are to be made as follows: (i) $69.3 million on the earlier of the sale of Eastpak or August 15, 2000, (ii) $30.8 million on November 30, 2000 and (iii) $38.5 million on April 10, 2001. In addition, the April 14, 2000 amendment provides that the payment dates for the $69.3 million term loan payments originally scheduled for each of September 30, 2000 and March 31, 2001 are deferred until April 10, 2001. In May 2000, Sunbeam paid to the senior lenders $69.3 million in respect of the term loan payment referenced in clause (i) above and $9.7 million in respect of the term loan payment referenced in clause (ii) above. See Note 3 of the Notes to Sunbeam's Consolidated Financial Statements set forth in Sunbeam's 1999 Annual Report on Form 10-K, which is incorporated herein by reference.

     On July 6, 2000, the lenders under Sunbeam's senior credit agreement agreed to amend and waive certain provisions of the senior credit agreement to permit Sunbeam to consummate the exchange offer, incur the indebtedness represented by the secured notes, pay cash interest to the holders of the secured notes and grant the second-priority lien on the collateral for the secured notes.

ZERO DEBENTURES

     If the exchange offer is completed and less than all of the outstanding zero debentures have been tendered for exchange, any non-tendered zero debentures will remain outstanding debt obligations of Sunbeam. The zero debentures were issued under an indenture dated as of March 25, 1998, in an aggregate principal amount at maturity of $2,014 million. The zero debentures were issued at a price of $372.43 per $1,000 principal amount at maturity. The zero debentures are unsecured general obligations of Sunbeam, subordinated in right of payment to borrowings under our senior credit agreement and other secured obligations of Sunbeam. The zero debentures are "zero coupon," meaning that Sunbeam is not required to make any periodic payments of interest on the zero debentures.

     The zero debentures are convertible into shares of our common stock, at the holder's option at any time through the maturity date. The initial conversion rate is 6.575 shares of common stock per $1,000 principal amount at maturity of the zero debentures, though this rate is subject to anti-dilution adjustments.

     The indenture governing the zero debentures does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase or securities of Sunbeam.

     Beginning on March 25, 2003, Sunbeam will have the option of redeeming the zero debentures for cash. The table below shows the redemption prices per each $1,000 principal amount at maturity of zero debentures, at March 25, 2003, at March 25 of each subsequent year prior to maturity and at maturity on March 25, 2018. The prices set forth below reflect the accrued original issue discount calculated to each such date. The redemption price of a zero debenture redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued from the next preceding date in the table to the actual redemption date.


                                                           (2)
                                        (1)              ACCRUED               (3)
                                       ZERO          ORIGINAL ISSUE        REDEMPTION
                                     DEBENTURE          DISCOUNT              PRICE
        REDEMPTION DATE             ISSUE PRICE           AT 5%             (1) + (2)
        ---------------           ---------------    ---------------     ---------------
        March 25, 2003                  $372.43             $104.32          $476.75
        March 25, 2004                   372.43              128.45           500.88
        March 25, 2005                   372.43              153.81           526.24
        March 25, 2006                   372.43              180.45           552.88
        March 25, 2007                   372.43              208.44           580.87
        March 25, 2008                   372.43              237.84           610.27
        March 25, 2009                   372.43              268.74           641.17
        March 25, 2010                   372.43              301.20           673.63
        March 25, 2011                   372.43              335.30           707.73
        March 25, 2012                   372.43              371.13           743.56
        March 25, 2013                   372.43              408.77           781.20
        March 25, 2014                   372.43              448.32           820.75
        March 25, 2015                   372.43              489.87           862.30
        March 25, 2016                   372.43              533.52           905.95
        March 25, 2017                   372.43              579.39           951.82
        March 25, 2018                   372.43              627.57         1,000.00


     In addition, if any of the fundamental changes described in the indenture governing the zero debentures occurs prior to the maturity of the zero debentures, each holder of a zero debenture has the right to require Sunbeam to redeem any or all of such holder's zero debentures for a cash amount equal to the then-present accreted value of the zero debentures (see the table above). A fundamental change is defined as the occurrence of any transaction or event in which all or substantially all of Sunbeam's common stock is to be exchanged for, converted into, acquired for or constitute solely the right to receive consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise. A fundamental change would not be deemed to have occurred in the event that any such transaction involves consideration that is all or substantially all common stock of a company which is listed or, upon consummation of or immediately following such transaction or event, which will be listed on a United States national securities exchange or approved for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

     Finally, on March 25, 2003, March 25, 2008 and March 25, 2013, Sunbeam also will become obligated to purchase, at the option of the zero debenture holder, any outstanding zero debenture for which the holder has delivered a written purchase notice and complied with the specified terms of the indenture governing the zero debentures. The purchase price to be paid by Sunbeam on each such date is as set forth in the table above, except that such amount may be paid by Sunbeam in shares of common stock, subject to the terms of the indenture. Sunbeam's senior credit agreement presently would permit the purchase of the zero debentures with shares of common stock, though any future credit agreements, including an extension of the senior credit agreement, or other agreements relating to indebtedness to which Sunbeam may become a party may contain prohibitions on or defaults with respect to the repurchase of the zero debentures or provide that prepayment or redemption would constitute an event of default.

     Although the indenture governing the zero debentures provides for the optional and mandatory redemption of the zero debentures by Sunbeam as described above, Sunbeam's senior credit agreement currently prohibits the redemption of the zero debentures for cash. In the case of a fundamental change described above, Sunbeam currently would be prohibited from redeeming the zero debentures. Sunbeam could seek the consent of its then existing lenders to redeem the zero debentures or could attempt to refinance the borrowings that contain the prohibitions. If Sunbeam does not obtain required consents or repay these borrowings, Sunbeam would remain prohibited from redeeming the zero debentures. In that case, Sunbeam's failure to redeem zero debentures required to be redeemed would constitute an event of default under the indenture governing the zero debentures and would likely constitute a default under the terms of any other indebtedness of Sunbeam outstanding at such time. Neither Sunbeam nor the trustee, without the consent of the holders of the zero debentures, can waive the requirement that Sunbeam redeem zero debentures at the option of holders upon a fundamental change described above.

OTHER DEBT

     For additional information concerning Sunbeam's outstanding indebtedness, see the unaudited consolidated financial statements of Sunbeam and related notes set forth in Sunbeam's First Quarter 2000 Quarterly Report on Form 10-Q and the audited consolidated financial statements of Sunbeam and related notes set forth in Sunbeam's 1999 Annual Report on Form 10-K, each of which is incorporated herein by reference. Copies of Sunbeam's First Quarter 2000 Quarterly Report on Form 10-Q and 1999 Annual Report on Form 10-K are enclosed with this Offering Circular.


                        DESCRIPTION OF CAPITAL STOCK

     The following statements are brief summaries of provisions of Sunbeam's capital stock. The summaries are qualified in their entirety by reference to the full text of Sunbeam's Restated Certificate of Incorporation (the "Sunbeam Charter") and By-Laws.

     Sunbeam's authorized capital stock currently consists of 500,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     As of July 6, 2000, there were 107,558,065 shares of common stock outstanding. Each share of common stock has one vote on all matters upon which stockholders are entitled or permitted to vote, including the election of directors. There are no cumulative voting rights. Shares of common stock would participate ratably in any distribution of assets in a liquidation, dissolution or winding up of Sunbeam, subject to prior distribution rights of any shares of preferred stock then outstanding. The common stock has no preemptive rights or conversion rights nor are there any redemption or sinking fund provisions applicable to the common stock. Holders of common stock are entitled to participate in dividends as and when declared by the Sunbeam board out of funds legally available therefor. Sunbeam's ability to pay cash dividends is subject to certain restrictions. Sunbeam's senior credit agreement currently prohibits Sunbeam from paying cash dividends.

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

     There are no shares of Sunbeam preferred stock currently outstanding. The Sunbeam Charter provides that the Sunbeam board may authorize the issuance of one or more series of preferred stock having such rights, including voting, conversion and redemption rights, and such preferences, including dividend and liquidation preferences, as the Sunbeam board may determine without any further action by the stockholders of Sunbeam.

     As described above, under some circumstances, Sunbeam may be obligated to issue to the lenders under its senior credit agreement up to 4.5 million shares of Sunbeam preferred stock to be designated "Series A Convertible Participating Preferred Stock." The Series A Preferred Stock to be issued to the senior lenders, if issued, will entitle the holders thereof to receive, in preference to any dividends on the Sunbeam common stock and any other security ranking junior to the Series A Preferred Stock, cash dividends, when, as and if declared by the Sunbeam board, in an amount per annum per share equal to 1% of the stated value of such preferred stock. All dividends on the Series A Preferred Stock will accrue and be payable at the earlier of (i) the time any liquidating distribution is made to the holders of the Series A Preferred Stock, (ii) any time at which all of the outstanding shares of Series A Preferred Stock are exchanged for shares of Sunbeam common stock and (iii) the time of certain consolidations, mergers, combinations or similar transactions involving Sunbeam. Holders of Series A Preferred Stock will also participate equally in any dividend declared and paid on the Sunbeam common stock. Each share of Series A Preferred Stock will also entitle the holder thereof to receive a liquidation preference in an amount equal to the stated value of such share of Series A Preferred Stock, plus the aggregate amount of all accrued and unpaid dividends thereon to the date of liquidation. After payment of a like amount to the holders of the Sunbeam common stock, holders of Series A Preferred Stock will participate ratably in all other amounts available for distribution upon any liquidation of Sunbeam. Each share of Series A Preferred Stock will entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of Sunbeam.

WARRANTS

     Sunbeam currently has outstanding one warrant which entitles the holder to purchase up to 23 million shares of Sunbeam common stock at an exercise price of $7 per share, subject to anti-dilution adjustments. This warrant was issued on August 24, 1998 under the terms of a settlement agreement, dated August 12, 1998, by and between Sunbeam and Coleman (Parent) Holdings, Inc., the MacAndrews & Forbes subsidiary from which Sunbeam acquired a controlling interest in Coleman. The MacAndrews & Forbes subsidiary is the holder of the warrant. The warrant has a term of five years. See the section of our 1999 Annual Report on Form 10-K captioned "Significant 1998 Financial and Business Developments - Settlement of Claims of MacAndrews & Forbes."

     Under the terms of a settlement of litigation relating to the Coleman merger, Sunbeam issued additional warrants to purchase up to 4.98 million shares of Sunbeam common stock at an exercise price of $7 per share, subject to anti-dilution adjustments. The warrants were issued to the minority stockholders and plaintiffs' counsel upon completion of the Coleman merger. See the section of our 1999 Annual Report on Form 10-K captioned "Significant 1998 Financial and Business Developments - Settlement of Coleman-Related Claims."


                  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents previously filed with the SEC are incorporated in this Offering Circular by reference and copies are being provided herewith:

     1. Sunbeam's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

     2. Sunbeam's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

     3. Sunbeam's Proxy Statement on Schedule 14A relating to the 2000 Annual Meeting of Stockholders of Sunbeam.

The following section of Sunbeam's First Quarter 2000 Quarterly Report on Form 10-Q is specifically incorporated herein by reference: "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following sections of Sunbeam's 1999 Annual Report on Form 10-K are specifically incorporated herein by reference: "Business - Significant 1998 Financial and Business Developments," "Market for Registrant's Common Equity and Related Shareholder Matters," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" and "Business." The following sections of Sunbeam's 2000 Annual Meeting Proxy Statement are specifically incorporated herein by reference: "Management," "Stock Ownership of Management" and "Stock Ownership of Certain Beneficial Owners." Holders of the zero debentures are encouraged to review the sections referenced above, as well as the remainder of Sunbeam's First Quarter 2000 Quarterly Report on Form 10-Q, 1999 Annual Report on Form 10-K and 2000 Annual Meeting Proxy Statement, copies of which are enclosed with this Offering Circular.

     In addition to the foregoing, all reports and other documents filed by Sunbeam pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offering Circular and prior to the expiration date of the exchange offer shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.


                           CAUTIONARY STATEMENTS

     Certain statements in this Offering Circular may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Sunbeam to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the word "estimate," "project," "intend," "expect," "believe," "may," "well," "should," "seeks," "plans," "scheduled to," "anticipates," or "intends," or the negative of these terms or other variations of these terms or comparable language, or by discussions of strategy or intentions, when used in connection with Sunbeam, including its management. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. These cautionary statements are being made pursuant to the Act, with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. Sunbeam cautions investors that any forward-looking statements made by Sunbeam are not guarantees of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements with respect to Sunbeam include, but are not limited to, the risks and uncertainties affecting our business described in the section of this Offering Circular captioned "Risk Factors," as well as elsewhere in this Offering Circular.


                    WHERE YOU CAN FIND MORE INFORMATION

     Sunbeam is subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, Sunbeam files annual, quarterly and current reports, proxy statements and other information with the SEC. Sunbeam also furnishes to its stockholders annual reports, which include financial statements audited by its independent certified public accountants, and other reports which the law requires us to send to its stockholders. The public may read and copy any reports, proxy statements, or other information that Sunbeam files at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Sunbeam's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Sunbeam's common stock is listed on the New York Stock Exchange. You can inspect and copy reports, proxy statements and other information about Sunbeam at the NYSE's offices at 20 Broad Street, New York, New York 10005.


                                [BACK COVER]

     We have appointed MacKenzie Partners, Inc. as the Information Agent for the exchange offer. All inquiries relating to this Offering Circular and the transactions contemplated hereby should be directed to the information agent at the telephone numbers and address set forth below.

                  The Information Agent for the Offer is:
                          MacKenzie Partners, Inc.
                              156 Fifth Avenue
                             New York, NY 10010

                        (212)929-5500 (call collect)
                                     or
                       Call Toll Free: (800) 322-2885

     We have appointed American Stock Transfer & Trust Company as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your zero debentures should also be directed to the exchange agent at one of the following telephone numbers and addresses:

     Delivery To:  American Stock Transfer & Trust Company, Exchange Agent

By Regular or                  By Facsimile:         By Overnight Courier
Certified Mail:            (Eligible Guarantor       or Hand:
                            Institutions Only)

  American Stock Transfer                             American Stock Transfer
      & Trust Company         (718) 234-5001            & Trust Company
      40 Wall Street                                    40 Wall Street
        46th Floor         To Confirm by Telephone        46th Floor
    New York, NY  10005    or for Information Call:    New York, NY  10005
    Attention: Joe Wolf                                Attention: Joe Wolf
                              (718) 921-8200

     DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

     Requests for additional copies of this Offering Circular, Sunbeam's First Quarter 2000 Quarterly Report on Form 10-Q, Sunbeam's 1999 Annual Report on Form 10-K, Sunbeam's 2000 Annual Meeting Proxy Statement, the enclosed Letter of Transmittal or the enclosed Notice of Guaranteed Delivery may be directed to either the Exchange Agent or the Information Agent at the respective telephone numbers and addresses listed above.